UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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the Securities Exchange Act of 1934 (Amendment No.        )
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IHEARTMEDIA, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MESSAGE TO OUR STOCKHOLDERS

April 5, 2023

Dear Fellow Stockholders:

You are cordially invited to attend the 2023 Annual Meeting of Stockholders of iHeartMedia, Inc. (the “Company”) to be held on Thursday, May 18, 2023, at 10:00 a.m. Eastern Time. Our Annual Meeting will be a completely virtual meeting of stockholders that will be conducted via live webcast. You will be able to attend the virtual Annual Meeting, vote your shares electronically and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/IHRT2023. Utilizing the latest technology and a virtual meeting format will allow stockholders to participate from any location and we expect will enable increased attendance, improved communications and cost savings for our stockholders and the Company compared to an in person meeting. If you would like to submit questions in advance of the Annual Meeting, please visit proxyvote.com before 11:59 P.M. Eastern Time on May 17, 2023 and enter your 16-digit control number.

The Notice of Meeting and Proxy Statement on the following pages describe the matters to be presented at the Annual Meeting. Details regarding how to attend the meeting and the business to be conducted at the Annual Meeting are more fully described in the Notice of Annual Meeting and Proxy Statement.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. Therefore, I urge you to promptly vote and submit your proxy by phone, via the Internet, or, if you received paper copies of these materials, by signing, dating, and returning the enclosed proxy card in the enclosed envelope, which requires no postage if mailed in the United States. If you have previously received our Notice of Internet Availability of Proxy Materials, then instructions regarding how you can vote are contained in that notice. If you have received a proxy card, then instructions regarding how you can vote are contained on the proxy card.

We appreciate your interest in and support of iHeartMedia and look forward to your participation at the Annual Meeting.

Sincerely,
Robert W. Pittman
Chairman and Chief Executive Officer

NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 18, 2023
Dear Fellow Stockholder:
The 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of iHeartMedia, Inc., a Delaware corporation (the “Company”), will be held on Thursday, May 18, 2023, at 10:00 a.m. Eastern Time. The Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast. You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/IHRT2023 and entering your 16-digit control number included on your Notice of Internet Availability of Proxy Materials or your proxy card. The Annual Meeting will be held for the following purposes:

Proposals
1	The election of the eight Director nominees named in our proxy statement, each for a one-year term ending at the 2024 Annual Meeting of Stockholders
2	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023
3	The approval, on an advisory (non-binding) basis, of the compensation of our named executive officers
4	The approval, on an advisory (non-binding) basis, of the frequency of future advisory (non-binding) votes on the compensation of our named executive officers
5	The approval of an amendment to the iHeartMedia, Inc. 2021 Long-Term Incentive Award Plan
While all of the Company’s stockholders are invited to attend the virtual Annual Meeting, only holders of record of our outstanding shares of Class A common stock at the close of business on March 24, 2023, are entitled to notice of and to vote at the Annual Meeting, or any continuation, postponement or adjournment of the Annual Meeting. A complete list of these stockholders will be available for examination by any stockholder during the ten days prior to the Annual Meeting for a purpose germane to the meeting by sending an email to InvestorRelations@iHeartMedia.com, stating the purpose of the request and providing proof of ownership of Company stock. This list of stockholders will also be available on the bottom panel of your screen during the meeting after entering the 16-digit control number included on the proxy card or Notice of Internet Availability of Proxy Materials that you received, or on the materials provided by your bank or broker. The Annual Meeting may be continued or adjourned from time to time without notice other than by announcement at the Annual Meeting. The holders of our Class B common stock and Special Warrants are not entitled to notice of or to vote on any matter before the Annual Meeting.

Important Information for Holders of Class A Common Stock

It is important that your shares be represented regardless of the number of shares you may hold as of the record date. Whether or not you plan to attend the virtual Annual Meeting, we urge you to vote your shares via the toll-free telephone number or over the Internet, as described in the enclosed materials. If you received a copy of the proxy card by mail, you may sign, date and mail the proxy card in the enclosed return envelope, which is addressed for your convenience and needs no postage if mailed in the United States. We encourage stockholders to submit their proxy by mail or via telephone or over the Internet. Promptly voting your shares will ensure the presence of a quorum at the Annual Meeting and will save us the expense of further solicitation. Submitting your proxy now will not prevent you from voting your shares at the Annual Meeting if you desire to do so, as your proxy is revocable at your option. The Company asks your cooperation in promptly submitting your proxy.

YOUR VOTE IS IMPORTANT

If you would like to attend the virtual Annual Meeting, please refer to the logistical information in the section titled “Questions and Answers About the 2023 Annual Meeting of Stockholders.”
By Order of the Board of Directors,

Jordan R. Fasbender
Executive Vice President, General Counsel
and Secretary
April 5, 2023

Elements of the Executive Compensation Program	36
EXECUTIVE COMPENSATION TABLES	43
Summary Compensation Table	43
Grants of Plan-Based Awards—Fiscal Year 2022	45
Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table	45
Outstanding Equity Awards at 2022 Fiscal Year-End	48
Option Exercises and Stock Vested—Fiscal Year 2022	49
Summary of Potential Payments and Benefits—Termination and Change in Control Events	50
Summary of Potential Payments Upon Termination or Change in Control	54
CEO PAY RATIO	55
PAY VS PERFORMANCE	56
DIRECTOR COMPENSATION	61
2022 Director Compensation	61
Relationship of Compensation Policies and Programs to Risk Management	63
PROPOSAL FOUR—APPROVAL, ON AN ADVISORY (NON-BINDING) BASIS, OF THE FREQUENCY OF FUTURE ADVISORY (NON-BINDING) VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	64
Background	64
Board Recommendation	64
PROPOSAL FIVE—APPROVAL OF AN AMENDMENT TO THE IHEARTMEDIA, INC. 2021 LONG-TERM INCENTIVE AWARD PLAN	65
Background	65
Board Recommendation	71
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	72
Delinquent Section 16 Reports	73
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	74
Relationships and Transactions	74
Policies and Procedures for Related Person Transactions	74
Our Executive Officers	75
Questions and Answers about the 2023 Annual Meeting of Stockholders	76
ADDITIONAL INFORMATION	80
Stockholder Proposals	80
Householding of Annual Meeting Materials	80
Other Matters	80
Solicitation of Proxies	80
Annex A	82
Annex B	84

Forward-Looking Statements

Certain statements herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause the actual results, performance or achievements of iHeartMedia, Inc. and its subsidiaries to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words or phrases “guidance,” “believe,” “expect,” “anticipate,” “estimates,” “forecast” and similar words or expressions are intended to identify such forward-looking statements. In addition, any statements that refer to expectations or other characterizations of future events or circumstances, such as statements about capital and operating expense reduction initiatives and our business plans, strategies and initiatives, including our environmental, social and governance ("ESG") initiatives, are forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other important factors, some of which are beyond our control and are difficult to predict. Various risks that could cause future results to differ from those expressed by the forward-looking statements included herein include, but are not limited to: risks related weak or uncertain global economic conditions; the impact of the COVID-19 pandemic; increased competition; dependence upon the performance of on-air talent, program hosts and management; fluctuations in operating costs; technological changes and innovations; shifts in population and other demographics; impact of our substantial indebtedness; impact of acquisitions, dispositions and other strategic transactions; legislative or regulatory requirements; impact of legislation, ongoing litigation or royalty audits on music licensing and royalties; regulations and concerns regarding privacy and data protection; risk associated with our emergence from the Chapter 11 Cases; risks related to our Class A common stock; and regulations impacting our business and the ownership of our securities. Other unknown or unpredictable factors also could have material adverse effects on the Company’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed herein may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date hereof. Additional risks that could cause future results to differ from those expressed by any forward-looking statement are described in the Company’s reports filed with the U.S. Securities and Exchange Commission, including in the section entitled “Item 1A. Risk Factors” of iHeartMedia, Inc.’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Certain statements contained in this proxy statement, particularly pertaining to our ESG performance, goals, and initiatives, are subject to additional risks and uncertainties, including regarding gathering and verification of information and related methodological considerations; our ability to implement various initiatives under expected timeframes, cost, and complexity; our dependency on third-parties to provide certain information and to comply with applicable laws and policies; and other unforeseen events or conditions. These factors, as well as others, may cause results to differ materially and adversely from those expressed in any of our forward-looking statements. The Company does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise. Additionally, we may provide information that is not necessarily material for SEC reporting purposes but that is informed by various ESG standards and frameworks (including standards for the measurement of underlying data), internal controls, and assumptions or third-party information that are still evolving and subject to change. For example, our disclosures based on any standards may change due to revisions in framework requirements, availability of information, changes in our business or applicable government policies, or other factors, some of which may be beyond our control.

iHeartMedia, Inc.
20880 Stone Oak Parkway
San Antonio, TX 78258
EXECUTIVE SUMMARY
2023 Annual Meeting Information

Date and Time: Thursday, May 18, 2023 10:00 a.m. Eastern Time	Location: www.virtualshareholdermeeting. com/IHRT2023	Record Date: March 24, 2023	Proxy Mail Date: On or about April 5, 2023
How to Vote

By Internet: Visit the website listed on your Internet Notice or proxy card	By Phone: Call the telephone number on your proxy card	By Mail: If you received paper copies, sign, date and return your proxy card in the provided envelope	During the Annual Meeting: Participate in the Annual Meeting webcast using your 16-digit control number
This proxy statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of iHeartMedia, Inc. (the “Company,” “iHeartMedia,” “iHeart,” “we” or “us”) of proxies to be voted at our Annual Meeting of Stockholders to be held on Thursday, May 18, 2023 (the “Annual Meeting”), at 10:00 a.m. Eastern Time, and at any continuation, postponement or adjournment of the Annual Meeting. The Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast. You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/IHRT2023 and entering your 16-digit control number included on your proxy card. If you would like to submit questions in advance of the Annual Meeting, please visit proxyvote.com before 11:59 p.m. Eastern Time on May 17, 2023 and enter your 16-digit control number.
Only holders of record of outstanding shares of our Class A common stock (our “Class A stockholders”) at the close of business on March 24, 2023 (the “Record Date”), will be entitled to notice of and to vote at the Annual Meeting and any continuation, postponement or adjournment of the Annual Meeting. Each share of our Class A common stock entitles its holder to one vote per share on all matters presented to our stockholders. At the close of business on the Record Date, there were 121,780,024 shares of Class A common stock outstanding and entitled to vote at the Annual Meeting. The holders of our Class B common stock and certain warrants to purchase shares of our Class A common stock or Class B common stock (the “Special Warrants”) issued in connection with our emergence from bankruptcy (“Emergence”) are not entitled to vote on any matter before the Annual Meeting. We refer to our Class A common stock and our Class B common stock together as our “common stock”.
This proxy statement and the Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2022 (the “2022 Annual Report”) will be sent on or about April 5, 2023 to our Class A stockholders (as of the Record Date).

This section summarizes and highlights certain information contained in this proxy statement, but does not contain all the information that you should consider when casting your vote. Please review the entire proxy statement as well as our 2022 Annual Report to Stockholders carefully before voting. Frequently asked questions and logistical information regarding the Annual Meeting is available in the section titled “Questions and Answers About the 2023 Annual Meeting of Stockholders” beginning on page 76.
Important Notice Regarding the Availability of Proxy Materials for the Annual
Meeting of Stockholders To Be Held on May 18, 2023:
THIS PROXY STATEMENT AND OUR 2022 ANNUAL REPORT ARE AVAILABLE FOR VIEWING, PRINTING AND DOWNLOADING AT www.proxyvote.com.

Meeting Agenda Items

Proposal	Page Number	Voting Standard	Board Vote Recommendation
Proposal No. 1: Election of the eight nominees named in the proxy statement as Directors, each for a one-year term ending at the 2024 Annual Meeting of Stockholders	7	Plurality of votes cast	FOR each Director nominee
Proposal No. 2: To ratify the appointment of Ernst & Young LLP (“EY”) as our independent registered public accounting firm for the fiscal year ending December 31, 2023	26	Majority of votes cast	FOR
Proposal No. 3: To approve, on an advisory (non-binding) basis, the compensation of our named executive officers	28	Majority of votes cast	FOR
Proposal No. 4: To approve, on an advisory (non-binding) basis, the frequency of future advisory (non-binding) votes on the compensation of our named executive officers	64	Majority of votes cast	1 YEAR
Proposal No. 5: To approve an amendment to the iHeartMedia, Inc. 2021 Long-Term Incentive Award Plan	65	Majority of votes cast	FOR

Director Nominees and Continuing Directors

			Committee Memberships
Director	Director Since	Independent	A	C	N&CG
Director Nominees
Robert W. Pittman (Chairman and CEO)	2011
James A. Rasulo (Lead Independent Director)	2019	✓	✓	Chair	✓
Richard J. Bressler	2008
Samuel E. Englebardt	2022	✓	✓	✓
Brad Gerstner	2019	✓	Chair
Cheryl Mills	2020	✓		✓	Chair
Graciela Monteagudo	2021	✓	✓
Kamakshi Sivaramakrishnan	2019	✓		✓	✓

A = Audit Committee
C = Compensation Committee
N&CG = Nominating and Corporate Governance Committee

Fiscal 2022 Overview
Fiscal 2022 was a year of meaningful growth, and we continued to make strong progress as a true multiplatform audio company. Despite the macroeconomic headwinds, we significantly advanced our strategic initiatives, delivered strong results and exercised disciplined capital management -- all of which drove long-term value for our stockholders – while we continued our critical mission of providing vital support and connection to the communities we serve in times of crisis, need and natural disaster.

#1 Audio media company in the United States based on consumer research	5x the digital listening hours of the next largest commercial broadcast radio company, as measured by Triton	~300 million social media fans & followers
#1 Podcast publisher in the United States as measured by Podtrac, with more downloads than the next 2 publishers combined	$3,912M in revenues for 2022	2X reach of the largest TV Network and 4X reach of the largest ad- enabled streaming audio player
Most #1 ranked station groups across top 160 markets and largest 50 markets	42% Increase in podcast revenues in 2022	iHeart has the only total audio media ecosystem for all forms of audio

2022 Business and Performance & Highlights
Despite the headwinds caused by macroeconomic uncertainty, we continued to innovate and find new ways to engage with our consumers and advertising partners; we remained committed to evolving our business; and we maintained our focus on expense management. Reflecting these commitments, on a full year basis, in 2022 the Company generated the highest revenue and the second highest Adjusted EBITDA and Free Cash Flow year in iHeart’s history and delivered strong operational and financial performance, including:

●    Consolidated revenue increased 10% to $3.9 billion, from $3.6 billion in the prior year.
●    Digital Audio Group revenue increased 23% as compared to 2021, including a 42% increase in Podcast Revenue and a 14% increase in Digital Revenue excluding Podcast.
●    Multiplatform Group revenue increased 4% as compared to 2021.
●    Consolidated operating income was $57 million compared to $155 million in the prior year.
●    Consolidated net loss was $263 million compared to a net loss of $158 million in the prior year.
●    Consolidated Adjusted EBITDA1 increased 17% to $950 million, from $811 million in the prior year.
●    Cash flows from operating activities increased 27% to $420 million, from $331 million in the prior year.
●    Adjusted Free Cash Flow1 increased 72% to $291 million, from $169 million in the prior year.
●    Cash balance and total available liquidity2 of $336 million and $761 million, respectively, as of December 31, 2022.
●    Continued deleveraging, with voluntary debt repurchases of $299 million, reducing our highest-interest debt balance by $330 million.

1 See Supplemental Disclosure Regarding Non-GAAP Financial Information in Annex A.
2 Total available liquidity is defined as cash and cash equivalents of $336 million plus available borrowings under our ABL Facility of $425 million. We use total available liquidity to evaluate our capacity to access cash to meet obligations and fund operations.

2022 Operational Highlights
The Company continued to execute on its transformation into a true multiplatform audio company with an industry leading position in content and distribution across broadcast radio, streaming digital radio and podcasts and a best-in-class total audio advertising technology and data solution for all forms of audio — on-demand, broadcast radio, digital streaming radio, and podcasting. The Company made important progress on its strategic goals, including as follows:

●    iHeartMedia is the number one audio media company in the United States based on the consumer reach of its broadcast assets alone.
●    According to Nielsen, for the 18-49 demographic, iHeart is ranked #1 in 28 of Nielsen’s Top 50 metros, and #1 in 73 of the top 160 metros—that’s more #1 markets than the next two largest radio companies combined.
●    Our iHeartRadio digital platform is the number one streaming broadcast radio platform—with five times the digital listening hours of the next largest commercial broadcast radio company, as measured by Triton.
●    We are the number one podcast publisher—and we are two times the size of the next largest commercial podcast publisher as measured by downloads, according to Podtrac, and have the most shows featured in the Top 10 and across 19 categories.
●    We are the only company with a total audio advertising technology and data solution, providing both supply-side and demand-side services for all forms of audio — on-demand, broadcast radio, digital streaming radio, and podcasting.
●    Our personalities, stations and brands have a social footprint that includes ~300 million fans and followers, as measured by ListenFirst, which is twelve times the size of the next largest commercial broadcast audio media company.
●    We returned to live, in person major nationally recognized tentpole events with the biggest names in music, as well as our thousands of local events, all of which provide significant opportunities for consumer promotion, advertising and social amplification.
●    We launched Prop Culture, the first NFT hosted show in the Company’s Non-Fun Podcast Network – the first media franchise and podcast slate comprised of characters and voices united across NFT collections. Prop Culture is a first-of-its-kind podcast hosted by iHeart’s NFTs and voiced by show writers where hosts and guests talk about the latest news across TV, music, crypto, current events and pop culture.
●    We debuted iHeartLand, a state of the art, always-on entertainment space for music, live events and gaming in the metaverse, in both Fortnite and Roblox. Both iHeartLand destinations offer unique branded advertiser spaces, like State Farm Park in Fortnite and State Farm Neighborhood and Intel House of Wonder in Roblox. These iHeartLand metaverse destinations have had over 10 million visits since their September 2022 launches.
●    We continued to strengthen our Diversity, Equity & Inclusion commitment by implementing and planning a number of new initiatives. (See Corporate Culture of Diversity & Inclusion for additional detail).
●    We continue to modernize the Company, utilizing new technologies to make our operations more efficient, and we have developed long-term structural expense savings within our cost structure.

Corporate Governance Highlights
iHeartMedia is committed to good governance practices that protect and promote the long-term value of the Company for its stockholders. The Board regularly reviews our governance practices to ensure they reflect the evolving governance landscape and appropriately support and serve the best interests of the Company and its stockholders. The following chart provides an overview of our corporate governance practices:

Independent Oversight

All of our current non-employee directors (6 of 8) are independent
Strong lead independent director with substantive responsibilities and significant authority including over meeting schedules, agendas and information sent to the Board
Regular executive sessions of non-employee directors at Board meetings (chaired by lead independent director) and committee meetings (chaired by independent committee chairs)
100% independent Board committees
Active Board and committee oversight of the Company’s strategy and risk management
Committed to regular Board refreshment, with one new director added and one director departed in 2022

Board Effectiveness

Directors possess deep and diverse set of skills and expertise relevant to oversight of our business operations and strategy

Annual assessment of director skills and commitment to Board diversity to ensure Board meets the Company’s evolving needs

Highly engaged Board with all current directors having attended over 75% of all meetings of the Board and committees on which they served in 2022

Annual Board and committee self-evaluations overseen by the Nominating and Corporate Governance Committee

Ongoing director education

Stockholder Rights	Annual director elections No supermajority voting requirement to amend bylaws or charter Directors can be removed without cause No poison pill
Good Governance Practices
Development and periodic review of succession plans for members of senior management
Code of Business Conduct + Ethics applicable to directors and all employees, which reinforces our core values and helps drive our workplace culture of compliance with ethical standards, integrity and accountability
We prohibit all directors and executive officers from hedging our securities; directors and executive officers are also prohibited from pledging our securities, unless such pledge is specifically pre-approved by the Company’s General Counsel
Stock ownership guidelines for directors and executive officers
Responsible corporate citizenship and environmental initiatives
Annual review of Governance Guidelines and committee charters

 PROPOSAL ONE—ELECTION OF DIRECTORS

The current term of office of the Company’s eight directors expires at the Annual Meeting. The Board proposes that the following eight directors be elected for a term of one year and until their successors are duly elected and qualified: Robert W. Pittman, James A. Rasulo, Richard J. Bressler, Samuel E. Englebardt, Brad Gerstner, Cheryl Mills, Graciela Monteagudo and Kamakshi Sivaramakrishnan. Our previously classified Board sunsets at the Annual Meeting. The Board and the Nominating and Corporate Governance Committee believe that the eight director nominees encompass a range of talents, skills and expertise sufficient to provide sound and prudent guidance with respect to the Company’s operations and interests. The directors reflect the diversity of the Company’s stockholders, employees, listeners and communities.

Board Diversity Matrix (as of April 5, 2023)
Total Number of Directors	8
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	5	0	0
Part II: Demographic Background
African American or Black	1	0	0	0
Asian	1	0	0	0
Hispanic or Latinx	1	0	0	0
White	0	5	0	0
Board Recommendation

Our Board unanimously recommends that you vote “FOR” the election of each of the persons nominated by the Board.
If you return a duly executed proxy card without specifying how your shares are to be voted, the persons named in the proxy card will vote to elect Robert W. Pittman, James A. Rasulo, Richard J. Bressler, Samuel E. Englebardt, Brad Gerstner, Cheryl Mills, Graciela Monteagudo and Kamakshi Sivaramakrishnan as directors. Each nominee currently serves on our Board and has indicated their willingness to continue to serve if elected. However, if any such director nominee should be unable to serve, or for good cause will not serve, the shares of Class A common stock represented by proxies may be voted for a substitute nominee designated by our Board, or our Board may reduce its size. Our Board has no reason to believe that any of the nominees will be unable to serve if elected.

Our Board of Directors
Director Biographies

Director Since: 2011 Age: 69 Committee Memberships: • None
ROBERT W. PITTMAN

Mr. Pittman was appointed our Chairman on May 17, 2013. Prior to adding the Chairmanship, he became the Chief Executive Officer of the Company in October 2011. Mr. Pittman was also the Executive Chairman of Clear Channel Outdoor Holdings, Inc. (“CCOH”) from January 2012 to March 2015 and Chairman and Chief Executive Officer of CCOH from March 2015 to May 2019. Mr. Pittman served as a director of CCOH from October 2011 to May 2019. From November 2010 to October 2011, Mr. Pittman served as Chairman of Media and Entertainment Platforms for the Company and iHeartCommunications. He was the founding member and investor in the Pilot Group LP (“Pilot Group”), a private equity investment company, from April 2003 to September 2022. Mr. Pittman was formerly Chief Operating Officer of AOL Time Warner, Inc. from May 2002 to July 2002. He also served as Co-Chief Operating Officer of AOL Time Warner, Inc. from January 2001 to May 2002, and earlier, as President and Chief Operating Officer of America Online, Inc. from February 1998 to January 2001 and President and CEO of AOL Networks from October 1996 to February 1998. Earlier in his career, he was the programmer who led the team that created MTV and was later CEO of MTV Networks, Inc. and CEO of Six Flags Theme Parks, Inc., Time Warner Enterprises, Inc. and Century 21 Real Estate Corporation. Mr. Pittman was selected to serve as a member of our Board because of his service as our Chief Executive Officer, and we believe his extensive media experience gained through the course of his career is valuable to the Board.

Director Since: 2019 Age: 67 Committee Memberships: • Audit Committee • Compensation Committee (CHAIR) • Nominating and Corporate Governance Committee
JAMES A. RASULO

Mr. Rasulo was formerly an executive at Walt Disney Company from 1986 through 2015, having spent his last five years at Disney as the Chief Financial Officer and Senior Executive Vice President. During his tenure at Walt Disney, among other roles, he served as the Chairman of Walt Disney Parks & Resorts. Mr. Rasulo served on the board of Saban Capital Acquisition Corporation from September 2016 to April 2019, where he sat on the Audit Committee and the Compensation Committee. Mr. Rasulo is a graduate of Columbia University and received his M.A. & M.B.A. from the University of Chicago. Mr. Rasulo’s proven business acumen and extensive experience serving in executive management roles at a large publicly traded company brings tremendous value to the Board.

Director Since: 2008 Age: 65 Committee Memberships: • None
RICHARD J. BRESSLER

Mr. Bressler was appointed as our President and Chief Financial Officer in July 2013 and as our Chief Operating Officer in February 2015. Mr. Bressler also served as the Chief Financial Officer of CCOH from July 2013 to May 2019. Prior thereto, Mr. Bressler was a Managing Director at the private equity investment company, Thomas H. Lee Partners, L.P. (“THL”). Prior to joining THL, Mr. Bressler was the Senior Executive Vice President and Chief Financial Officer of Viacom, Inc. from 2001 through 2005. He also served as Chairman and Chief Executive Officer of Time Warner Digital Media and, from 1995 to 1999, was Executive Vice President and Chief Financial Officer of Time Warner Inc. Prior to joining Time Inc. in 1988, Mr. Bressler was a partner with the accounting firm of EY since 1979. Mr. Bressler has been one of our directors since July 2008. Mr. Bressler also currently is a director of Gartner, Inc., where he sits on the Audit Committee. Mr. Bressler previously served as a member of the boards of directors of Nielsen Holdings B.V. and Warner Music Group Corp. and as a member of the J.P. Morgan Chase National Advisory Board. Mr. Bressler holds a B.B.A. in Accounting from Adelphi University. Mr. Bressler’s experience in and knowledge of the industry gained through his various positions with Viacom and Time Warner as well as his knowledge of finance and accounting gained from his experience at THL, Gartner and EY are all important contributions to the Board.

Director Since: 2022 Age: 45 Committee Memberships: • Audit Committee • Compensation Committee
SAMUEL E. ENGLEBARDT

Samuel Englebardt has served as a Co-founder and Partner at Galaxy Digital, a technology-driven financial services and investment management firm, since 2018 and the Founding General Partner of Galaxy Interactive, a venture capital franchise focused on companies operating at the intersection of content, finance and technology, since 2018. From 2017 to 2018, Mr. Englebardt was Partner and Managing Director at Galaxy Investment Partners. He is a media and technology investor and content producer who has created, acquired and/or financed a broad range of traditional and digital businesses and dozens of films and television shows over the past decade. Prior to Galaxy Digital, Mr. Englebardt was a Partner and Managing Director at Lambert Media Group (“LMG”) from 2008 to 2016, where he managed a portfolio of early-stage media tech venture investments. Before LMG, Mr. Englebardt was a Vice President and Financial Advisor at Alliance Bernstein from 2006 to 2008. Mr. Englebardt earned his J.D. from Harvard Law School and received his B.A. in philosophy and political science from the University of Colorado at Boulder. Mr. Englebardt’s deep experience with digital assets, including the metaverse and web3, is invaluable to the Board as it expands its digital business.

Director Since: 2019 Age: 51 Committee Memberships: • Audit Committee (CHAIR)
BRAD GERSTNER

Mr. Gerstner has served, since 2008, as the CEO and CIO of Altimeter Capital Management, LP, an internet, software and travel focused investment firm that he founded in 2008. Mr. Gerstner also served as Chief Executive Officer, President and Chairman of the board of directors of Altimeter Growth Corp. from October 2020 to December 2021 and of Altimeter Growth Corp. 2 from January 2021 to December 2022, both of which are or were public special purpose acquisition companies. Prior to launching Altimeter Capital Management, LP, Mr. Gerstner was an internet entrepreneur, co-founding two internet search start-ups. Additionally, Mr. Gerstner previously served as a board member and compensation committee member of Orbitz, Inc. and as a board member of private companies SilverRail Technologies, Duetto Research, HotelTonight and Samooha, Inc. Mr. Gerstner holds a B.S. in economics and political science from Wabash College, a J.D. from Indiana University School of Law and an M.B.A. from Harvard Business School. Mr. Gerstner has advised a broad range of companies on business, financial and value-creation strategies. Mr. Gerstner’s proven financial acumen and background in analyzing financial markets brings a depth of knowledge and practical experience to the Board.

Director Since: 2020 Age: 58 Committee Memberships: • Nominating and Corporate Governance Committee (CHAIR) • Compensation Committee
CHERYL MILLS

Ms. Mills is Founder and Chief Executive Officer of the BlackIvy Group LLC, a private holding company that builds and grows businesses in Sub-Saharan Africa. Previously, she served as Chief of Staff to former Secretary of State Hillary Clinton and Counselor to the U.S. Department of State from 2009 to 2013. Ms. Mills was with New York University from 2002 to 2009, where she served as Senior Vice President for Administration and Operations, General Counsel and as Secretary of the Board of Trustees. She also served as Senior Vice President for Corporate Policy and Public Programming at Oxygen Media from 1999 to 2001. Prior to joining Oxygen Media, Ms. Mills served as Deputy Counsel to President Clinton and as the White House Associate Counsel. Ms. Mills currently serves on the board of directors of BlackRock, Inc., a financial services company that she joined in 2013. She previously served on the board of directors of Cendant Corporation (now Avis Budget Group, Inc.), a consumer real estate and travel conglomerate, from 2003 to 2006. Ms. Mills received her B.A. from the University of Virginia and her J.D. from Stanford Law School. Ms. Mills brings to the Board a range of leadership experiences from private equity, government and academia, and through her prior service on the boards of corporations and non-profits, she provides expertise on issues concerning government relations, public policy, corporate administration and corporate governance.

Director Since: 2021 Age: 56 Committee Memberships: • Audit Committee
GRACIELA MONTEAGUDO

Ms. Monteagudo served as Chief Executive Officer of LALA U.S., a producer and distributor of dairy-based products from March 2017 to December 2018. Ms. Monteagudo previously served as Senior Vice President and President, Americas for Mead Johnson Nutrition Company, a global manufacturer of infant formula, from July 2015 to February 2017 where she was responsible for Mead Johnson’s businesses in North America and Latin America. Between May 2012 and June 2015, Ms. Monteagudo served as Mead Johnson’s Senior Vice President and General Manager, North America and Global Marketing. Prior to that, Ms. Monteagudo served in several capacities for Walmart Mexico, most recently as Senior Vice President and Business Unit Head, Sam’s Club. Ms. Monteagudo has served as a director of WD 40 Company since June 2020, where she serves on its audit and finance committees, and as a director of ACCO Brands Corp since 2016, where she serves on its compensation and human capital committee and nominating, governance and sustainability committee. Ms. Monteagudo is a National Association of Corporate Directors (NACD) Board Leadership Fellow. She received her Bachelor of Science in Industrial Engineering from Universidad Panamericana and her Master’s in Business Administration from Instituto Tecnológico Autónomo de México. Ms. Monteagudo brings to the Board a range of commercial and public company leadership experiences, as well as expertise in digital marketing, e-commerce, consumer goods and international operations, all of which the Board believes are important contributions to the Board.

Director Since: 2019 Age: 47 Committee Memberships: • Compensation Committee • Nominating and Corporate Governance Committee
KAMAKSHI SIVARAMAKRISHNAN

Ms. Sivaramakrishnan has served as the Chief Executive Officer and President, Samooha Inc. since August 2022. Ms. Sivaramakrishnan was previously the founder and CEO of Drawbridge Inc., an identity management company enabling brands and enterprises to create personalized online and offline experiences for their customers. In 2019, Drawbridge was acquired by LinkedIn, a Microsoft company, where Ms. Sivaramakrishnan led the Drawbridge integration and identity charter for LinkedIn Marketing Solutions until 2021. Prior to founding Drawbridge in November 2010, Ms. Sivaramakrishnan was a Senior Research Scientist at AdMob, which was acquired by Google in 2010. Ms. Sivaramakrishnan has also served on the board of directors of LiveRamp Holdings, Inc., a data connectivity platform company, since November 2020. Ms. Sivaramakrishnan received her Ph.D. in Information Theory and Algorithms from Stanford University. Ms. Sivaramakrishnan’s entrepreneurial experience, expertise of data and technology and business acumen bring extensive knowledge to the Board.

 CORPORATE GOVERNANCE
Governance Overview
We are committed to maintaining robust governance practices and a strong ethical culture that benefits the long-term interests of our stockholders. The Company, with the oversight of the Board, regularly reviews, updates and enhances its corporate governance practices and compliance and training programs, as appropriate, in light of stockholder feedback, changes in applicable laws, regulations and stock exchange requirements and the evolving needs of our business. Our corporate governance and compliance practices include:
●    Independent Oversight. A majority of the current directors of the Board (6 of 8) are independent directors, including a strong lead independent director and fully independent Board committees.
●    Annual Director Elections. Beginning with the Annual Meeting, we hold annual director elections. Prior to 2023, we had a classified board that has now been sunsetted.
●    Prohibition on Hedging and Pledging. We prohibit all directors and executive officers from engaging in hedging transactions, including options (such as puts or calls) or other financial instruments (such as forward contracts, equity swaps, collars or exchange funds) that are designed to hedge or offset any decrease in the market value of our securities. We also prohibit all directors and executive officers from pledging Company securities, unless specifically pre-approved by the Company’s General Counsel.
●    Board and Committee Self-Evaluations. The Nominating and Corporate Governance Committee oversees an annual evaluation of the Board and its committees.
●    Stockholder Engagement. The Company participates in investor conferences and holds numerous meetings with stockholders to discuss various topics, including its financial performance, strategy, corporate governance, environmental, social & governance (“ESG”) practices and executive compensation program. During 2022, the Company engaged with stockholders representing approximately 75% of the Company’s outstanding Class A common stock.
●    Succession Planning. The Board engages in periodic review of succession plans for members of senior management.
●    Environmental, Social & Governance. iHeartMedia is dedicated to serving the communities in which we live and work – especially in times of need – and we are equally committed to strengthening our ESG strategy as a path to advancing our sustainability and societal impact. We will continue to prioritize the areas of impact that present the greatest opportunities and risks to our business, communities, planet and stakeholders and report our progress in our ESG Report and Annual Impact Report.
●    Prioritizing a Diverse, Equal and Inclusive Workforce. At iHeartMedia, diversity and inclusion are key to our success; as a company, we value diversity and respect all voices, from both inside and outside our company. Since our company reaches 90% of all Americans every month, listening to, understanding and integrating input from diverse voices and views are critical to our business success. One of our top priorities at iHeartMedia is to create an inclusive organizational culture to attract and develop a dynamic workforce that is as diverse as the audiences and communities we serve.
●    Independent, Anonymous Complaint Process. The Company maintains a third-party managed hotline (“Hotline”) that permits the anonymous reporting of violations of our Code of Business Conduct + Ethics and other concerns. All Hotline submissions are reviewed and investigated by appropriate members of management. The results of all such investigations are reported to senior management and the Audit Committee quarterly.
Our Board has adopted Governance Guidelines, a Code of Business Conduct + Ethics and charters for our Nominating and Corporate Governance Committee, Audit Committee and Compensation Committee to assist the Board in the exercise of its responsibilities and to serve as a framework for the effective governance of the Company. You can access our current committee charters, our Governance Guidelines and our Code of Business Conduct + Ethics in the “Corporate Governance” section of the “Investor Relations” page of our website located at www.iheartmedia.com, or by writing to our Secretary at our offices at 20880 Stone Oak Pkwy, San Antonio, Texas 78258.

Board Composition
Our Board currently consists of eight (8) members: Robert W. Pittman, James A. Rasulo, Richard J. Bressler, Samuel E. Englebardt, Brad Gerstner, Cheryl Mills, Graciela Monteagudo, and Kamakshi Sivaramakrishnan.

Director Independence
Our Board of Directors has affirmatively determined that Messrs. Rasulo, Englebardt, and Gerstner and Mses. Mills, Monteagudo, and Sivaramakrishnan are each an “independent director,” as defined under the rules of The Nasdaq Stock Market LLC (the “Nasdaq Rules”) and under the standards adopted by the Board in the Company’s Governance Guidelines that are available on our website, www.iheartmedia.com. Gary Barber, a former member of our Board from Emergence through February 2022, was previously determined to be independent while he served on the Board.

Director Candidates
The Nominating and Corporate Governance Committee is responsible for identifying and reviewing the qualifications of potential director candidates and recommending to the Board those candidates to be nominated for election to the Board.
To facilitate the search process for director candidates, the Nominating and Corporate Governance Committee may identify potentially qualified director candidates through a number of channels, including soliciting our current directors and executives for the names of potentially qualified candidates or asking directors and executives to pursue their own business contacts for the names of potentially qualified candidates. The Nominating and Corporate Governance Committee may also consult with outside advisors or retain search firms to assist in the search for qualified candidates or consider director candidates recommended by our stockholders. In 2022, the Nominating and Corporate Governance Committee retained a search firm to identify qualified director candidates. Once potential candidates are identified, the Nominating and Corporate Governance Committee reviews the backgrounds of those candidates, evaluates candidates’ independence from us and determines if candidates meet the qualifications desired by the Nominating and Corporate Governance Committee of candidates for election as director.
All of our directors except for Samuel E. Englebardt and Graciela Monteagudo were previously elected by stockholders. Samuel E. Englebardt was recommended to serve on our Board by our Chief Executive Officer and President and a third-party search firm and Graciela Monteagudo was recommended to serve on our Board by a third-party search firm.
In accordance with our Governance Guidelines, in evaluating the suitability of individual candidates, the Nominating and Corporate Governance Committee will consider a candidate’s (i) experience in positions with a high degree of responsibility; (ii) leadership roles in organizations with which they are affiliated; (iii) the time, energy, interest and willingness to serve as a member of the Board; and (iv) contributions they can make to the Board and oversight of the Company’s business. The Board evaluates each candidate in the context of the Board as a whole and recommends candidates who can best contribute to the future the success of the Company and represent stockholder interests through the exercise of sound judgment using the group’s diversity of skills and experience. Our Board also seeks to have members from diverse backgrounds, including, among other attributes, gender, ethnicity and professional experience.

Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting the names of the recommended individuals, together with appropriate biographical information and background materials, to iHeartMedia, Inc., 20880 Stone Oak Parkway, San Antonio, TX 78258, Attn: Nominating and Corporate Governance Committee, c/o Secretary. In the event there is a vacancy, and assuming that appropriate biographical and background material has been provided on a timely basis, the Nominating and Corporate Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Communications From Stockholders
Stockholders and other interested parties may contact the Board as a group, a specified Board committee or individual members by writing to the following address: iHeartMedia, Inc., 20880 Stone Oak Parkway, San Antonio, TX 78258, Attn: Secretary. Each communication should specify the applicable addressee or addressees to be contacted, as well as the general topic of the communication. We will initially receive and process communications before forwarding them to the addressee. We may also refer communications to other departments at the Company. We generally will not forward to the directors a communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requests general information regarding the Company.
Stockholder Engagement
The Board strongly believes in proactive engagement, communication and transparency with the Company’s stockholders. During 2022, the Company, led by our senior management and Board, continued its strong level of engagement with its stockholders, and engaged with stockholders representing approximately 75% of the Company’s outstanding Class A common stock. This engagement included participation in several investor conferences and numerous meetings and correspondence with stockholders to discuss our financial performance, strategy, corporate governance, ESG practices and executive compensation program. Our Annual Impact Report and ESG Report reflect the results of the Company’s outreach on ESG matters. This feedback provides the Company with important insights, which management shares with the Board, and the Company is committed to ongoing engagement with its investors on all appropriate matters, including executive compensation and governance.

Self-Evaluation

Our Board conducts an annual self-evaluation process to determine whether the Board, its committees and the directors are functioning effectively. This includes survey materials and a report to, and discussion of survey results with, the Nominating and Corporate Governance Committee, as well as each committee and the full Board’s respective results. The survey materials solicit feedback on board composition, board process and function, board responsibilities and board committees. The directors use the results to identify trends and themes and discuss potential action items in order to increase the effectiveness of the Board and its committees. Each committee also conducts its own annual self-evaluation to assess the functioning of the committee and the effectiveness of the committee members, including the committee chair. In addition, focus areas identified through the evaluation are incorporated into the Board’s agenda for the following year. All directors are free to make suggestions on improvement of the Board’s or the committees’ practices at any time and are encouraged to do so.

Board Leadership Structure
The Company’s current Board leadership structure comprises a combined Chairman of the Board and Chief Executive Officer, an independent director serving as the Lead Independent Director, and five other highly qualified, active independent directors. Our Board exercises its judgment in combining or separating the roles of Chairman of the Board and Chief Executive Officer as it deems appropriate in light of prevailing circumstances. The Board will continue to exercise its judgment on an ongoing basis to determine the optimal Board leadership structure that the Board believes will provide effective leadership, oversight and direction, while optimizing the functioning of both the Board and management and facilitating effective communication between the two. The Board has concluded that the current structure provides a well-functioning and effective balance between strong Company leadership and appropriate safeguards and oversight by independent directors. A combined role of Chairman and Chief Executive Officer confers advantages, including for the following reasons:
●    Our Chief Executive Officer is more familiar with our business and strategy than a non-employee chairman and is able to draw on his detailed knowledge of the Company to provide the Board, in coordination with the Lead Independent Director, leadership in focusing its discussions, review and oversight of the Company’s strategy, business, and operating and financial performance;
●    A single Chairman and Chief Executive Officer provides strong and consistent leadership for our Company, without risking overlap or conflict of roles;
●    A combined role ensures that the Company presents its message and strategy to stakeholders with a unified voice;
●    The structure allows for efficient decision-making and focused accountability;
●    Oversight of our Company is the responsibility of our Board as a whole, and this responsibility can be properly discharged without an independent Chairman; and
●    Our strong Lead Independent Director provides similar benefits to those associated with an independent Chairman.
The Board continues to believe that it is in the best interest of the Company and its stockholders for Mr. Pittman to serve as Chairman and Chief Executive Officer, considering the strong role of our Lead Independent Director and other corporate governance practices that provide independent oversight of management.

Our Governance Guidelines provide that, if our Chairman of the Board is not an independent director, the independent directors will select an independent director to act as Lead Independent Director. Since our Emergence, James A Rasulo has served as our Lead Independent Director. The Lead Independent Director’s responsibilities include:
●    presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors and of non-management directors;
●    having discretion to call meetings of the independent directors;
●    facilitating discussion and open dialogue among the independent directors during Board meetings, executive sessions and outside of Board meetings;
●    serving as the principal liaison between the independent directors and the Chairman, without inhibiting direct communication between them;
●    communicating, as appropriate in his or her judgment, to the Chairman and management any decisions reached, suggestions, views or concerns expressed by independent directors in executive sessions or outside of Board meetings;
●    providing the Chairman with feedback and counsel concerning the Chairman’s interactions with the Board;
●    working with the Chairman to develop and approve Board meeting agendas and meeting schedules, including to ensure that there is sufficient time for discussion of all agenda items;
●    working with the Chairman on the appropriateness (including quality and quantity) and timeliness of the information provided to the Board;
●    authorizing the retention of advisors and consultants who, when appropriate, report directly to the Board;
●    in consultation with the Nominating and Corporate Governance Committee, reviewing and reporting on the results of the Board and committee performance evaluations;
●    periodically meeting on an individual basis with independent directors to discuss Board and committee performance, effectiveness and composition;
●    leading the independent directors’ evaluation of the effectiveness of the Chairman (as Chairman), including his or her interactions with directors and ability to provide leadership and direction to the Board;
●    if requested, and in coordination with management, to be available for consultation and direct communication with stockholders; and
●    participating in crisis management oversight, as appropriate under the circumstances.
The Board believes that this management and Board leadership structure, combined with the oversight of the Board comprised of a majority of independent Directors, a strong Lead Independent Director with significant responsibilities and the Company’s robust corporate governance policies and procedures, effectively maintains independent oversight of the Company.

Board’s Role in Risk Oversight
Risk assessment and oversight are an integral part of our governance and management processes. The Board encourages management to promote a corporate culture that incorporates risk management into our corporate strategy and day-to-day operations. Our risk management philosophy strives to:
●    timely identify the material risks that we face;
●    communicate necessary information with respect to material risks to senior management and, as appropriate, to the Board or relevant Board committee;
●    implement appropriate and responsive risk management strategies consistent with our risk profile; and
●    integrate risk management into our decision-making.
The Board has designated the Audit Committee to broadly oversee risk management in accordance with our Audit Committee Charter. Under the oversight of the Audit Committee, and with the support of the compliance function and the internal and external audit functions, we operate an enterprise-wide risk management governance framework that sets standards and provides guidance for the identification, assessment, monitoring and control of the most significant risks facing the Company and that have the potential to affect stockholder value, our customers and colleagues, the communities in which we operate and the safety and soundness of the Company. The Audit Committee then oversees the implementation and effectiveness of strategies to address these risks. The Audit Committee reports to the Board regarding briefings provided by management and advisors, as well as the Audit Committee’s own analysis and conclusions regarding the adequacy of our risk management processes.

Our Audit Committee is also responsible for overseeing quality and integrity of accounting, internal control and financial reporting practices, legal and ethical compliance programs and cyber security risks, which include regular updates from senior management on data privacy and cyber security risks each year. Our Board of Directors is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions. Our Compensation Committee oversees risks related to the Company’s compensation practices and policies. Our Nominating and Corporate Governance Committee oversees risks related to environmental, social, sustainability and governance matters. The Board believes that its role in the oversight of our risks supports its determination that the Board’s leadership structure effectively maintains independent oversight of the Company.

The Company’s risk oversight framework and key areas of responsibility are illustrated below:

Board of Directors
Our Board of Directors is apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions.

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Our Audit Committee is responsible for overseeing risk assessment and management, including quality and integrity of accounting, internal control and financial reporting practices, legal and ethical compliance programs and data privacy and cyber security risks.	Our Compensation Committee oversees the risks related to the Company's compensation practices and policies.	Our Nominating and Corporate Governance Committee oversees risks related to environmental, social and governance matters.

Management
Our Management is responsible for our day-to-day risk management activities.

Code of Conduct
Our Code of Business Conduct + Ethics (the “Code of Conduct”) applies to all of our officers, directors and employees, including our principal executive officer, principal financial officer and principal accounting officer. Our Code of Conduct constitutes a “code of ethics” as defined by Item 406(b) of Regulation S-K. The Code of Conduct is publicly available on our internet website at www.iheartmedia.com. We intend to satisfy the disclosure requirements of Item 5.05 of Form 8-K regarding any amendment to, or waiver from, a provision of the Code of Conduct that applies to our principal executive officer, principal financial officer or principal accounting officer and relates to any element of the definition of code of ethics set forth in Item 406(b) of Regulation S-K by posting such information on our website, www.iheartmedia.com.

Governance Guidelines
We operate under Governance Guidelines that set forth our corporate governance principles and practices on a variety of topics, including director qualifications, director responsibilities, board leadership, and the composition and functioning of the Board. Our Governance Guidelines are designed to maximize long-term stockholder value, align the interests of the Board with those of our stockholders and promote high ethical conduct among our directors. The Governance Guidelines include the following key practices to assist the Board in carrying out its responsibility for the business and affairs of iHeartMedia:

1. Director Responsibilities. The basic responsibility of a director is to exercise his or her business judgment and act in what he or she reasonably believes to be in the best interests of iHeartMedia and its stockholders. Directors are expected to attend Board meetings and meetings of committees on which they serve, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities.

2. Executive Sessions of Non-Management Directors. The non-management directors and/or the independent directors conduct executive sessions, without management participation, as part of each regularly scheduled Board meeting, and may do so at special Board meetings.

3. Board Access to Senior Management. Directors have access to iHeartMedia’s management, employees and advisors and can initiate contact or meetings through the CEO, the Chair or Lead Independent Director, if any, or any other executive officer.

4. Board Access to Independent Advisers. The Board and each Board committee have the power to retain independent legal, financial or other advisors as they may deem necessary, at our expense.
5. Board Tenure. The Board believes that term limits on director service and a predetermined retirement age impose arbitrary restrictions on Board membership that may deprive the Board of insights and knowledge of the Company gained over time and multiple business cycles. The Board’s annual performance evaluation described above is a significant determinant for continuing service on the Board. The Board’s goal is to maintain a mix of tenures so that the Board has a balance of fresh perspectives and continuity of experience.

6. Directors who Change their Current Job Responsibilities. A director who changes the nature of the job he or she held when elected to the Board shall tender his or her resignation from the Board, subject to acceptance by the Board, by sending such resignation to the chair of the Nominating and Corporate Governance Committee. This provides an opportunity for the Board to review the continued appropriateness of Board membership under these circumstances. The Nominating and Corporate Governance Committee will then review the director’s continuation on the Board in light of all the circumstances and recommend to the Board whether the Board should accept such proposed resignation or request that the director continue to serve on the Board.

7. Service on Multiple Boards. Each director is expected to be available for a significant time commitment. A director who serves as a chief executive officer of a public company may not serve on the board of directors of more than two public companies (not including the Company) without prior approval of the Board. All other directors may not serve on the board of directors of more than four public companies (not including the Company) without prior approval of the Board.

8. Management Development and Succession Planning. The Compensation Committee periodically considers management development and succession planning, including short-term succession planning for certain of the Company’s most senior management positions in the event that all or a portion of such members of senior management should unexpectedly become unable to perform their duties.

Anti-Hedging Policy
Our Board has adopted an Insider Trading Policy, which applies to all of our directors, executive officers, employees, consultants and contractors. Among its provisions, the policy prohibits those covered by the policy from engaging in transactions in publicly traded options related to the Company’s equity securities, such as puts or calls, or engaging in transactions involving any other financial instruments, such as forward contracts, equity swaps, collars or exchange funds, that are designed to hedge or offset any decrease in the market value of the Company’s equity securities.
Executive Sessions
The independent members of the Board meet in regularly scheduled executive sessions. Such meetings are presided over by the Lead Independent Director.
Attendance by Members of the Board of Directors at Meetings
There were 5 meetings of the Board during the fiscal year ended December 31, 2022. During the fiscal year ended December 31, 2022, each incumbent director attended at least 75% of the meetings of the Board and committees on which such director served that occurred while such director served on the Board or such committee(s). In addition, all of our directors then in office attended our 2022 annual meeting of stockholders.
Under our Governance Guidelines, which is available on our website at www.iheartmedia.com, a director is expected to spend the time and effort necessary to properly discharge his or her responsibilities. Accordingly, a director is expected to prepare for and attend Board meetings and meetings of committees on which he or she serves. Pursuant to the Company’s Governance Guidelines, we expect Board members to attend the Annual Meeting.
Board Committees

Committee Memberships
Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Richard J. Bressler
Samuel E. Englebardt
Brad Gerstner	CHAIR
Cheryl Mills			CHAIR
Graciela Monteagudo
Robert W. Pittman
James A. Rasulo		CHAIR
Kamakshi Sivaramakrishnan

   CHAIR = Committee Chair
     = Member

Audit Committee Met 4 times in 2022 Current Committee Members: Brad Gerstner (CHAIR) Samuel E. Englebardt Graciela Monteagudo James A. Rasulo

Primary Responsibilities Include:

● annually evaluate, determine the selection of and, if necessary, determine the replacement or rotation of the independent registered public accounting firm;

● approve all auditing and non-audit services provided by the independent registered public accounting firm;

● annually review, evaluate and discuss reports regarding the independent registered public accounting firm’s independence;

● review with the internal auditors and the independent registered public accounting firm the scope and plan for audits;

● review with management, the internal auditors and the independent registered public accounting firm, our system of internal control, financial and critical accounting practices and our policies relating to risk assessment and risk management, including legal and ethical compliance programs;

● review information technology procedures and controls, including as they relate to data privacy and cyber-security;

● review and discuss with management and the independent registered public accounting firm the annual and quarterly financial statements and the specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company prior to the filing of the Annual Report on Form 10-K and Quarterly Reports on Form 10-Q; and

● review material pending legal proceedings involving the Company and other contingent liabilities.

Financial Expertise and Independence

All members of the Audit Committee meet the independence standards of Nasdaq and the Securities and Exchange Commission (“SEC”), as well as the financial literacy requirements of Nasdaq. The Board has determined that each of Brad Gerstner, Samuel E. Englebardt and James A. Rasulo qualifies as an “audit committee financial expert” as defined by SEC rules.

Report

The Report of the Audit Committee is included beginning on page 27 of this proxy statement.

Nominating and Corporate Governance Committee Met 3 times in 2022 Current Committee Members: Cheryl Mills (CHAIR) James A. Rasulo Kamakshi Sivaramakrishnan
Primary Responsibilities Include:

● identify individuals qualified to become members of our Board;
● periodically review the Board’s Governance Guidelines and consider other governance matters and, as appropriate, make recommendations to the Board;
● establish any qualifications, desired background, expertise and other selection criteria for members of our board of directors and any committee;
● annually review committee assignments and make recommendations to the Board;
● annually review ESG initiatives and strategy;
● periodically consider other governance matters, and as appropriate, make recommendations to the Board;
● oversee the annual self-evaluation process of the Board and its committees; and
● recommend to our Board the director nominees for the next annual meeting of stockholders.

Independence

The Nominating and Corporate Governance Committee is comprised entirely of directors who are independent under Nasdaq rules.

Compensation Committee Met 6 times in 2022 Current Committee Members: James A. Rasulo (CHAIR) Cheryl Mills Kamakshi Sivaramakrishnan
Primary Responsibilities Include:

● review and approve corporate goals and objectives relevant to Chief Executive Officer and other executive officer compensation, evaluate the Chief Executive Officer’s and other executive officers’ performance in light of those goals and objectives and, either as a committee or together with the other independent directors, determine and approve the Chief Executive Officer’s and other executive officers’ compensation levels;
● approve all awards to executive officers under our incentive compensation plans, as well as adopt, administer, amend or terminate such plans;
● perform tasks similar to those in the two preceding bullets with respect to those other members of senior management whose compensation is the responsibility of our board of directors or whose compensation the Chief Executive Officer requests the Compensation Committee to review and affirm;
● approve all awards to employees, executives and officers under our equity-based plans and recommend to the Board the adoption, amendment or termination of any compensation plan under which stock may be issued;
● assist our Board in developing and evaluating potential candidates for executive positions (including the Chief Executive Officer) and oversee the development of executive succession plans;
● review the Company’s employee compensation policies and practices as they relate to risk management to determine whether such compensation practices and policies could be reasonably likely to have a material adverse effect on the Company;
● review and discuss with management the Compensation Discussion and Analysis and, based on that review and discussion, recommend to our Board that the Compensation Discussion and Analysis be included in the proxy statement or annual report on Form 10-K;
● produce a Compensation Committee report on executive compensation for inclusion in the proxy statement or annual report; and
● make recommendations to the Board regarding compensation of the Board.

Independence

Each member of the Compensation Committee qualifies as an independent director under Nasdaq’s heightened independence standards for members of a compensation committee and as a “non-employee director” as defined in Section 16b-3 of the Exchange Act.

Report

The Report of the Compensation Committee is included on page 42 of this proxy statement.

Compensation Committee Interlocks and Insider Participation
The Compensation Committee currently consists of James A. Rasulo, Samuel E. Englebardt, Cheryl Mills and Kamakshi Sivaramakrishnan. None of Mr. Rasulo, Mr. Englebardt, Mr. Barber, Ms. Mills or Ms. Sivaramakrishnan is or has been an officer or employee of the Company.
During 2022, none of our executive officers served as a member of the Board or Compensation Committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board or Compensation Committee.

 COMMUNITY OUTREACH AND CORPORATE SOCIAL RESPONSIBILITY
Serving all of our communities across America is the core of what we do, and we place great emphasis on serving the neighborhoods and communities in which we live and work through our diverse portfolio of platforms and assets—broadcast, digital, podcasts, personalities, influencers, social, live events and more.
As the number one audio company in the United States, and the largest broadcast radio company, the most important responsibility we have is to the communities we serve. Our extensive community programs are built on the idea that through public awareness and education we can drive attention and action to bring deeper understanding of both world issues and individual community matters.

In 2022, iHeartMedia supported thousands of local and nonprofit organizations nationwide and raised hundreds of millions of dollars for critical issues, both in the U.S. and globally through:

▶Media Inventory in the form of radio and digital PSAs and weekly long-form public affairs shows addressing specific local concerns.
▶Taking Action—on air, digitally and on-site with our employees and personalities in communities facing disasters.
▶Championing the Missions of various nonprofit groups.
▶Advocating the Issues engaging local officials and decision makers through our Local Advisory Boards, local boards in select markets that carefully monitor public opinion and assist our teams in identifying and implementing projects that enable meaningful public service in each community.
▶Supporting Locally Significant Events like walkathons, fundraising events and supply drives.

3,972,066	$281M	22,763	+1,700
PSAs	Donated Media Value	Hours of Public Affairs Programming	National and Local Nonprofits Supported

The Company’s local and national campaigns primarily fall into these categories:

2022 Highlights
In 2022, iHeart played a critically important role for – and in – its communities, providing support, information, resources and companionship, and helping to create positive change in the lives of children and families.

iHeartRadio Communities Spotlight Media Grant Program
“iHeartRadio Communities Spotlight Media Grant Program,” is iHeart's initiative committing free media to support organizations that are making a positive impact within communities and serving the full diversity of our country.

To date, the Company has committed $7.6 MILLION Worth of media to leading organizations supporting our communities and fighting against hate and racism.

Spotlight Media Grant Recipients

▶UNCF
▶NAACP
▶Big Brothers, Big Sisters
▶Stop AAPI Hate
▶The National Black Coalition
▶The Trevor Project
▶Asian Americans
Advancing Justice
▶The Ad Council’s Stop the Virus, Stop the Bias
▶National Faith & Blue
▶GLAAD
▶SAGE
▶CenterLink
▶National Urban League
▶Shine a Light
▶Hispanic Promise
▶Operation Hope
▶OutRight Action
International

Disaster Assistance and Response Plan
iHeart plays a vitally important role in our local communities when disasters or traumatic events occur. During times of crisis, from the COVID-19 pandemic, to natural disasters like the wildfires and severe droughts in California, Hurricane Ian, flooding in Missouri and Kentucky; to the horrific shootings in Nashville, Uvalde and Colorado Springs, our platforms remain essential to the lives of local residents.
Our broadcast and digital platforms often serve as the sole source of information for disrupted areas—providing news and critical information on everything from storm updates and evacuation routes to food banks, rescue and medical care and public service announcement messaging. Additionally, iHeartMedia established the iHeartMedia Disaster Relief Fund to assist iHeartMedia employees who require assistance as the result of a declared natural disaster, such as a tornado, wildfire, flood, earthquake, or hurricane.
Focus on Mental Health
iHeartMedia remains committed to ensuring that mental health messaging remains a priority for each of our radio stations. In 2022, we worked with leading mental health organizations, including the National Alliance on Mental Illness (NAMI), Child Mind Institute, Crisis Textline and the Inspiring Children Foundation to raise awareness of mental health issues and foster a culture within communities that supports talking about mental health issues. Additionally, iHeart’s “Let’s Talk” campaign, launched in 2019, is designed to weave a virtual support system through iHeartMedia’s 860+ stations across the U.S. for people struggling with anxiety and depression, and continues to be a major initiative at iHeart.
Focus on Recovery & Addiction
iHeartMedia’s commitment to combat substance misuse and overdose began with the launch of NOAC.org (National Opioid Action Coalition) in 2018 as a resource hub for the private and public sector to help communities and families combat the opioid epidemic. Additionally, for the past 5 years, iHeart’s Recovery Month media efforts have supported those in recovery, including their families and caregivers, and have helped inspire interventions to start the recovery journey. As part of this initiative, iHeart partners with The Voices Project to support and promote Mobilize Recovery, a national bus tour that advocates for community-based recovery solutions and ending preventable overdose deaths.
In 2022, iHeart announced a multi-faceted campaign with the Partnership to End Addiction, a national nonprofit uniquely positioned to reach, engage and help families impacted by addiction. iHeart was also honored by the Partnership to End Addiction for the Company’s support of the organization's work and dedication to ending addiction.
Commitment to Veterans
For the last ten years, iHeartMedia has been committed to addressing veteran unemployment and employment retention and launched what is still the largest public service campaign in the Company’s history – iHeartRadio Show Your Stripes – to address the national veteran unemployment crisis.  On Veteran’s Day 2021, iHeart unveiled an all-new Show Your Stripes program that realigns the program with some of the most pressing issues facing veterans today, including a focus on wellness— from health and emotional wellness to environmental, financial, intellectual, occupational, physical, social and spiritual wellness. Additionally, in 2022, iHeart created and produced the iHeartCountry One Night for Our Military concert, which aired on Veteran’s Day.

iHeartIMPACT
iHeartIMPACT is a community impact division of iHeartMedia designed to help corporate brands partner with nonprofits through their advertising spends with iHeartMedia. iHeartIMPACT works with brands to achieve marketing goals on iHeart platforms, but also to invest in community organizations addressing critical social causes. To-date, this program has provided more than $6 million in funding to nonprofits across dozens of issue areas.

The Environment & Sustainability

At iHeartMedia, our commitment to the environment spans every area of our business and we are continually looking for ways to reduce our environmental footprint at our stations, executive headquarters and live events, and to model the proper behaviors for our employees. As a media company, direct impact on the environment is mainly connected to our day-to-day operations, including but not limited to production of live events, office real estate, corporate IT systems and infrastructure and employee travel. We are closely monitoring our long- and short-term ability to reduce our office footprint and consolidate locations when possible – to keep our employees healthy, to promote work-life flexibility and to diminish our consumption of environmental resources
We have been actively pursuing green building certification for existing office spaces and ongoing modernization projects.

iHeart supports a number of nonprofit organizations that are helping to solve pressing issues facing our planet. We address environmental issues on-air through both nationally- and locally-targeted public service announcements, long-form programming and podcasts. We currently support a number of leading environmentally-focused organizations both nationally and locally.
In 2020, iHeartMedia launched iHeartRadio Earth, a long-term sustainability initiative designed to inspire iHeart’s millions of listeners to take action to positively impact the environment, and over the past 3 years, we have created and aired hundreds of advertising spots addressing various environmental issues.
iHeartRadio Earth was developed in partnership with the National Environmental Education Foundation and VolunteerMatch and was designed to sharpen the company’s focus on sustainability with the goal of increasing listeners’ knowledge of simple actions they can take every day to help the environment. The campaign is rooted in the belief that millions of small actions have the potential to make a massive difference for the environment.
Since the program’s inception, iHeart has contributed $8.7 million in donated media across all iHeartMedia stations.

Editorial Guidelines and Broadcast Standards

iHeart is dedicated to ensuring trustworthy and valuable information for all audiences. We are licensed by the Federal Communications Commission ("FCC") which ensures community standards on all programming, and we have mandatory annual compliance training on FCC regulations, the Emergency Alert System and the Digital Millennium Copyright Act as well as a social media policy. News and information provided by iHeartMedia follows the basic tenets of good broadcast journalism — our reporting is fair, accurate and balanced.

Environment, Social and Governance ("ESG")

As part of our commitment to advance ESG issues, we provide annual disclosures on our website at www.iheartmedia.com, including the below.
Neither our ESG reporting nor any other information contained in our website is incorporated by reference into this proxy statement or any other filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

ESG Approach and Performance Reporting
We openly share our evolving ESG approach and performance on our website. In 2022, we issued an all-new updated and redesigned iHeart ESG report, informed by the Sustainability Accounting Standards Board (SASB) Media & Entertainment industry standards and increases transparency around our ESG efforts, including diversity, equity and inclusion; notes our impact on society and the environment; and identifies where we still have room to improve.
Additionally, we recognize the importance of tracking and reducing our environmental impact and while we have already implemented a number of important actions, we recognize that we have substantial work to do including calculating our Scope 1 and Scope 2 Greenhouse Gas (GHG) emissions in alignment with the GHG Protocol created by the World Resources Institute (WRI) and World Business Council for Sustainable Development (WBCSD).
Annual Community Impact Report
For the last eleven years, we have reported annually on iHeart’s deep and positive impact in the communities in which we live and work. The Annual Community Impact Report provides a snapshot of the contributions made by our employees and 860+ broadcast radio stations over the course of the year and reinforces continuous communication with our stakeholders – our stockholders, employees, advertisers, listeners and others. Our 2022 report is anticipated to be released in the spring of 2023.
Corporate Culture of Diversity & Inclusion
At iHeartMedia, diversity and inclusion are key to our success; we value diversity and respect all voices, from both inside and outside our Company. Because our Company reaches 90% of all Americans every month, listening to, understanding and integrating input from diverse voices and views are critical to our business success. Our diversity and inclusion efforts are led by our Chief Diversity Officer, who reports directly to our Chief Executive Officer and our President. One of our top priorities is to create an inclusive organizational culture to attract and develop a dynamic workforce that is as diverse as the audiences and communities we serve, which includes and supports gender identity and expression, race, sexual orientation, ethnicity, religion, socioeconomic background, age, disability, national origin and more. We aim to achieve this through:
A Culture of Inclusion
Creating an inclusive organizational culture dedicated to attracting and developing an inclusive and talented workforce that will create and deliver a broad spectrum of content for our diverse audiences across our multiple platforms and live events.
▶We encourage Company-wide input as part of our Company’s key organizational values, and continually provide opportunities for our team members to offer recommendations, insights and key learnings.
▶The Company’s Diversity, Equity and Inclusion Advisory Committee, under the leadership of our Chief Diversity Officer and Senior Vice President of Diversity and Inclusion, plays a critically important role in strengthening and accelerating our efforts around diversity, equity and inclusion. Our efforts are focused on four important areas: leadership, workplace culture, workforce diversity and sustainability.
▶Our Chief Executive Officer, President and other senior leaders have diversity and inclusion objectives embedded in their long-term performance goals.

Diversity, Equity and Inclusion Advisory Committee areas of focus:

▶We launched our planned Employee Resource Groups focused on Black, LatinX, Women, and LGBTQ+ in the first half of 2022.
▶Our core values are the basis for all our operations. We provide mandatory annual Code of Conduct training for all employees, and we rolled out a Diversity, Equity and Inclusion training program to the entire company with additional training for managers in the first half of 2022.
▶We added Juneteenth as an employee holiday in 2021.

▶To ensure an inclusive recruiting process, we’ve invested in a diverse internal talent acquisition team and other external resources.
▶In the second half of 2023, iHeartMedia plans to launch a new career framework to provide an equitable career path for all employees.

Diversity in Programming

We provide connection, companionship and compelling storytelling, and the main way that we do this is through our personalities. We believe that to provide the kind of quality radio programming that appeals to the interests and views of all our listeners, our lineup of on-air personalities must represent the diversity, opinions and perspectives of the many audiences and communities we serve.
▶Our BIN: Black Information Network is the first and only 24/7 national and local all news audio service dedicated exclusively to providing an objective, accurate, and trusted source of continual news coverage with a Black voice and perspective.
▶The Black Effect Podcast Network is majority-owned by leading media personality Charlamagne tha God of iHeart’s nationally-syndicated show The Breakfast Club. It is the world’s largest podcast network dedicated to Black listeners, bringing together the most influential and trusted voices in Black culture for stimulating conversations around social justice, pop culture, sports, mental health, news, comedy and more.
▶We continued to expand My Cultura in partnership with iHeartMedia’s Enrique Santos. The standalone podcast venture is dedicated to elevating Latinx voices and creators, as well as sharing the Latinx experience. We also continue to offer a podcast network spotlighting women who have positively impacted and created change.
▶In 2022, we launched new radio stations focused on LatinX listeners in the Philadelphia and Tucson markets bringing the total of Spanish Language stations across the iHeartRadio Network to 31 stations.
▶In 2022, 65% of our podcast launches featured a talent who was a woman or a person of color; 50% were women and 35% were persons of color.
▶The iHeartPodcast Network launched “NextUp”, a program dedicated to finding emerging creators from underrepresented communities. Each year we select a new group of creators who participate in a 6-month training program with iHeart producers. At the end of the program, the creators get an opportunity to launch and distribute their show across the iHeartPodcast Network.

Celebrating Diversity Through Cultural Moments and Events

As people watch less and listen more, multicultural audiences continue to drive the audio revolution. Multicultural audiences not only listen more than other audiences – they listen to an enormous range of content that goes far beyond simply dedicated cultural formats.  In addition to offering the broadest possible range of content, iHeart is supporting this important audience through live and virtual events every year – events that represent the members and voices of the many diverse communities we serve, including:
▶iHeartRadio’s Living Black! - This year we will honor the legacy of Hip Hop and showcase the pride we share in crafting a genre that shaped and shifted culture as we celebrate the 50th anniversary of Hip Hop. Through performances and appearances, we will celebrate Black culture through the thematic of Hip Hop.
▶iHeartRadio Fiesta Latina - celebrating the best in Latin culture and music during Hispanic Heritage Month.
▶Can’t Cancel Pride - presenting iHeart’s award-winning virtual relief benefit for the LGBTQ+ community, featuring performances and appearances from the most influential voices in the community and the biggest names in culture and entertainment.
▶The Black Effect Podcast Festival - our 1st ever on-site event to showcase the network’s top shows for conversations rooted in Black culture to the fans who love them.
▶International Women’s Day “See Her, Hear Her” Concert - presenting the largest global movement to celebrate women in music and eliminate gender bias in marketing, advertising, media and entertainment.
▶Seneca Women's Podcast Academy - presenting the largest global movement to celebrate women in music and eliminate gender bias in marketing, advertising, media and entertainment. iHeartMedia is partnering with Seneca Women, an organization dedicated to the advancement of women and girls, to help get more women’s voices heard. The 2023 class will feature 100 young women who have a story to share who will go through a 4-month academy featuring inspiring virtual sessions and mentorship with iHeart’s biggest podcast producers and female talent on how to create, launch, market, book and monetize their own podcast.
▶Our nationally produced tentpole concerts are a representation of the collective audiences we reach and attract a diverse group of artists and fans across all genres to unite around a common passion — music.
▶We create relevant content for multicultural communities, including radio stations and programming; conduct ongoing community outreach for multicultural communities; and special programming for multicultural-owned and targeted businesses.

▶We produce multiple formats to serve diverse audiences including Black, Latinx, LGBTQ+, and more, through special forums and virtual Town Hall meetings to examine key issues, especially at critical moments. Our podcast networks, live events (including events like the iHeartRadio Fiesta Latina and others) and digital stations also super-serve these communities.
▶Nearly all of our major morning shows are now either hosted by women or include a female cohost in a prominent position.

Supporting Our People
We operate in a highly competitive environment and make significant investments in our people and provide competitive pay and comprehensive benefits, including:

▶Employer sponsored health insurance
▶Company provided life insurance and preventative health support
▶Paid sick and vacation days
▶Paid holidays, including spirit days so that our employees may volunteer in their community 401(k) plan and Company matching contribution
▶Mental health care and resources
▶Paid parental leave
▶An Employee Assistance Program for full-time employees and their eligible dependents
▶Various voluntary benefits including hospital indemnity, accident insurance, identity theft, pet health and legal insurance.
▶iHeartMedia employees engage in a variety of extensive training throughout the year and in 2022 our employees completed over 71,000 hours of training.
▶Our Human Rights Statement, Code of Conduct and Political Participation Policy serve as guiding principles for how our company operates and conducts business to ensure we are fair, ethical and transparent.
▶The Company prohibits all forms of harassment against applicants and employees based on any legally recognized basis and without retaliation.

Workplace Safety

Employee health and safety in the workplace is of the utmost importance to our Company.  We believe that all employees, regardless of our job role or title, have a shared responsibility in the promotion of health and safety in the workplace. We are collectively committed to providing and following all safety laws and rules, including internal policies and procedures. This means carrying out Company activities in ways that preserve and promote a clean, safe and healthy environment.

PROPOSAL TWO—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has appointed EY as our independent registered public accounting firm for the fiscal year ending December 31, 2023. Our Board has directed that this appointment be submitted to our stockholders for ratification. Although ratification of our appointment of EY is not required, we value the opinions of our stockholders and believe that stockholder ratification of the appointment is a good corporate governance practice.
EY has served as our independent registered public accounting firm since at least 1986. Neither the accounting firm nor any of its members has any direct or indirect financial interest in or any connection with us in any capacity other than as our auditors, providing audit and non-audit related services. A representative of EY is expected to attend the Annual Meeting, will have the opportunity to make a statement if desired, and will be available to respond to appropriate questions from stockholders.
In the event that the appointment of EY is not ratified by the stockholders, the Audit Committee will consider this fact when it appoints the independent auditors for the fiscal year ending December 31, 2024. Even if the appointment of EY is ratified, the Audit Committee retains the discretion to appoint a different independent auditor at any time if it determines that such a change is in the interest of iHeartMedia.
Board Recommendation

The Board recommends a vote “FOR” the ratification of the appointment by the Audit Committee of EY as our independent registered public accounting firm for the year ending December 31, 2023.
Principal Accountant Fees and Services
The following table summarizes the fees of EY, our independent registered public accounting firm, billed to us for each of the last two fiscal years.

Fee Category (in thousands)	2022	2021
Audit Fees(1)	$2,470	$2,318
Audit-Related Fees(2)	70	52
Tax Fees(3)	395	335
All Other Fees(4)	7	8
Total Fees	$2,942	$2,713
(1) Audit Fees include professional services rendered for the audit of annual financial statements and reviews of quarterly financial statements. This category also includes fees for statutory audits required internationally, services associated with documents filed with the SEC and in connection with securities offerings and private placements, work performed by tax professionals in connection with the audit or quarterly reviews and accounting consultation and research work necessary to comply with financial reporting and accounting standards.
(2) Audit-Related Fees include assurance and related services not reported under annual Audit Fees that reasonably relate to the performance of the audit or review of our financial statements and are not reported under Audit Fees, including attest and agreed-upon procedures services not required by statute or regulations, information systems reviews, due diligence related to mergers and acquisitions and employee benefit plan audits required internationally.
(3) Tax Fees include professional services rendered for tax compliance and tax planning advice provided domestically and internationally, except those provided in connection with the audit or quarterly reviews.
(4) All Other Fees include fees for products and services other than those in the above three categories. This category includes permitted corporate finance services and certain advisory services.

Pre-Approval Policies and Procedures

The Audit Committee charter provides that the Audit Committee shall approve or pre-approve all auditing services (including comfort letters and statutory audits) and all permitted non-audit services by the Company’s independent registered public accounting firm. During 2022, all audit and audit-related services provided to us were pre-approved by the Audit Committee pursuant to Rule 2-01(c)(7)(i)(A) of Regulation S-X. The Audit Committee also reviewed non-audit services provided by EY during 2022 and determined that the provision of such non-audit services was compatible with maintaining the auditor’s independence.

Report of the Audit Committee

The information contained in this Report of the Audit Committee shall not be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically incorporate this information by reference).

The Audit Committee provides an avenue of communication among management, the independent registered public accounting firm, the internal auditors and the Board. The Audit Committee’s purpose includes assisting the Board in its oversight of the preparation of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence and the performance of the Company’s internal audit function and independent registered public accounting firm. Management is responsible for the preparation of our consolidated financial statements and for maintaining an adequate system of disclosure controls and procedures and internal control over financial reporting for that purpose. EY, our independent registered public accounting firm, is responsible for conducting an independent audit of our annual consolidated financial statements in accordance with generally accepted auditing standards and issuing a report on the results of their audit, as well as expressing an opinion on the effectiveness of internal control over financial reporting.

With respect to the Company’s independent auditors, the Audit Committee, among other things, discussed with EY matters relating to its independence, and received from the independent auditors their letter and the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding EY’s communications with the Audit Committee concerning independence.

The Audit Committee has reviewed our audited consolidated financial statements for the fiscal year ended December 31, 2022 and has discussed these consolidated financial statements with our management and our independent registered public accounting firm. The Audit Committee has also received from, and discussed with, our independent registered public accounting firm various communications that they are required to provide to the Audit Committee, including the matters required to be discussed by the Public Company Accounting Oversight Board and the Securities and Exchange Commission.

Our independent registered public accounting firm also provided the Audit Committee with the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and our Audit Committee has discussed with our independent registered public accounting firm its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2022 for filing with the Securities and Exchange Commission.

By the Audit Committee of the Board of Directors of iHeartMedia, Inc.:
Brad Gerstner (Chair)
Samuel E. Englebardt
Graciela Monteagudo
James A. Rasulo

 PROPOSAL THREE—APPROVAL, ON AN ADVISORY (NON-BINDING) BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY VOTE”)
Background
As required by Section 14A(a)(1) of the Exchange Act, the below resolution enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers (also referred to as “NEOs”) as disclosed in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our NEOs’ compensation. The Say-on-Pay Vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement.
We encourage our stockholders to review the “Executive Compensation” section of this proxy statement for more information.
As an advisory approval, this proposal is not binding upon us or our Board of Directors. However, the Compensation Committee, which is responsible for the design and administration of our executive compensation program, values the opinions of our stockholders expressed through your vote on this proposal. The Board and Compensation Committee will consider the outcome of this vote in making future compensation decisions for our NEOs. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the stockholders of iHeartMedia, Inc. approve, on an advisory basis, the 2022 compensation of iHeartMedia Inc.’s named executive officers as described in the Compensation Discussion & Analysis and disclosed in the Summary Compensation Table and related compensation tables and narrative disclosure set forth in iHeartMedia Inc.’s proxy statement for the 2023 Annual Meeting of Stockholders.”
Frequency of Say-on-Pay Vote and 2022 Say-on-Pay Vote
Following our 2017 annual meeting of stockholders held on May 26, 2017, the Company’s stockholders recommended, and the Company determined, that the stockholder vote on the compensation of our NEOs would occur every three years. During 2020, the Board determined that it was in the best interest of the Company and its stockholders to change the frequency of the “say-on-pay” advisory votes from an every three year vote to an annual advisory vote. Accordingly, a say-on-pay advisory vote was held at the 2021 and the 2022 annual meetings of stockholders. We expect that the next say-on-pay vote, after the Annual Meeting, will be held at our 2024 annual meeting of stockholders, although the Board will consider the outcome of the advisory vote in Proposal Four when making a final determination. At our 2022 annual meeting of stockholders, 98.4% of the votes cast on the say-on-pay proposal were voted “for” the proposal.
Board Recommendation

Our Board unanimously recommends a vote “FOR” the resolution to approve, on an advisory (non-binding) basis, the compensation of our NEOs, as disclosed in the compensation discussion and analysis, the accompanying compensation tables and related narrative disclosure of this proxy statement.

EXECUTIVE COMPENSATION
Dear Fellow Stockholders,

Over the past year, iHeartMedia, in partnership with our employees, communities, audiences and stockholders, delivered strong performance and continued leadership of the audio industry. Guided by our experienced executive team, 2022 was a year of growth in users, the highest revenues in our history led especially by increases in our Digital Audio Group, and continued deleveraging. 2022 was also a year of challenges, as ongoing macroeconomic uncertainty had real impacts on our business. We had set ambitious goals for 2022 across several key business metrics, including Adjusted EBITDA and Adjusted Free Cash Flow (FCF), and though we generated the second highest Adjusted EBITDA and Adjusted FCF in iHeart’s history, we fell short of goal on these metrics. We remain confident in both the resiliency of our business and our commitment to transforming iHeart into a data-led, digitally focused business with innovation at its core.

With this as the backdrop, the Compensation Committee carefully evaluated the Company’s executive compensation program, as it does on an ongoing basis, in order to ensure the appropriate structure and effectiveness. Our Compensation Committee, along with senior management, has focused on developing clear, robust compensation principles that encourage our executives to focus on driving short- and long-term stockholder value creation. Our key objectives for the executive compensation program include motivating and retaining highly qualified executives, rewarding their achievement of business results using pay for performance strategies and ensuring best practices and strong corporate governance.

In 2022, the Compensation Committee took a key step towards the goals outlined above through the introduction of an annual long-term incentive program for our NEOs. Since emergence from bankruptcy in 2019, the Company has not granted equity awards on a regular cadence, so the introduction of this program adds a key, market-competitive component to our executive compensation. The long-term incentive program is comprised of 50% restricted stock units and 50% performance stock units, which we believe will achieve the appropriate balance between retention considerations and a focus on multi-year performance and alignment between management and stockholder interests.

In 2022, the Compensation Committee also entered into new four-year employment agreements with Mr. Robert W. Pittman and Mr. Richard J. Bressler. Messrs. Pittman and Bressler have played a unique and critical role in shaping the strategic direction of the company, and we are pleased that they will continue their productive partnership to move iHeart forward. In addition, the Company entered into new employment agreements with Mr. Michael B. McGuinness and Ms. Jordan R. Fasbender in 2022. We look forward to continued leadership from all of our executives in the years to come.

The compensation determinations for our NEOs reflect our 2022 performance as well as the many contributions of our leaders to the progress made this year. As we did not meet the financial targets developed for our 2022 Annual Incentive Plan, Messrs. Pittman and Bressler did not receive a payout. The other NEOs received payouts of 20% to 30% of their targets, based on achievement of individual strategic objectives.

As a Committee, we remain focused on driving the thoughtful evolution of the Company’s executive compensation program in support of our business strategy and organizational structure while consistently prioritizing value creation for our stockholders. We look forward to reporting on our performance and compensation programs in the future.
Sincerely,
James A. Rasulo, Chair
Samuel E. Englebardt, Member
Cheryl Mills, Member
Kamakshi Sivaramakrishnan, Member

Compensation Discussion and Analysis
This CD&A describes our executive compensation philosophy and objectives and the decisions of the Compensation Committee of the Board regarding the fiscal 2022 compensation of our named executive officers. We also describe the role of management, the Compensation Committee and its independent compensation consultant in determining our executive compensation program. The Compensation Committee and senior management continue to focus on developing clear and robust compensation principles that emphasize rewarding exceptional performance, driving value creation for our stockholders and ensuring best practices and sound governance in everything we do.
2022 Named Executive Officers
For fiscal year 2022, our named executive officers ("NEOs") were:

Robert W. Pittman	Chairman and Chief Executive Officer (“CEO”)
Richard J. Bressler	President, Chief Operating Officer and Chief Financial Officer (“President”)
Michael B. McGuinness	Executive Vice President, Deputy Chief Financial Officer and Head of Investor Relations
Jordan R. Fasbender	Executive Vice President, General Counsel and Secretary
Scott D. Hamilton	Senior Vice President, Chief Accounting Officer and Assistant Secretary
2022 Business Highlights
Following are some of our key 2022 operational and financial highlights of our performance (see Supplemental Disclosure regarding Non-GAAP Financial Information in Annex A):

•Consolidated revenue increased 10% to $3.9 billion, from $3.6 billion in the prior year.
•Consolidated operating income was $57 million compared to $155 million in the prior year.
•Consolidated net loss was $263 million compared to a net loss of $158 million in the prior year.
•Consolidated Adjusted EBITDA increased 17% to $950 million, from $811 million in the prior year.
•Cash flows from operating activities increased 27% to $420 million, from $331 million in the prior year.
•Adjusted Free Cash Flow increased 72% to $291 million, from $169 million in the prior year.
•Continued deleveraging, with voluntary debt repayments of $299 million, reducing out highest-interest debt balance by $330 million.

iHeartMedia Executive Compensation: Key Principles

Our executive compensation program reflects our key compensation principles and encourages executives to execute against key strategic and operating goals that impact stockholder value creation. The Compensation Committee utilizes a combination of fixed and variable pay elements in order to achieve the following objectives:

•Attract, motivate and retain highly qualified executive officers by paying them competitively, consistent with our success and their contribution to that success. Our ability to excel depends on the skill, creativity, integrity and teamwork of our employees;
•Reward both short- and long-term business results, and most importantly, maximize long-term stockholder value;
•Emphasize pay for performance, with a program that aligns compensation with financial and operational achievements; and
•Maintain a commitment to strong corporate governance and best practices, with a focus on avoiding excessive risk-taking and activities that are inconsistent with our stockholders’ interests.

Supporting Our Key Compensation Principles and Stockholder Alignment
The chart below summarizes the various elements of our executive compensation program and their purpose. Further detail on each of these compensation elements is provided in the sections that follow.

	Objective	Type of Compensation	Key Features	2022 Actions Taken
Base Salary	Provides competitive fixed pay that is tied to the market and allows us to attract, retain and motivate executives within the media/entertainment industry and the broader talent market	Cash	● Reflects individual skills, experience, responsibilities and performance over time ● Provides a stable and reliable source of income	● Certain NEOs signed new employment agreements in 2022 that included base salary increases ● Base salary increases for Messrs. Pittman and Bressler were effective January 1, 2023
Short-Term Incentive—Annual Incentive Plan	Encourages focus on Company performance against specific short-term goals	Cash	● Performance-based reward tied to achievement of short-term (annual) corporate financial goals and individual strategic objectives ● Pays only if threshold performance levels are met or exceeded
● Messrs. Pittman and Bressler did not receive a payout for 2022, as the Company did not achieve its corporate financial goals
● The other NEOs earned payouts ranging from 20% to 30% of target, based on achievement of their individual strategic objectives
● Mr. McGuinness’s target bonus was increased from 110% to 125% of his annual base salary prorated under his new employment agreement

Long-Term Incentives	Encourage focus on critical strategic priorities, aid in retention, and align compensation with the interests of stockholders over the long-term	Equity	● Links pay delivery to stock price performance ● Rewards achievement of pre-specified performance objectives ● Promotes retention and enhances executive stock ownership
● The Company introduced annual equity awards as part of its ongoing pay program. The NEOs were eligible to receive a 50/50 mix of restricted stock units (RSUs) and performance stock units (PSUs)
● In connection with signing their new employment agreements, Messrs. Pittman and Bressler received one-time “sign-on” PSU awards that are earned based on achievement of five-year absolute total shareholder return goals with no portion of the award earned unless iHeart's share price reaches at least $29.09 within five years of grant.

Other Benefits	Support employees’ pursuit of physical and financial well-being through retirement and health and welfare benefits We also provide certain other perquisites to our NEOs	Benefit	● Broad-based benefits available to all employees ● Limited executive perquisites	● No changes in 2022
Severance Protections	Define obligations and consideration for the Company and NEOs in connection with certain termination events	Conditional Benefit
● Facilitates an orderly transition in the event of management changes
● Helps ensure NEOs remain focused on creating sustainable performance in case of personal uncertainties or risk of job loss
● Provides confidentiality, non-compete and non-solicit protections
● Severance protections updated in the new employment agreements to further align the NEOs’ benefits with those provided in the market

New Employment Agreements with our CEO and President

Messrs. Pittman and Bressler play a unique and critical role in setting the strategic direction of the Company. They bring a strong history of leadership, and their productive partnership and shared vision for the future of iHeartMedia are key to its success moving forward. To support their continued stewardship of the Company, the Compensation Committee entered into new four-year employment agreements with Messrs. Pittman and Bressler in March 2022.

Messrs. Pittman and Bressler's new compensation packages are intended to provide competitive pay opportunities over the term of the agreements, with value delivery largely tied to their ability to drive strong operating results, advance key strategic initiatives and create long-term value for shareholders. Included as part of their new agreements was a one-time “sign-on” grant of PSUs, with vesting conditioned on the Company’s achievement of rigorous five-year absolute total shareholder return (TSR) goals and continued service, creating a meaningful incentive to drive growth in stockholder value over their extended employment terms. These PSUs will only be earned in full if the Company’s 20 trading day average per share price (inclusive of dividends) grows by 150% to $48.48 between the first and fifth anniversaries of the grant date, with no portion of the award earned if the price does not reach at least $29.09.

Additional details about the terms of the new agreements and the PSU awards are provided below.

Supporting Our Pay-for-Performance Philosophy

Reflecting our key compensation principles, a significant portion of the targeted compensation opportunity that our CEO, President and other NEOs receive is “at-risk” and dependent upon future performance and achievement of business objectives.

Our executive compensation program prioritizes variable pay rather than fixed pay, with target opportunities based on market practices and payments conditioned on performance against rigorous goals. The structure of our executive compensation program ensures that as an executive’s scope of responsibility increases, a greater portion of the executive’s compensation comes from performance-based pay, and emphasizes reward for strong leadership, achievement of financial and business objectives and individual performance. In addition, equity grants ensure executive interests are aligned with stockholder interests to drive long-term creation of stockholder value.
The majority of total direct compensation for our NEOs — 88% for our CEO and President and on average 76% for our other NEOs — is “at-risk” based on the achievement of specific performance goals and TSR performance.

Reflecting our key compensation principles, a significant portion of the targeted compensation opportunity that our CEO, President and other NEOs receive is “at-risk” and dependent upon future performance and achievement of business objectives.

Our executive compensation program prioritizes variable pay rather than fixed pay, with target opportunities based on market practices and payments conditioned on performance. The structure of our executive compensation program ensures that as an executive’s scope of responsibility increases, a greater portion of the executive’s compensation comes from performance-based pay, and emphasizes reward for strong leadership, achievement of financial and business objectives and individual performance. In addition, equity grants ensure executive interests are aligned with stockholder interests to drive long-term creation of stockholder value.

For Messrs. Pittman and Bressler, 88% of their total direct compensation opportunity (base salary, target annual bonus and target equity grants, excluding their one-time “sign-on” PSU awards) is at-risk, as shown below. On average, the total direct compensation for our NEOs other than Messrs. Pittman and Bressler that is at-risk is 76%.

Executive Compensation Governance Highlights

We are committed to governance practices that protect and promote the long-term value of the Company for its stockholders. The Compensation Committee reviews our executive compensation practices, which are summarized below, to ensure they reflect the evolving governance landscape and align executive and stockholder interests.

What We Do	What We Don’t Do

✓ Deliver a majority of executive compensation opportunity through performance-based, at-risk pay

✓ Maintain a peer group for aligning pay opportunities with prevailing market competitive practices

✓ Set challenging short- and long-term incentive objectives

✓ Require stock ownership by executives and directors, with minimum ownership levels defined by role

✓ Maintain a compensation clawback policy

✓ Have double-trigger change-in-control cash severance protection

✓ Conduct an annual risk assessment to mitigate any compensation program-related risk reasonably likely to have a material adverse effect on the Company

✓ Offer market-competitive benefits for executives that are generally consistent with those provided to the rest of our employees

✓ Consult with an independent consultant and counsel on compensation levels and practices

X Guaranteed cash incentives or equity compensation

X Executive incentive plans without caps

X Single-trigger cash payments in connection
with a change in control

X Re-pricing of stock option awards or exchanging underwater options for cash without stockholder approval

X Hedging or pledging of equity

X Dividends or dividend equivalents paid on unvested restricted stock units

X Supplemental executive retirement plans

X Excise tax gross-ups on payments made in connection with a change in control

X Significant executive perquisites

Stockholder Input on Executive Compensation
The Board strongly believes in proactive engagement, communication and transparency with the Company’s stockholders. During 2022, the Company, led by our senior management and Board, continued its strong level of engagement with stockholders, and conducted outreach with stockholders representing approximately 75% of the Company’s outstanding Class A common stock. This engagement included participation in investor conferences and meetings and correspondence with stockholders to discuss our financial performance, strategy, corporate governance, ESG practices and executive compensation program. Our Annual Impact Report and ESG Report reflect the results of the Company’s outreach on ESG matters.
In evaluating the design of our executive compensation program and the compensation decisions for each of the NEOs, the Compensation Committee considers stockholder input, including the advisory say-on-pay vote at our annual meeting, at which 98.4% of votes cast in 2022 approved the proposal. Our next say-on-pay vote will occur at the Annual Meeting. In addition, we are asking our stockholders to vote this year on a non-binding, advisory basis regarding the frequency of this say-on-pay advisory vote.
Role of the Compensation Committee
The Compensation Committee administers the executive compensation program for all NEOs, as well as other executives within the Company. While our management team provides input, it is the responsibility of the Compensation Committee to evaluate and approve the executive compensation philosophy, plans, policies and programs.
The following table outlines the process the Compensation Committee follows to ensure the total compensation for our NEOs is competitive, appropriately tied to performance and does not promote undue risk-taking.

STEP 1: Input on Compensation		STEP 2: Compensation Committee Decisions		STEP 3: Compensation Committee Oversight

Each year, our CEO and President provide recommendations to the Compensation Committee on the compensation of all other named executive officers. Neither the CEO nor the President make recommendations on their own pay.

These recommendations take into consideration the competitive market pay data provided by the Compensation Committee’s independent compensation consultant as well as the terms of our NEOs’ employment agreements and an evaluation of the NEO’s role, contributions and performance in achieving the Company’s goals and long-term potential.
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Subsequently, the Compensation Committee determines the NEOs’ compensation, ensuring that it is aligned with our executive compensation philosophy.

All aspects of the CEO and President’s compensation are determined solely by the Compensation Committee, with relevant input from an independent compensation consultant.
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For the coming year, the Compensation Committee will review and approve:

• Objectives for each NEO

• Performance metrics for cash and equity incentive awards

The Compensation Committee ensures that incentive plan performance metrics are consistent with the financial, operational and strategic goals set by the Board, the performance goals are sufficiently ambitious and that amounts paid (when performance goals are achieved) are consistent with our executive compensation philosophy.

Role of the Independent Compensation Consultant
The Compensation Committee has ultimate responsibility for compensation-related decisions. The Compensation Committee’s advisory resources include a retained independent consultant, which assists the Compensation Committee in its evaluation of the compensation provided to our NEOs. In addition, the consultant generally attends Compensation Committee meetings and provides information, research and analysis pertaining to executive compensation and governance as requested by the Compensation Committee. In 2022, the Compensation Committee engaged Willis Towers Watson (“WTW”) for the first quarter of the year, and FW Cook beginning in the second quarter of the year, as its independent consultant.

Pursuant to SEC rules, the Compensation Committee conducted a conflicts of interest assessment and determined there is no conflict of interest resulting from retaining WTW or FW Cook. The Compensation Committee intends to reassess the independence of its consultant at least annually.

Role of the Executive Compensation Peer Group

To help ensure we provide our NEOs with fair and market-competitive compensation and to support retention of our key leaders, we annually compare our executive compensation program to that of a peer group of companies. Our peer group is reviewed based on a multi-dimensional analysis in which we select companies that meet some or all of the following criteria:	iHeartMedia’s revenues and 12-month average market cap were positioned near the 50th percentile of our peer group (as of the time the group was approved).

•    Similar in size (primarily revenue and market cap in a 0.25x-to-4.0x range, subject to exception for key competitors) and complexity to iHeartMedia
•    In the broadcasting or media and entertainment industries, including movies and entertainment, cable and satellite, integrated telecommunication services and publishing
•    In competition with iHeartMedia for executive talent

The following peer group was used to inform 2022 compensation decisions:

2022 Executive Compensation Peer Group
AMC Networks, Inc. Discovery, Inc. Audacy, Inc. Gray Television, Inc. IAC/InterActive Corp	Lions Gate Entertainment Corp. Live Nation Entertainment, Inc. Nexstar Media Group, Inc. Nielson Holdings plc Sinclair Broadcast Group, Inc.	Sirius XM Holdings, Inc. TEGNA, Inc. The E.W. Scripps Company The Interpublic Group of Companies, Inc.
Our peer group is regularly reviewed by the Compensation Committee with consideration given to our strategy and the advice of our independent compensation consultant. The Compensation Committee worked with FW Cook to review our peer group during the second half of 2022, for use in establishing 2023 compensation levels. As a result of this review, Madison Square Garden Entertainment was added to our peer group, and The Interpublic Group of Companies, Inc. was removed due to its size and industry.

Elements of the Executive Compensation Program
Our executive compensation program consists of fixed and variable pay, including cash and non-cash components. Further detail on each of these compensation elements is provided below.
Base Salary
Base salaries are intended to attract and compensate high-performing and experienced leaders and are determined based on performance, scope of responsibility and experience, with reference made to relevant competitive market data. Base salaries for executive officers are reviewed on an annual basis and at the time of contract renewal, promotion or other changes in responsibilities.

The following table sets forth the base salaries for each of our NEOs:

Salary as of 12/31/2022
Robert W. Pittman	$1,500,000
Richard J. Bressler	$1,500,000
Michael B. McGuinness	$850,000
Jordan R. Fasbender	$700,000
Scott D. Hamilton	$425,000

Base Salary Adjustments
In connection with entering into their new employment agreements, Mr. McGuinness’s annual base salary was increased to $850,000, effective September 1, 2022, and Ms. Fasbender’s annual base salary was increased to $700,000, effective April 1, 2022. In addition, under her new employment agreement, Ms. Fasbender’s annual base salary will increase to $725,000, effective April 1, 2023. The increases for Mr. McGuinness and Ms. Fasbender reflect their expanded responsibilities and better align their salaries with the median for the peer group.
Under their new employment agreements, Messrs. Pittman and Bressler’s annual base salaries increased to $1,800,000, effective January 1, 2023. The salary increase for Mr. Pittman falls within the typical market range of peer CEOs. Mr. Bressler’s new compensation levels are intended to reflect the value he delivers and the broad responsibilities of his role as President, Chief Operating Officer and Chief Financial Officer.
Short-Term Cash Incentives
2022 Annual Incentive Plan
In early 2022, the Compensation Committee approved the 2022 Annual Incentive Plan. The Annual Incentive Plan is an important part of our compensation program that emphasizes pay for performance by aligning annual cash compensation with financial and operational achievements, incentivizing our NEOs to drive operating performance that supports long-term stockholder value creation. Funding under the 2022 Annual Incentive Plan was based on the following metrics and weightings:

Metrics
CEO and President	60% based on Company achievement of Adjusted EBITDA, and 40% based on Company achievement of Adjusted Free Cash Flow (FCF)
Other NEOs(1)	50% based on Company achievement of Adjusted EBITDA, 30% based on Company achievement of Adjusted FCF, and 20% based on achievement of individual strategic objectives
(1) Mr. Hamilton’s Annual Incentive Plan was comprised of 45% based on Company achievement of Adjusted EBITDA, 25% based on Company achievement of Adjusted FCF and 30% based on achievement of individual strategic objectives.
For purposes of the 2022 Annual Incentive Plan, Adjusted EBITDA and Adjusted FCF are non-GAAP measures defined as set forth in the Supplemental Disclosure Regarding Non-GAAP Information.

The targeted Adjusted EBITDA goal under the 2022 Annual Incentive Plan was $1.2 billion. The following table sets forth the threshold, target and maximum bonus opportunities with respect to the Adjusted EBITDA component of the 2022 Annual Incentive Plan:

Financial Goal Achievement	Percentage of Adjusted EBITDA Target Bonus Earned
Less than 90% of Target	0%
90%-99.9% of Target	35-99.9% of the Target Bonus(1)
100% of Target	100% of the Target Bonus
100.1%-114.9% of Target	100.1%-199.9% of the Target Bonus(1)
115% or more than Target	200% of the Target Bonus
(1) Determined on a straight-line interpolation basis.
The targeted cumulative Adjusted FCF goal under the 2022 Annual Incentive Plan was $425 million. The following table sets forth the threshold, target and maximum bonus opportunities with respect to the Adjusted FCF component of the 2022 Annual Incentive Plan:

Financial Goal Achievement	Percentage of Adjusted FCF Target Bonus Earned
Less than 85% of Target	0%
85-99.9% of Target	50-99.9% of the Target Bonus(1)
100% of Target	100% of the Target Bonus
100.1-169.9% of Target	100.1-199.9% of the Target Bonus(1)
170% or more than Target	200% of the Target Bonus
(1) Determined on a straight-line interpolation basis.
In determining the awards for the NEOs other than Messrs. Pittman and Bressler, the Compensation Committee also considered achievement of individual strategic objectives. Mr. McGuinness was responsible for the achievement of certain financial and investor relations objectives. Ms. Fasbender’s strategic objectives generally included management of the legal, regulatory, compliance, privacy and legislative strategy and policies, as well as management of corporate governance matters. Mr. Hamilton’s strategic objectives generally included oversight for the Company’s accounting, treasury, procurement, and risk management functions.
With respect to 2022, Adjusted EBITDA was achieved at 81.0% of target, equating to a 0% payout. Adjusted Free Cash Flow was achieved at 68.4% of target, equating to a 0% payout. The specified individual goals were achieved at 100% of target for Messrs. McGuinness and Hamilton and Ms. Fasbender.
Actual 2022 Payouts
The following table provides information about the actual payments made in 2023 to our NEOs under our 2022 Annual Incentive Plan:

	2022 Adjusted EBITDA Goal Payout	2022 Adjusted FCF Goal Payout	2022 Individual Goal Payout	Target Dollar Amount	2022 Percentage of Target Bonus Earned	Actual Payout
Robert W. Pittman	0%	0%	n/a	$3,400,000	0%	$0
Richard J. Bressler	0%	0%	n/a	$3,400,000	0%	$0
Michael McGuinness	0%	0%	100%	$886,075(1)	20%	$177,215
Jordan R. Fasbender	0%	0%	100%	$700,000	20%	$140,000
Scott Hamilton	0%	0%	100%	$297,500	30%	$89,250
(1) Target bonuses are calculated based on the NEO’s year-end annual base salary for 2022. Under his new employment agreement, Mr. McGuinness’s target bonus was increased from 110% of his annual base salary to 125% of his annual base salary, effective as of September 1, 2022.

Long-Term Incentive Compensation
Equity grants help to align executive interests with those of our stockholders. We have designed our annual long-term incentive program to support the objectives of our business, align with market practice and provide incentive to deliver key financial performance that is linked with long-term stockholder value creation.
The following criteria are evaluated for each of the NEOs when determining the value of their annual equity award:
▶Performance over the long term;
▶Performance during the prior year;
▶Long-term potential;
▶Retention considerations; and
▶Market practices for comparable positions.
Since emergence from bankruptcy in 2019, the Company has not granted equity awards on regular cadence. The equity awards granted in August 2020 to our then-named executive officers represented the first grant of long-term incentives since the Company’s emergence from bankruptcy and were a “pull forward” of their intended 2021 annual equity awards; as such, we did not grant equity awards to them in 2021. In 2022, the Compensation Committee introduced an annual equity award component to our executive compensation program that is more typical for a public company.
Our annual long-term incentive program is comprised of 50% RSUs and 50% PSUs, which the Compensation Committee believes balances a focus on performance with retention considerations, while reflecting competitive market practices. We believe that the mix of RSUs and PSUs helps to link compensation to the achievement of multi-year performance goals while simultaneously strengthening the alignment of management and stockholder interests by creating meaningful levels of Company stock ownership. The following table summarizes key characteristics of these awards.

	Restricted Stock Units	Performance Stock Units
Objective	Promote executive retention; Reinforce ownership in the Company	Promote executive retention; Reward achievement of specific financial and strategic objectives
Vesting Time Horizon	3 years (ratable vesting)	3 years (cliff vesting)
Performance Metrics	Continued service	Adjusted EBITDA, Diversity and Relative TSR
Performance Stock Units
The PSUs were primarily designed to incentivize achievement of key financial and strategic priorities over a three-year performance period ending December 31, 2024. The PSUs will be earned from 0% to 150% of target based on the achievement of three discrete measures over the performance period, with any earned PSUs vesting on the third anniversary of the grant date.

	Metrics	Weighting
Adjusted EBITDA	2022-2024 cumulative Adjusted EBITDA	25%
Diversity	Increased levels of gender and racial/ethnic diversity in leadership, workforce and programming	25%
Relative TSR	Three-year performance versus the constituents of the S&P U.S. BMI Media & Entertainment Index	50%

The Compensation Committee believes these metrics are highly relevant to assessing our long-term operational, strategic and relative TSR performance, and driving pay-for-performance compensation outcomes. Although Adjusted EBITDA is one of the metrics in our 2022 Annual Incentive Plan, we use cumulative Adjusted EBITDA (measured over three years) as a metric in our PSU awards both because Adjusted EBITDA is a key metric reviewed by our stockholders in measuring our performance, and because it incentivizes our executives to manage costs while increasing revenue over both the short- and long-term. The Diversity metrics reflect the commitment of our Board and senior management to advancing diversity and inclusion, both in our workforce and in our creation of content. Relative TSR compared to the constituents of the S&P U.S. BMI Media & Entertainment Index was selected as a performance metric for PSU awards because it rewards iHeartMedia’s relative ability to create value for long-term stockholders, aligning the interests of our executives and stockholders. The TSR of the Company will be measured at the end of the performance period relative to the Company’s peer group.
2022 Annual Long-Term Incentive Awards
On May 9, 2022, the Compensation Committee granted the NEOs the following annual long-term incentive awards.

	RSU Value at Grant Date	RSUs Granted (#)	Target PSU Value at Grant Date	Target PSUs Granted (#)	Total Value at Grant Date
Robert W. Pittman	$4,000,000	325,998	$4,000,000	303,944	$8,000,000
Richard J. Bressler	$4,000,000	325,998	$4,000,000	303,944	$8,000,000
Michael B. McGuinness	$1,000,000	81,500	$1,000,000	75,986	$2,000,000
Jordan R. Fasbender	$800,000	65,200	$800,000	60,789	$1,600,000
Scott D. Hamilton	$92,025	7,500	$99,225	7,500	$191,250
Messrs. Pittman and Bressler’s Sign-On PSU Awards
As noted earlier in this CD&A, in connection with signing their new employment agreements, Messrs. Pittman and Bressler were granted one-time “sign-on" PSU awards that have a grant-date fair value equal to $6,500,000 and $6,000,000, respectively. The awards will become earned based on the Company’s achievement of absolute TSR goals calculated over the five-year performance period, with no portion of the award earned unless significant value is created for our shareholders, as set forth in the table below.

TSR Percentage Goal	Share Price Goal(1)	PSUs Earned
50%	$29.09	20% of Target PSUs
75%	$33.94	40% of Target PSUs
100%	$38.79	60% of Target PSUs
125%	$43.63	80% of Target PSUs
150%	$48.48	100% of Target PSUs
(1) Share price goal is calculated based on the Company’s 20 trading day average per share price (inclusive of dividends).
The PSU awards are not eligible to become earned prior to the first anniversary of the March 28, 2022 grant date. Any PSUs that become earned during the performance period will vest on the fifth anniversary of the grant date, generally subject to the NEO’s continued employment.
Benefits and Perquisites
Each of the NEOs is entitled to participate in all employee benefit and retirement plans, as well as all group health, hospitalization, disability and other insurance and employee welfare benefit plans in which other similarly situated employees may participate. We also provide certain other perquisites to the NEOs. There were no new or additional benefits and perquisites for any of our NEOs in 2022.
Specifically, from time to time, certain of our NEOs use an aircraft for personal air travel, pursuant to the Company’s Aircraft Policy. In addition, we agreed to make an aircraft available to Mr. Pittman for his business and personal use and we currently lease an airplane for Mr. Pittman’s use, as described in “Certain Relationships and Related Party Transactions.” Effective with the new employment contract for Mr. Pittman, Mr. Pittman will reimburse the Company to the extent that his personal use of such aircraft exceeds $250,000 in the aggregate during a calendar year. We also make a car and driver available for Mr. Pittman and Mr. Bressler’s use. These perquisites are imputed into the NEO’s income and no associated tax equalization payments are provided.
The Compensation Committee believes that the above benefits and perquisites, although a relatively small portion of the NEOs’ total compensation, provide a more tangible incentive than an equivalent amount of cash compensation. For further discussion of these benefits and perquisites, including the methodology for computing their costs, please refer to the Summary Compensation Table included in this proxy statement, as well as the All Other Compensation table included in footnote (b) to the Summary Compensation Table.
In the future, we may provide different and/or additional compensation components, benefits and/or perquisites to our NEOs to ensure that our compensation structure is balanced and comprehensive. We believe that it is important to maintain flexibility to adapt our compensation structure to properly attract, motivate and retain the top executive talent for which we compete. All future practices regarding compensation components, benefits and/or perquisites will be subject to review by the Compensation Committee.

Severance Arrangements
Pursuant to their respective employment agreements, each of our NEOs is entitled to certain payments and benefits in defined termination situations or in connection with a change in control. We believe that our severance arrangements facilitate an orderly transition in the event of changes in management. For further discussion of severance payments and benefits, see “Executive Compensation—Summary of Potential Payments and Benefits—Termination and Change in Control Events” set forth below in this proxy statement.
Other Matters
Tax and Accounting Considerations
Accounting Standards Codification (“ASC”) Topic 718 requires us to calculate the grant date “fair value” of our stock-based awards using a variety of assumptions. ASC Topic 718 also requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of stock options, restricted stock, RSUs and PSUs under our equity incentive award plans will be accounted for under ASC Topic 718. We have elected to account for forfeitures of awards as they occur. The Compensation Committee will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align the accounting expense of our equity awards with our overall executive compensation philosophy and objectives.
Responsible Equity Grant Practices
Our equity grant practices ensure all grants are made on fixed grant dates and at exercise prices or grant prices equal to the fair market value of our Class A common stock on such dates. Equity grants are awarded under our stockholder approved plans and we do not backdate, reprice or grant equity awards retroactively. Our stockholder-approved equity plans prohibit repricing of awards or exchanges of underwater options for cash or other securities without stockholder approval.
Securities Trading Policy
Our Board has adopted an Insider Trading Compliance Policy, which applies to all of our directors, executive officers, employees, consultants and contractors. The policy prohibits those covered by the policy from engaging in transactions in publicly traded options related to the Company’s equity securities, such as puts or calls, or engaging in transactions involving any other financial instruments, such as forward contracts, equity swaps, collars or exchange funds, that are designed to hedge or offset any decrease in the market value of the Company’s equity securities.
Clawback Policy

We believe in maintaining best practices for our executive compensation program, and as part of that our Board has adopted a “clawback” policy with respect to excess cash and time-vesting or performance-vesting equity compensation in connection with a financial restatement, regardless of whether fraud or misconduct was involved in the financial restatement. If any of the payments would have been lower had they been determined using the restated results, the Board may seek to recoup from the executive officers up to the excess value or benefit of the prior payments made to those executive officers, which can be recouped from any compensation. In light of rules recently issued by the Securities and Exchange Commission regarding clawback policies, we expect to review our clawback policy in 2023 and determine whether any updates to our policy are warranted.
Stock Ownership Guidelines and Broad-Based Stock Ownership
We maintain stock ownership guidelines covering our executive officers, including our NEOs. In 2022, we amended our stock ownership guidelines to include directors, who previously were subject to separate stock ownership requirements.
We believe that linking a significant portion of an officer’s current and potential future net worth to our success, as reflected in our share price, helps to ensure that officers have a stake similar to that of our stockholders. Stock ownership guidelines also encourage long-term management of the Company for the benefit of its stockholders.
These guidelines require the covered individual to own an amount of our Class A common stock with an aggregate market value equal to a specified multiple of their base salary or, with respect to directors, $500,000. Each covered individual is expected to satisfy the applicable ownership requirement generally within five years after first becoming subject to the guidelines. The table below reflects the current ownership guidelines for executives:

Position	Multiple of Base Salary
Chief Executive Officer and President	6x
Named Executive Officers (other than the Chief Executive Officer, President and Chief Accounting Officer)	2x
Chief Accounting Officer	1x

The types of ownership arrangements counted towards the guidelines are: shares of our Class A common stock, whether held individually, jointly, or in trust with or for the benefit of an immediate family member, shares held by a corporate entity in which the individual holds voting or disposal power over such shares, deferred stock units (vested or unvested) or unvested restricted stock unit awards.
Policy on Hedging and Pledging Company Equity Securities
As mentioned earlier in this proxy statement, we prohibit all directors and executive officers from hedging our securities; directors and executive officers are also prohibited from pledging our securities, unless such pledge is specifically pre-approved by the Company’s General Counsel.

COMPENSATION COMMITTEE REPORT
The information contained in this Report of the Compensation Committee shall not be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically incorporate this information by reference).
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis and, based on such review and discussions, recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.
Respectfully submitted,
THE COMPENSATION COMMITTEE
James A. Rasulo (Chair)
Samuel E. Englebardt
Cheryl Mills
Kamakshi Sivaramakrishnan

EXECUTIVE COMPENSATION TABLES
The following section, and the tables that appear herein, sets forth information with respect to total compensation for the year ended December 31, 2022, and, with respect to the Summary Compensation Table below, the fiscal years ended December 31, 2022, 2021 and 2020 for our 2022 NEOs.
Summary Compensation Table
The Summary Compensation Table below provides compensation information for the years ended December 31, 2022, 2021 and 2020 for our NEOs.

Name and Principal Position	Year	Salary	Stock Awards(a)	Option Awards (a)	Non-Equity Incentive Plan Compensation	All Other Compensation(b)	Total
Robert W. Pittman Chairman and Chief Executive Officer (PEO)	2022	$1,500,000	$14,500,000	$—	$—	$302,333	$16,302,333
	2021	$1,500,000	$—	$—	$6,139,429	$1,129,224	$8,768,653
	2020	$375,000	$2,231,530	$2,187,510	$—	$522,600	$5,316,640
Richard J. Bressler President, Chief Operating Officer and Chief Financial Officer (PFO)	2022	$1,500,000	$14,000,000	$—	$—	$1,384	$15,501,384
	2021	$1,500,000	$—	$—	$6,139,429	$13,405	$7,652,834
	2020	$1,275,000	$2,231,530	$2,187,510	$—	$6,507	$5,700,547
Michael B. McGuinness Executive Vice President, Finance and Deputy Chief Financial Officer	2022	$850,000	$2,000,000	$—	$177,215	$—	$3,027,215
	2021	$725,000	$—	$—	$1,319,293	$—	$2,044,293
	2020	$536,667	$326,872	$73,944	$—	$5,000	$942,483
Jordan R. Fasbender Executive Vice President, General Counsel and Secretary	2022	$700,000	$1,600,000	$—	$140,000	$—	$2,440,000
	2021	$550,000	$73,700	$117,210	$909,857	$—	$1,650,767
Scott D. Hamilton Senior Vice President, Chief Accounting Officer and Assistant Secretary	2022	$425,000	$191,250	$—	$89,250	$—	$705,500
	2021	$425,000	$—	$—	$469,625	$—	$894,625
	2020	$408,654	$—	$23,700	$—	$443	$432,797
(a) The amounts shown represent the full grant date fair value of RSUs, PSUs and Stock Options awarded to the executive by iHeartMedia, computed in accordance with the requirements of ASC Topic 718, but excluding any impact of estimated forfeiture rates as required by SEC regulations. With respect to the PSUs granted on May 9, 2022, the number of PSUs that are eligible to vest will be determined based on the measurement Adjusted EBITDA, Diversity and Relative TSR as described in more detail in the "Compensation Discussion and Analysis—Long-Term Incentive Compensation—Performance Stock Units" section above.

The grant date fair value of the PSUs included in the "Stock Awards" column above that are tied to the Adjusted EBITDA and Diversity metrics was calculated based on the probable achievement of the performance goals as determined at the date of grant, which was determined to be the target level of performance in each case.

For the portion of PSU awards granted in May 2022 tied to Relative TSR performance, the grant date fair value included in the "Stock Awards" column above is calculated based on the Monte Carlo simulation model, which incorporated the following significant inputs; (i) the stock price on the date of grant; (ii) the performance period for the award which is May 9, 2022 to December 31, 2024; (iii) a risk-free interest rate derived from the U.S. Department of Treasury constant maturities yields on the grant date as reported in the H.15 Federal Reserve Statistical Release commensurate with the remaining length of the performance period; (iv) a dividend yield of 0% because the Company does not pay dividends; (v) the stock price volatility of the Company and each company in the S&P U.S. BMI Media & Entertainment Index over the time horizons matching the performance periods; and (vi) the starting TSR was calculated for the Company and each of the S&P U.S. BMI Media & Entertainment Index component companies based on closing prices on the grant date compared to the average closing prices over the 20 trading days immediately preceding the first day of the Performance Period.

The following table presents the fair value assumptions used in the valuation of the PSUs tied to Relative TSR performance granted during the fiscal year ended December 31, 2022:

Grant Date
May 9, 2022
Closing Price	$12.27
Risk Free Rate	2.8%
Dividend Yield	—%
Volatility	27.2%
Initial TSR Performance	(30.6)%
Fair Value per share based on the Monte Carlo Simulation	$14.19

The highest level of performance that may be achieved for the PSUs is 150% of the target. The grant date fair values for the PSUs granted in May 2022 to Messrs. Pittman, Bressler, McGuinness, Fasbender and Hamilton (assuming performance at the maximum level) is $6,000,000, $6,000,000, $1500,000, $1,200,000 and $148,838, respectively.

The “sign-on” PSUs are considered market condition awards and, as such, the grant date fair value of the awards is the full grant date fair value, as adjusted to reflect any reduction in value that is appropriate for the probability that the market condition might not be met. For the "sign-on" PSU awards granted in March 2022 tied to absolute TSR performance, the grant date fair value included in the "Stock Awards" column above is calculated based on the Monte Carlo simulation model, which incorporated the following significant inputs; (i) the stock price on the date of grant; (ii) the performance period for the award which is March 28, 2022 to March 28, 2027; (iii) a risk-free interest rate derived from the U.S. Department of Treasury continuously compounded yield on zero-coupon U.S. Treasury Separate Trading of Registered Interest and Principal of Securities as of the grant date for a period equal to the performance period; (iv) a dividend yield of 0% because the Company does not pay dividends; and (v) the stock price volatility of the Company and each company in the Peer Group (which includes AMC Networks, Inc., Gray Television, Inc., Lions Gate Entertainment Corp., Nexstar Media Group, Inc., Nielsen Holdings plc, Sinclair Broadcast Group, Inc., TEGNA Inc., and The E.W. Scripps C over the time horizons matching the performance periods. The number of "sign-on" PSUs that are eligible to vest will become earned based on the Company's achievement of absolute TSR goals calculated over the five-year performance period, as described in more detail in the "Compensation Discussion and Analysis—Long-Term Incentive Compensation—Performance Stock Units" section above.

The following table presents the fair value assumptions used in the valuation of the PSUs tied to absolute TSR performance granted during the fiscal year ended December 31, 2022:

Grant Date
March 28, 2022
Closing Price	$19.04
Risk Free Rate	2.5%
Dividend Yield	—%
Volatility	54.7%
Fair Value per share based on the Monte Carlo Simulation	$14.08

(b) As described in the chart below, for 2022 the All Other Compensation column reflects:
•the value of personal use of an aircraft by Messrs. Pittman and Bressler; and
•amounts reimbursed for car service expenses incurred by Messrs. Pittman.

	Robert W. Pittman	Richard J. Bressler
Aircraft usage	$250,000	$—
Car Service	52,333	1,384
TOTAL	$302,333	$1,384
Except as described below with respect to aircraft usage, the value of all benefits included in the All Other Compensation column is based on iHeartMedia’s actual costs.

The value of personal aircraft usage reported above represents the incremental cost to iHeartMedia for the executives personal use of private aircraft based on the direct variable operating cost per hour of flight incurred by iHeartMedia for such use. These variable costs include items such as fuel charges, departure and landing fees, regular maintenance costs and crew expenses.

Grants of Plan-Based Awards—Fiscal Year 2022
The following table shows all plan-based awards which the Company granted to the NEOs during 2022.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(b)			Estimated Future Payouts Under Equity Incentive Plan Awards(#)(c)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value and Option Awards(a)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Robert W. Pittman		$1,394,000	$3,400,000	$6,800,000
	3/28/2022(c)				92,343	277,028	461,713		$6,500,000
	5/9/2022(d)							325,998	$4,000,000
	5/9/2022(e)				151,972	303,944	455,916		$4,000,000
Richard J. Bressler		$1,394,000	$3,400,000	$6,800,000
	3/28/2022(c)				85,239	255,718	426,197		$6,000,000
	5/9/2022(d)							325,998	$4,000,000
	5/9/2022(e)				151,972	303,944	455,916		$4,000,000
Michael B. McGuinness		$465,190	$886,075	$1,772,150
	5/9/2022(d)							81,500	$1,000,000
	5/9/2022(e)				37,994	75,986	113,980		$1,000,000
Jordan R. Fasbender		$367,500	$700,000	$1,400,000
	5/9/2022(d)							65,200	$800,000
	5/9/2022(e)				30,395	60,789	91,184		$800,000
Scott D. Hamilton		$173,294	$297,500	$595,000
	5/9/2022(d)							7,500	$92,025
	5/9/2022(e)				3,751	7,500	11,251		$99,225
(a) The amounts in the table reflect the full grant date fair value of RSU and PSU awards granted in 2022, computed in accordance with the requirements of ASC Topic 718 but excluding any impact of estimated forfeiture rates as required by SEC regulations. We provide information regarding the assumptions used to calculate the value of all RSU and PSU awards made to executives in footnote (a) to the Summary Compensation Table.
(b) Represents threshold, target and maximum annual bonus opportunities for the applicable executive.
(c) The PSUs granted to Messrs. Pittman and Bressler on March 28, 2022 are eligible to be earned based on the Company’s achievement of absolute TSR goals calculated over the five-year performance period following the grant date.
(d) The RSUs granted to each of the NEOs on May 9, 2022 are eligible to vest as to one-third of the underlying shares on the first three anniversaries of the grant date, subject to the executive’s continued employment.
(e) The PSUs granted to each of the NEOs on May 9, 2022 are eligible to be earned based on the Company’s achievement of relative TSR goals, Adjusted EBITDA goals and Diversity, Equity and Inclusion goals through the earlier of December 31, 2024 and a change in control of the Company. The PSUs will vest, to the extent earned and subject to continued employment, on the third anniversary of the grant date. See “Compensation Discussion and Analysis—Long-Term Incentive Compensation – Performance Stock Units” for a more detailed description of these PSUs.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Cash and Stock Incentive Plans

See “Compensation Discussion and Analysis—Elements of the Executive Compensation Program” for a more detailed description of our 2022 Annual Incentive Plan, which is our short-term annual cash bonus plan, and the 2022 grant of equity awards to our NEOs.

Employment Agreements with the Named Executive Officers

Certain elements of the compensation of the NEOs are determined based on their respective employment agreements.

The descriptions of the employment agreements set forth below summarize the material terms of the agreements as they were in effect in 2022, and do not purport to be complete and are qualified in their entirety by the employment agreements. For further discussion of the amounts of salary and bonus and other forms of compensation, see “Compensation Discussion and Analysis” above. Each of the employment agreements discussed below provides for severance and change in control payments as more fully described under “—Potential Post Employment Payments” in this proxy statement, which descriptions are incorporated herein by reference.

Robert W. Pittman and Richard Bressler

We are party to amended and restated employment agreements with Messrs. Pittman and Bressler, each dated as of March 28, 2022 (collectively, the “A&R Employment Agreements”).

Under Mr. Pittman’s A&R Employment Agreement (the “Pittman Agreement”), Mr. Pittman serves as Chairman of the Board of iHeartMedia, in addition to his continued service as Chief Executive Officer of iHeartMedia and iHeart Media Holdings, Inc. (“iHMMS”), a subsidiary of iHeartMedia. Under Mr. Bressler’s A&R Employment Agreement (the “Bressler Agreement”), Mr. Bressler serves as

President, Chief Operating Officer and Chief Financial Officer of iHeartMedia and iHMMS. Pursuant to the A&R Employment Agreements each of Messrs. Pittman and Bressler are serving under an extended term ending on June 1, 2026, at which time the agreements will terminate unless Mr. Bressler, iHeartMedia and iHMMS mutually agree to extend the term.

In accordance with the A&R Employment Agreements, Messrs. Pittman and Bressler each continued to receive a minimum base salary of $1,500,000 per year and a target annual performance bonus of $3,400,000 through December 31, 2022. On January 1, 2023, the minimum base salary rate for each of Messrs. Pittman and Bressler increased to $1,800,000 per year, and the target annual bonus opportunity for each of Messrs. Pittman and Bressler was changed to 225% of his respective base salary rate. Their base salary may be increased at the discretion of iHeartMedia’s Board or its Compensation Committee. Under the A&R Employment Agreements, Messrs. Pittman and Bressler have the opportunity to earn an annual performance bonus based on the achievement of performance goals established by the Compensation Committee after consultation with the applicable executive.

In connection with entering into the A&R Employment Agreements with Messrs. Pittman and Bressler, we granted to each of Messrs. Pittman and Bressler an award of performance-vesting restricted stock units, which has a grant-date fair value of $6,500,000 for Mr. Pittman and $6,000,000 for Mr. Bressler, and which generally vests based on our achievement of rigorous absolute total shareholder return goals and continued service over a five-year period. In addition, Messrs. Pittman and Bressler remain eligible to receive a discretionary annual equity award with a target grant-date fair value equal to $8,000,000; provided, that neither executive is entitled to receive an annual equity award, and the grant of any annual equity award (and the terms and amount of such award) will be subject to the Compensation Committee's discretion and approval. Further, the agreements prescribe that the forms of award agreement underlying equity granted pursuant to Messrs. Pittman and Bressler’s A&R Employment Agreements provide that in the event of a change in control, a related Qualifying Termination will result in the acceleration of unvested awards (i.e., double trigger), subject to additional conditions

Messrs. Pittman and Bressler are each entitled to participate in all pension, profit sharing and other retirement plans, all incentive compensation plans, all group health, hospitalization and disability or other insurance plans, paid vacation, sick leave and other employee welfare benefit plans in which other similarly situated employees of iHeartMedia may participate. In addition, during the term of his employment, iHeartMedia will make an aircraft available to Mr. Pittman for his business and personal use and will pay all costs associated with the provision of the aircraft, provided that Mr. Pittman is required to reimburse iHeartMedia to the extent that his personal use of such aircraft exceeds $250,000 in the aggregate for the applicable calendar year during Mr. Pittman’s employment term (calculated by reference to the incremental cost to iHeartMedia that would be reportable in accordance with Item 402 of Regulation S-K, including any amendments or successor rules thereto). iHeartMedia also makes a car and driver available for Mr. Pittman’s business and personal use. Under the Bressler Agreement, iHeartMedia makes a car service available for Mr. Bressler’s business use.

Under the A&R Employment Agreements, Messrs. Pittman and Bressler are required to comply with standard confidentiality, non-competition and non-solicitation covenants. In addition, iHeartMedia agreed to defend and indemnify each of Messrs. Pittman and Bressler for acts committed in the course and scope of his employment.

Michael B. McGuinness

Effective September 5, 2019, Michael B. McGuinness entered into an employment agreement with one of our subsidiaries, iHMMS, which we amended on January 1, 2021 and September 16, 2022 (collectively, the “McGuinness Agreement”). Under the McGuinness Agreement, Mr. McGuinness serves as Executive Vice President, Deputy Chief Financial Officer of iHeartMedia and Deputy Chief Financial Officer – Multiplatform and Digital Segments of iHMMS.

As amended, the term of the McGuinness Agreement ends on June 1, 2027, with automatic two-year extensions thereafter unless either party gives prior written notice of non-renewal. Pursuant to the McGuinness Agreement, Mr. McGuinness is entitled to receive a base salary at a rate of $725,000 per year, which increased on September 1, 2022 to $850,000 on September 1, 2022, and which is further subject to increase to $925,000 on January 1, 2024 and to $975,000 on January 1, 2026. Mr. McGuinness will be eligible to earn an annual performance bonus based on the achievement of financial and performance criteria established by iHMMS and approved in the annual budget, with a target bonus opportunity of 110% of his base salary, which increased to 125% of his base salary on September 1, 2022. The McGuinness Agreement also entitles Mr. McGuinness to participate in all employee welfare benefit plans in which other similarly situated employees of iHMMS may participate.

Under the McGuinness Agreement, Mr. McGuinness is required to comply with typical confidentiality, non-competition and non-solicitation covenants. iHMMS may elect at any point during the employment term, other than the applicable notice of non-renewal period, to change Mr. McGuinness to consulting status for a twelve-month period. If Mr. McGuinness is placed in a consulting status, he will be entitled to continued payment of his base salary and any earned but unpaid annual bonus with respect to the prior year, as well as be eligible to receive a pro-rata bonus, calculated based upon performance as of the date on which Mr. McGuinness is placed in a consulting status as related to overall performance at the end of such calendar year.

Jordan R. Fasbender

On July 18, 2022, we entered into an amended and restated employment agreement with Ms. Fasbender (the “Fasbender Agreement”). Under the Fasbender Agreement, Ms. Fasbender serves as Executive Vice President, General Counsel and Secretary for an extended term ending on March 31, 2025, with automatic one-year extensions thereafter unless either party gives prior written notice of non-renewal.

Pursuant to the Fasbender Agreement, Ms. Fasbender’s minimum base salary is $550,000 per year, which increased to $700,000 per year on April 1, 2022 and will increase to $725,000 per year as of April 1, 2023 and to $750,000 as of April 1, 2024. Her base salary may be further increased in our discretion. Ms. Fasbender also has the opportunity to earn an annual bonus, targeted at 100% of her base salary then in effect, based on financial or other performance-based criteria to be established by iHeartMedia on an annual basis.
Ms. Fasbender is entitled to participate in all incentive compensation plans, all group health, hospitalization and disability or other insurance plans, paid vacation, sick leave and other employee welfare benefit plans in which other similarly situated employees of iHeartMedia may participate.

Under the Fasbender Agreement, Ms. Fasbender is required to comply with typical confidentiality, non-competition and non-solicitation covenants. In addition, iHeartMedia agreed to defend and indemnify Ms. Fasbender for acts committed in the course and scope of her employment.

Scott D. Hamilton

Mr. Hamilton’s employment agreement was entered into with iHMMS prior to our Chapter 11 process and provides for his service as Senior Vice President, Chief Accounting Officer and Assistant Secretary, which was subsequently amended May 1, 2017 (collectively, the “Hamilton Agreement”). The Hamilton Agreement provided for an initial employment term through April 30, 2020 and thereafter provides for automatic two-year extensions, unless either iHMMS or Mr. Hamilton gives prior notice electing not to extend the agreement. Pursuant to the Hamilton Agreement, Mr. Hamilton is entitled to receive a base salary from iHMMS at a rate no less than $425,000 per year, which shall be increased at iHMMS’ discretion. Mr. Hamilton has the opportunity to earn an annual performance bonus based on the achievement of financial and performance criteria established by iHMMS and approved in the annual budget, with a target bonus opportunity of 70% of his base salary. The Hamilton Agreement also entitles Mr. Hamilton to participate in all employee welfare benefit plans in which other similarly situated employees of iHMMS may participate.

Under the Hamilton Agreement, Mr. Hamilton is required to comply with typical confidentiality, non-competition and non-solicitation covenants.

iHMMS may elect at any point during the employment term other than the applicable notice of non-renewal period to change Mr. Hamilton to consulting status for a twelve-month period. If Mr. Hamilton is placed in a consulting status, he will be entitled to continued payment of his base salary and any earned but unpaid annual bonus with respect to the prior year, as well as be eligible to receive a pro-rata bonus, calculated based upon performance as of the date on which Mr. Hamilton is placed in a consulting status as related to overall performance at the end of such calendar year.

Outstanding Equity Awards at 2022 Fiscal Year-End
The following table shows all outstanding equity awards held by the NEOs as of December 31, 2022:

Name	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Options (#) Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested or Earned Shares of Units of Stock (#)	Market Value of Shares or Units of Stock That Have Not Vested or Earned Shares or Units of Stock ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Robert W. Pittman	5/9/2022					325,998	$1,998,368
	5/9/2022							233,472	$1,431,183
	3/28/2022							92,343	$566,063
	8/14/2020	230,750	230,750	$8.98	8/14/2030
	5/30/2019	1,158,467	289,617	$19.00	5/30/2025	96,539	$591,784
Richard J. Bressler	5/9/2022					325,998	$1,998,368
	5/9/2022							233,472	$1,431,183
	3/28/2022							85,239	$522,515
	8/14/2020	230,750	230,750	$8.98	8/14/2030
	5/30/2019	1,158,467	289,617	$19.00	5/30/2025	96,539	$591,784
Michael B. McGuinness	5/9/2022					81,500	$499,595
	5/9/2022							58,368	$357,796
	8/14/2020	7,800	7,800	$8.98	8/14/2030
	9/9/2019	24,000	6,000	$13.93	9/9/2025	4,000	$24,520
Jordan R. Fasbender	5/9/2022					65,200	$399,676
	5/9/2022							46,695	$286,240
	2/17/2021	3,750	11,250	$14.74	2/17/2031	3,750	$22,988
	8/14/2020	8,250	8,250	$8.98	8/14/2030	6,750	$41,378
	7/10/2019	8,000	2,000	$19.00	7/10/2025	4,000	$24,520
Scott D. Hamilton	5/9/2022					7,500	$45,975
	5/9/2022							5,625	$34,481
	8/14/2020	2,500	2,500	$8.98	8/14/2030
	5/30/2019	8,000	2,000	$19.00	5/30/2025	2,000	$12,260
(a) For equity awards with respect to the Class A common stock of iHeartMedia, this value is based upon the closing sale price of iHeartMedia’s Class A common stock on December 31, 2022 of $6.13.
(b) The following table describes the vesting schedule for each outstanding equity award included above.

Grant Date	Unit Type	Stock Awards Vesting Schedule
5/9/2022	RSUs	33% on each of the first three anniversaries of the grant date
5/9/2022	PSUs	100% vested on the third anniversary of the grant date, subject to performance goal achievement(a)
3/28/2022	PSUs	100% vested on the third anniversary of the grant date, subject to performance goal achievement(b)
2/17/2021	RSUs	25% on each of the first four anniversaries of the grant date
2/17/2021	Options	25% on each of the first four anniversaries of the grant date
8/14/2020	Options	25% on each of the first four anniversaries of the grant date
9/09/2019	RSUs	25% on each of the first four anniversaries of the grant date
9/09/2019	Options	20% on December 6, 2019 (90 days following the grant date); an additional 20% will vest on each of the first four anniversaries of the grant date
7/10/2019	RSUs	20% on July 22, 2019 (two days following our Direct Listing); an additional 20% will vest on each of the first four anniversaries of the grant date
7/10/2019	Options	20% on July 22, 2019 (two days following our Direct Listing); an additional 20% will vest on each of the first four anniversaries of the grant date
5/30/2019	RSUs	20% on July 22, 2019 (two days following our Direct Listing); an additional 20% will vest on each of the first four anniversaries of the grant date
5/30/2019	Options	20% on July 22, 2019 (two days following our Direct Listing); an additional 20% will vest on each of the first four anniversaries of the grant date
(a) The PSUs granted on May 9, 2022 are tied to three categories of performance goals: Adjusted EBITDA (25%), Diversity, Equity and Inclusion (25%), and Relative TSR (50%).
(b) The PSUs granted on March 28, 2022 are tied to achievement of absolute TSR goals.

Option Exercises and Stock Vested—Fiscal Year 2022
The following table sets forth certain information concerning stock vesting for the NEOs during the year ended December 31, 2022. None of our NEOs exercised options in 2022.

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)(a)	Value Realized on Vesting (b)
Robert W. Pittman	345,039	$6,199,067
Richard J. Bressler	345,039	6,199,067
Michael B. McGuinness	40,400	787,996
Jordan R. Fasbender	8,625	89,501
Scott D. Hamilton	2,000	22,940
(a) Represents the gross number of shares acquired on vesting of iHeartMedia RSUs without taking into account any shares withheld to satisfy applicable tax obligations.
(b) Represents the value of the vested RSUs, calculated by multiplying (1) the number of vested restricted stock units, by (2) the closing price on the vesting date or, if the vesting date is not a trading day, the previous trading day.

Summary of Potential Payments and Benefits—Termination and Change in Control Events
Overview
This section describes the benefits payable to our Named Executive Officers in two circumstances:
●    Termination of Employment
●    Change in Control
Capitalized terms not specifically defined below have the meanings given to them in the relevant employment agreement.

Robert W. Pittman and Richard J. Bressler

Termination by iHeartMedia without Cause or by the Executive with Good Reason. Under the A&R Employment Agreements, if iHeartMedia terminates Mr. Pittman’s or Mr. Bressler’s employment, as applicable, without Cause or if the executive terminates his employment with Good Reason (as each such term is defined in the applicable A&R Employment Agreement), then the executive will receive a lump-sum cash payment equal to any earned but unpaid annual bonus with respect to a previous year (the “Earned Prior Year Annual Bonus”). In addition, provided he signs and returns a release of claims in the time period required, iHeartMedia will: (1) pay the executive, over a period of two years (for Mr. Pittman) or 18 months (for Mr. Bressler), an amount equal to two times (for Mr. Pittman) or 1.5 times (for Mr. Bressler) the sum of his base salary and target bonus; (2) reimburse the executive for all COBRA premium payments paid by the executive for continuation of healthcare coverage during the 18-month period following the date of his termination; and (3) pay the executive a prorated annual bonus with respect to the days he was employed in the year that includes the termination, calculated as if he had remained employed through the normal payment date (“Prorated Annual Bonus”).

Termination due to Death or Disability. If the executive is unable to perform his duties under his agreement on a full-time basis for more than 180 days in any 12-month period, iHeartMedia may terminate his employment. If the executive’s employment is terminated due to death or disability, iHeartMedia will pay to the executive or his designee or estate: (1) any Earned Prior Year Annual Bonus; and (2) a Prorated Annual Bonus. If a release of claims is signed and returned in the time period required, iHeartMedia will reimburse the executive or his estate, on a monthly basis, for an additional amount equal to all COBRA premium payments paid by the executive or his estate for continuation of healthcare coverage during the 18-month period following his date of termination.

Termination due to Retirement. The A&R Employment Agreements provide that if Mr. Pittman or Mr. Bressler, as applicable, retires on or following June 1, 2026, iHeartMedia will pay him any Earned Prior Year Annual Bonus. In addition, the executive will remain eligible to receive a Prorated Annual Bonus with respect to calendar year 2026, based on achievement of applicable performance goals for that year.

Best Pay Cap. In the event a Change in Control (as defined in the 2021 Long-Term Incentive Award Plan (the “2021 Plan”)) occurs and an excise tax is imposed as a result of any compensatory payments made to the executive in connection with such Change in Control, we will either (i) reduce the payments made to the executive such that the excise tax will not be imposed or (ii) pay the entire (unreduced) payments.

Michael B. McGuinness

Termination by iHMMS without Cause, by Mr. McGuinness for Good Cause or Upon Non-Renewal of the Agreement by iHMMS (Other than In Connection with a Change in Control). If iHMMS terminates Mr. McGuinness’ employment without Cause, if Mr. McGuinness terminates his employment for Good Cause (as each such term is defined in the McGuinness Agreement), or if iHMMS gives Mr. McGuinness a notice of non-renewal of the employment term, in each case, other than in connection with a Change in Control, then in addition to Mr. McGuinness’s Earned Prior Year Annual Bonus, and provided he signs and returns a release of claims in the time period required, iHMMS will pay to Mr. McGuinness an amount equal to the sum of: (i) 1.5 times his annual base salary and target annual bonus for the year of termination, (ii) the assumed COBRA premiums he would pay if he elected COBRA coverage during the 18-month period following his termination (whether or not he elects such coverage) (the “COBRA Amount”), and (iii) the Prorated Annual Bonus. In addition, iHeartMedia will provide Mr. McGuinness with up to 18 months of accelerated time-vesting for iHeartMedia equity awards granted on or after May 9, 2022.

Termination by iHeartMedia without Cause or by Mr. McGuinness for Good Cause, or Upon Non-Renewal of the Agreement by iHeartMedia in Connection with a Change in Control. If Mr. McGuinness is terminated without Cause, if Mr. McGuinness terminates his employment for Good Cause, or if iHMMS gives Mr. McGuinness a notice of non-renewal of the employment term, in each case in the 90 day period prior to, or 12 month period following, a Change in Control, then in addition to the Earned Prior Year Annual Bonus, and provided that he signs and returns of a release of claims in the time period required, Mr. McGuinness will be entitled to the same severance payments and benefits as described above, except the cash payment will be based on: (A) an amount equal to two times his annual base salary and target annual bonus for the year of termination, and (B) 1 1/3 times the COBRA Amount.

Termination due to Death or Disability. If Mr. McGuinness is unable to perform his duties under the agreement on a full-time basis for more than 180 days in any 12-month period, iHMMS may terminate his employment by reason of disability. If Mr. McGuinness’ employment is terminated due to death or disability, iHMMS will pay to Mr. McGuinness or his designee or estate any Earned Prior Year Annual Bonus and any Prorated Annual Bonus. In addition, any iHeartMedia equity awards granted to Mr. McGuinness on May 9, 2022 or after September 16, 2022 will accelerate and vest to the extent that such equity awards were scheduled to vest through May 31 following Mr. McGuinness’s termination date (if more favorable than the treatment contained in an applicable individual award agreement).

Jordan R. Fasbender

Termination by iHeartMedia without Cause or by Ms. Fasbender for Good Reason or Upon Non-Renewal of the Agreement by iHeartMedia (Other than In Connection with a Change in Control). If Ms. Fasbender is terminated by iHeartMedia without “Cause,” resigns for “Good Reason,” (each as defined in the Fasbender Agreement), or if iHeartMedia gives Ms. Fasbender a notice of non-renewal, in each case, other than in connection with a change in control of iHeartMedia, then in addition to the Earned Prior Year Annual Bonus, and provided that she signs and returns a release of claims in the time period required, she will be eligible to receive an amount equal to the sum of: (i) 1.5 times her annual base salary and target annual bonus for the year of termination, (ii) the COBRA Amount, and (iii) the Prorated Annual Bonus. In addition, iHeartMedia will provide Ms. Fasbender with up to 18 months of accelerated time-vesting for iHeartMedia equity awards granted on or after May 9, 2022.

Termination by iHeartMedia without Cause or by Ms. Fasbender for Good Reason, or Upon Non-Renewal of the Agreement by iHeartMedia in Connection with a Change in Control. If Ms. Fasbender is terminated without Cause or resigns for Good Reason in the 90 day period prior to or 12 month period following a Change in Control, then in addition to the Earned Prior Year Annual Bonus, and provided that she signs and returns of a release of claims in the time period required, she will be entitled to the same amounts as described above, except the cash payment will be based on: (A) an amount equal to two times her annual base salary and target annual bonus for the year of termination, and (B) 1 1/3 times the COBRA Amount.

Termination due to Death or Disability. If Ms. Fasbender is unable to perform her duties under the agreement as a result of disability, iHeartMedia may terminate her employment. If Ms. Fasbender’s employment is terminated due to death or disability, iHeartMedia will pay to Ms. Fasbender or her designee or estate any Earned Prior Year Annual Bonus and any Prorated Annual Bonus. In addition, any iHeartMedia equity awards granted to Ms. Fasbender on May 9, 2022 or after July 18, 2022 will accelerate and vest to the extent that such equity awards were scheduled to vest through April 1 following Ms. Fasbender’s termination date (if more favorable than the treatment contained in an applicable individual award agreement).

Scott D. Hamilton

Termination by iHMMS without Cause or Upon Non-Renewal of the Agreement by iHMMS.

If iHMMS terminates Mr. Hamilton’s employment without Cause or if Mr. Hamilton’s employment is terminated following iHMMS’ notice of non-renewal, iHMMS will pay to Mr. Hamilton: (1) provided he signs and returns a severance agreement and general release of claims, he will receive an amount equal to 12 months of his base salary, to be paid out over a period of twelve 12 months and (2) a pro rata portion of his annual bonus, calculated based upon performance as of the termination date as related to overall performance at the end of the calendar year. Calculation and payment of the bonus, if any, will be pursuant to the plan in effect during the termination year.

Termination due to Death or Disability. If Mr. Hamilton is unable to perform his duties under the agreement on a full-time basis for more than 180 days in any 12-month period, iHMMS may terminate his employment by reason of disability. If Mr. Hamilton’s employment is terminated due to death or disability, iHMMS will pay to Mr. Hamilton or his designee or estate a cash payment equal to any earned but unpaid annual bonus with respect to a previous year.

Impact of Change in Control or Termination on Equity Awards

Performance RSUs Granted to Messrs. Pittman and Bressler on March 28, 2022. In connection with entering into amended and restated employment agreements with Messrs. Pittman and Bressler, we granted each of them “sign-on” performance-based restricted stock units (collectively, “Sign-On PSUs”) under the 2021 Plan on March 28, 2022.

In the event of a Change in Control, as defined in the 2021 Plan, that occurs during the performance period, then any Sign-On PSUs that are earned based on the achievement of annualized absolute TSR goals prior to or in connection with the Change in Control will convert into a service-based vesting award that will vest in full on the fifth anniversary of the grant date, subject to continued service, except as provided below. In this change in control context only, achievement of the annualized absolute TSR goal applicable to the Sign-On PSUs will be measured based on a straight-line interpolation if iHeartMedia’s annualized Absolute TSR falls between two applicable goals in the table under “—Long-Term Incentive Compensation” above. If the earned Sign-On PSUs are not assumed in connection with a Change in Control, then 100% of any earned Sign-On PSUs (including any that became earned in connection with the Change in Control) will vest.

If Mr. Pittman or Mr. Bressler experiences a termination by iHeartMedia without “Cause”, or resigns for “Good Reason” (each, a “Qualifying Termination”), or due to death or disability, or retires on or after June 1, 2026, in each case, prior to a Change in Control, the Sign-On PSUs will remain outstanding and eligible to vest at the end of the performance period based on the achievement of performance goals during the performance period. If the executive experiences a Qualifying Termination on or following a Change in Control, then his earned Sign-On PSUs will vest in full upon such termination (i.e., “double trigger”).

The treatment described above is subject to and conditioned upon the applicable executive’s execution, delivery and non-revocation of a general release within 60 days following the termination date.

Performance RSUs Granted on May 9, 2022. Each of our NEOS were granted a number of PSUs under the 2021 Plan on May 9, 2022.

Upon the applicable executive’s Qualifying Termination prior to a Change in Control, then:

•with respect to Messrs. Pittman and Bressler, the PSUs will remain outstanding and eligible to vest in full, subject to the achievement of the applicable performance goals, and will be settled on the original vesting date; and
•with respect to Messrs. McGuinness and Hamilton and Ms. Fasbender, the PSUs will remain outstanding and eligible to vest with respect to a prorated number of PSUs (i.e., prorated to reflect the number of days the executive was in service during the applicable performance period), and will be settled on the original vesting date.

Upon a termination due to death or disability, the PSUs will vest at target levels. With respect to Messrs. Pittman and Bressler only, if the executive retires on or following June 1, 2026, then his PSUs granted more than one year prior to the date of his retirement will vest at target levels.

In addition, upon a Change in Control the PSUs will be earned based on the greater of target or actual performance through the consummation of such Change in Control, and such earned PSUs will vest on the earlier of December 31, 2024, the applicable executive’s Qualifying Termination or the applicable executive’s termination of employment due to death, disability or (with respect to Messrs. Pittman and Bressler) the executive’s retirement.

Time-Vesting RSUs Granted on May 9, 2022. Each of our Named Executive Officers were granted a number of time-based RSUs under the 2021 Plan on May 9, 2022. Upon the applicable executive’s Qualifying Termination, in either case, prior to a Change in Control, then:

•with respect to Messrs. Pittman and Bressler, the executive’s RSUs will vest in full as of the applicable termination date and be settled on the original vesting date; and
•with respect to Messrs. McGuinness and Hamilton and Ms. Fasbender, a portion of the executive’s RSUs that would have vested on the next scheduled RSU vest date, prorated to reflect the number of days the executive was in service with the iHeartMedia during such vesting period, will vest as of the termination date and be settled on the original vesting date.

If an executive’s Qualifying Termination occurs following a Change in Control or due to the executive’s death or Disability (as defined in the 2021 Long-Term Incentive Award Plan), then the executive’s RSUs will vest in full and be settled in connection with such Qualified Termination.

With respect to Messrs. Pittman and Bressler only, if either executive experiences a “retirement termination” (which may not occur prior to June 1, 2026), his RSUs will vest in full if they were granted more than one year prior to the retirement date.
Fasbender Equity Awards Granted on February 17, 2021. Ms. Fasbender was granted an award of RSUs and options under the Equity Plan on February 17, 2021.

Ms. Fasbender’s awards will fully accelerate and vest upon a ”change in control” (as defined in the Equity Plan). If Ms. Fasbender’s employment is terminated pursuant to a ”qualifying termination” (as defined in the Equity Plan”), the then-unvested portion of the awards will vest (i) 100% if the termination occurs within one year of the grant date; (ii) 50% if the termination occurs more than one year after but up to or less than two years following the grant date; (iii) 25% if the termination occurs more than two years after but up to or less than three years following the grant date; and (iv) 0% if the termination occurs more than three years following the grant date.

Time-Vesting RSUs Granted on May 30, 2019 and Options granted on August 14, 2020. Messrs. Pittman, Bressler and Hamilton were each granted an award of RSUs and Options under the Equity Plan on May 30, 2019, and each of our NEOs was granted options on August 14, 2020.

Each such award will fully accelerate and vest upon a Change in Control.

In addition, with respect to the awards granted in 2019, if the executive’s employment is terminated by us due to a Qualifying Termination, the then-unvested portion of the award will vest (i) 100% if the termination occurs within one year of the grant date; (ii) 50% if the termination occurs more than one year after but up to or less than two years following the grant date; (iii) 25% if the termination occurs more than two years after but up to or less than three years following the grant date; and (iv) 0% if the termination occurs more than three years following the grant date.

With respect to the August 2020 options, 25% of the shares will vest upon a Qualifying Termination, and 100% of the shares will vest upon a termination of employment due to death or disability.

McGuinness Equity Awards Granted on September 9, 2019. In connection with the commencement of his employment, Mr. McGuinness was granted an award of RSUs and options under the Equity Plan on September 9, 2019.

Mr. McGuinness’ award will fully accelerate and vest upon a Change in Control. If Mr. McGuinness’ employment is terminated pursuant to a Qualifying Termination, the then-unvested portion of the award will vest (i) 100% if the termination occurs within one year of the grant date; (ii) 50% if the termination occurs more than one year after but up to or less than two years following the grant date; (iii) 25% if the termination occurs more than two years after but up to or less than three years following the grant date; and (iv) 0% if the termination occurs more than three years following the grant date.

Fasbender Equity Awards Granted on July 10, 2019. In connection with the commencement of her employment, Ms. Fasbender was granted an award of RSUs and options under the Equity Plan on September 9, 2019.

Mr. Fasbender’ award will fully accelerate and vest upon a Change in Control. If Ms. Fasbender’s employment is terminated pursuant to a Qualifying Termination, the then-unvested portion of the award will vest (i) 100% if the termination occurs within one year of the grant date; (ii) 50% if the termination occurs more than one year after but up to or less than two years following the grant date; (iii) 25% if the termination occurs more than two years after but up to or less than three years following the grant date; and (iv) 0% if the termination occurs more than three years following the grant date.

Summary of Potential Payments Upon Termination or Change in Control
The following table summarizes the payments that would be made to our NEOs upon the occurrence of certain qualifying terminations of employment or a change in control, in any case, occurring on December 31, 2022. Amounts shown do not include (i) accrued but unpaid base salary through the date of termination, or (ii) other benefits earned or accrued by the Named Executive Officer during his or her employment that are available to all salaried employees, such as accrued vacation, and assume that any successor company in a change in control assumed or substituted awards for any outstanding awards under the 2021 Plan.(a)

Name	Benefit	Termination without "Cause" or Resignation for "Good Cause" or "Good Reason"	Termination due to "Disability"	Termination Due to Death	Resignation without "Good Cause" or "Good Reason"	"Change in Control" without Termination(b)	"Change in Control" with Termination
Robert W. Pittman	Cash Payment(c)	$9,800,000	$—	$—	$—	$—	$9,800,000
	Vesting of Equity Awards(d)	1,998,368	3,861,538	3,861,538	—	1,523,369	3,521,737
	Value of Benefits(e)	68,070	68,070	68,070	—	—	68,070
	Total(f)	$11,866,438	$3,929,608	$3,929,608	$—	$1,523,369	$13,389,807
Richard J. Bressler	Cash Payment(g)	$7,350,000	$—	$—	$—	$—	$7,350,000
	Vesting of Equity Awards(d)	1,998,368	3,861,538	3,861,538	—	1,523,369	3,521,737
	Value of Benefits(e)	74,257	74,257	74,257	—	—	74,257
	Total(f)	$9,422,625	$3,935,795	$3,935,795	$—	$1,523,369	$10,945,994
Michael B. McGuinness	Cash Payment(g)(h)	$3,931,250	$1,062,500	$1,062,500	$—	$—	$4,887,500
	Vesting of Equity Awards(d)	249,798	965,389	965,389	—	257,417	757,012
	Value of Benefits(e)	87,530	—	—	—	—	116,707
	Total(f)	$4,268,578	$2,027,889	$2,027,889	$—	$257,417	$5,761,219
Jordan R. Fasbender	Cash Payment(g)	$2,800,000	$700,000	$700,000	$—	$—	$3,500,000
	Vesting of Equity Awards(d)	221,676	772,313	772,313	—	275,203	674,879
	Value of Benefits(e)	70,512	—	—	—	—	94,016
	Total(f)	$3,092,188	$1,472,313	$1,472,313	$—	$275,203	$4,268,895
Scott D. Hamilton	Cash Payment(i)	$514,250	$—	$—	$—	$—	$514,250
	Vesting of Equity Awards(d)	9,909	91,950	91,950	—	35,248	81,223
	Value of Benefits(e)	—	—	—	—	—	—
	Total	$524,159	$91,950	$91,950	$—	$35,248	$595,473
(a) Amounts reflected in the table were calculated assuming the triggering event occurred on December 31, 2022.
(b) Amounts reflected in the “Change in Control without Termination” column were calculated assuming that no termination occurred after the change in control. The values of any additional benefits to the named executive officers that would arise only if a termination were to occur after a change in control are disclosed in the footnotes to the “Change in Control with Termination” or other applicable columns.
(c) Represents two times the sum of Mr. Pittman’s base salary and annual bonus target at termination, and a pro-rated annual bonus payout for the year ended December 31, 2022.
(d) Amounts reflect the value of unvested iHeartMedia equity awards on December 31, 2022 that would be subject to accelerated vesting, based upon the closing price of iHeartMedia’s Class A common stock on December 31, 2022 of $6.13.
(e) The values associated with the continued provision of health benefits are based on the 2022 premiums for insurance multiplied by the amount of time Messrs. Pittman, Bressler and McGuinness and Ms. Fasbender are entitled to those benefits pursuant to their respective employment agreements.
(f) In accordance with the employment agreement terms for Messrs. Pittman, Bressler and McGuinness and Ms. Fasbender, if any payments made in connection with a change in control would otherwise be subject to an excise tax under Section 4999 of the Code by reason of the “golden parachute” rules contained in Section 280G of the Code, such payments will be reduced if and to the extent that doing so will result in net after-tax payments and benefits for the executive officer that are more favorable than the net after-tax payments and benefits payable to the executive officer in the absence of such a reduction after the imposition of the excise tax. The figures reported in this column do not reflect any such reductions as a result of Code Section 280G limits. No executive officer is entitled to any tax gross-up payment in connection with change in control payments (or otherwise).
(g) Represents one and a half times the sum of the applicable executive's base salary and annual bonus target at termination and annual bonus payout for the year ended December 31, 2022.
(h) Represents two times the sum of the executive's base salary and annual bonus, and a pro-rated annual bonus payout at termination for the year ended December 31, 2022.
(i) Represents one times Mr. Hamilton's base salary and one times annual bonus payout at termination for the year ended December 31, 2022.

CEO PAY RATIO
As required by Item 402(u) of Regulation S-K, we are providing pay ratio information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Robert W. Pittman, our Chief Executive Officer. For 2022, our last completed fiscal year:
●    The median of the annual total compensation of all employees of our company (other than our CEO), was $66,495; and
●    The annual total compensation of our CEO, as reported in the Summary Compensation Table presented elsewhere in this document was $16,302,333.
Based on this information, for 2022 the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 245 to 1.
Methodology, Assumptions and Estimates Used in Determining our Pay Ratio Disclosure
In determining the pay ratio calculation, we used the methodology, assumptions and estimates set forth below in determining the median employee.
1.    We selected December 31, 2022, which is within the last three months of 2022, as the date upon which we would identify the median employee.
2.    We determined that, as of December 31, 2022, our employee population consisted of approximately 10,970 individuals working at iHeartMedia and its consolidated subsidiaries.
3.    For purposes of measuring the compensation of our employee population, we selected total cash compensation. Total cash compensation includes base salary, hourly pay, overtime, bonuses and commissions, as reported on our payroll records. We measured total cash compensation of the employees included in the calculation over the twelve-month period ended December 31, 2022.
4.    We gathered our total cash compensation information for the twelve-month period ended December 31, 2022 from payroll records of each of our business units and applied this compensation measure consistently to all of our employees included in the calculation. We annualized the total cash compensation of permanent employees hired during the year. For employees outside of the US, we converted local currency values into United States Dollars utilizing the final exchanges rates from December 31, 2022. We did not make any other annualizing adjustments, and we did not make any cost-of-living adjustments in identifying the median employee.
5.    Once we identified the median employee, we identified and calculated the elements of such employee’s compensation for 2022 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $66,495. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our Summary Compensation Table included elsewhere in this document.
We believe the pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

PAY VS PERFORMANCE
The following table sets forth information concerning the compensation of our NEOs for each of the fiscal years ended December 31, 2022, 2021 and 2020, and our financial performance for each such fiscal year:

Year	Summary Compensation Table for PEO	Compensation Actually Paid to PEO(a)	Average Summary Compensation Table Total for non-PEO NEOs	Average Compensation Actually Paid to non-PEO NEOs(a)	Value of Initial Fixed $100 Investment Based on		Net Income ($000s)	Adjusted EBITDA ($000s)(c)
					Total Shareholder Return	Peer Group Total Shareholder Return(b)
2022	$16,302,333	$(5,160,511)	$5,418,525	$(693,539)	$36	$17	$(262,670)	$950,289
2021	$8,768,653	$19,396,713	$3,060,630	$6,006,398	$124	$59	$(158,389)	$811,133
2020	$5,316,640	$2,399,270	$2,008,134	$1,252,530	$77	$52	$(1,915,222)	$538,673
(1) Amounts represent compensation actually paid to our PEO and the average compensation actually paid to our remaining NEOs for the relevant fiscal year, as determined under SEC rules (and described below), which includes the individuals indicated in the table below for each fiscal year:

Year	PEO	Non-PEO NEOs
2022	Robert W. Pittman	Richard J. Bressler	Michael B. McGuinness	Jordan R. Fasbender	Scott D. Hamilton
2021	Robert W. Pittman	Richard J. Bressler	Michael B. McGuinness	Jordan R. Fasbender	Scott D. Hamilton
2020	Robert W. Pittman	Richard J. Bressler	Michael B. McGuinness	Paul McNicol	Scott D. Hamilton
Compensation actually paid to our NEOs represents the “Total” compensation reported in the Summary Compensation Table for the applicable fiscal year, as adjusted as follows:

Adjustments	2020		2021		2022
	PEO	Average Non-PEO NEOs	PEO	Average Non-PEO NEOs	PEO	Average Non-PEO NEOs
Deduction for Amounts Reported under the “Stock Awards” and “Option Awards” Columns in the Summary Compensation Table for Applicable FY	$(4,419,040)	$(1,294,055)	—	$(47,728)	$(14,500,000)	$(4,447,813)
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Remain Unvested as of Applicable FY End, determined as of Applicable FY End	$6,686,780	$1,953,013	—	$71,075	$4,749,977	$1,606,368
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Vested during Applicable FY, determined as of Vesting Date	—	—	—	—	—	—
Increase/deduction for Awards Granted during Prior FY that were Outstanding and Unvested as of Applicable FY End, determined based on change in ASC 718 Fair Value from Prior FY End to Applicable FY End	$(3,333,492)	$(907,474)	$7,351,744	$2,032,947	$(5,702,517)	$(1,596,350)
Increase/deduction for Awards Granted during Prior FY that Vested During Applicable FY, determined based on change in ASC 718 Fair Value from Prior FY End to Vesting Date	$(1,851,618)	$(507,088)	$3,276,316	$889,474	$(6,010,304)	$(1,674,269)
Deduction of ASC 718 Fair Value of Awards Granted during Prior FY that were Forfeited during Applicable FY, determined as of Prior FY End	—	—	—	—	—	—
Increase based on Dividends or Other Earnings Paid during Applicable FY prior to Vesting Date	—	—	—	—	—	—
Increase based on Incremental Fair Value of Options/SARs Modified during Applicable FY	—	—	—	—	—	—
Deduction for Change in the Actuarial Present Values reported under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” Column of the Summary Compensation Table for Applicable FY	—	—	—	—	—	—
Increase for Service Cost and, if applicable, Prior Service Cost for Pension Plans	—	—	—	—	—	—
Total Adjustments	$(2,917,370)	$(755,604)	$10,628,060	$2,945,768	$(21,462,844)	$(6,112,064)
(2) For the relevant fiscal year, represents the cumulative TSR (the “Peer Group TSR”) comprised of other radio companies including Cumulus Media, Beasley Broadcast Group, and Audacy, Inc. as presented in our 2022 Annual Report on Form 10-K.
(3) Adjusted EBITDA is a non-GAAP measure that is defined in the Supplemental Disclosure Regarding Non-GAAP Financial Information in Annex A.

Relationship between Financial Performance Measures
The graphs below compares the compensation actually paid to our PEO and the average of the compensation actually paid to our remaining NEOs, with (i) our Adjusted EBITDA, (ii) our Net Income/(Loss), (iii) our cumulative TSR, and (iv) our Peer Group TSR, in each case, for the fiscal years ended December 31, 2022, 2021 and 2020.
TSR amounts reported in the graph assume an initial fixed investment of $100, and that all dividends, if any, were reinvested.

Compensation Actually Paid versus Total Shareholder Returns
$20,000,000
$16,000,000
$12,000,000
$8,000,000
$4,000,000
$—
$(4,000,000)
$(8,000,000)
Compensation Actually Paid
$140
$120
$100
$80
$60
$40
$20
$—
Total Shareholder Returns
2020
2021
2022
PEO Compensation Actually Paid
NEO Compensation Actually Paid
iHeart TSR
Peer Group TSR

Compensation Actually Paid versus Net Loss
Compensation Actually Paid
$20,000,000
$16,000,000
$12,000,000
$8,000,000
$4,000,000
$—
$(4,000,000)
$(8,000,000)
Net Loss
$—
$(500,000)
$(1,000,000)
$(1,500,000)
$(2,000,000)
$(2,500,000)
2020
2021
2022
PEO Compensation Actually Paid
NEO Compensation Actually Paid
Net Loss ($000s)

Compensation Actually Paid versus Adjusted EBITDA
Compensation Actually Paid
$20,000,000
$16,000,000
$12,000,000
$8,000,000
$4,000,000
$—
$(4,000,000)
$(8,000,000)
Adjusted EBITDA
$1,000,000
$900,000
$800,000
$700,000
$600,000
$500,000
$400,000
$300,000
$200,000
$100,000
$—
2020
2021
2022
PEO Compensation Actually Paid
NEO Compensation Actually Paid
Adjusted EBITDA

We believe the following performance measures represent the most important financial performance measures used by us to link compensation actually paid to our NEOs for the fiscal year ended December 31, 2022. For a description of how we calculate Adjusted EBITDA and Adjusted Free Cash Flow, see Supplemental Disclosure Regarding Non-GAAP Financial Information in Annex A.

•Adjusted EBITDA

•Adjusted Free Cash Flow

•Total Shareholder Return

For additional details regarding our most important financial performance measures, please see the sections titled “– Short-Term Cash Incentives” and “Long-Term Incentive Compensation” in our Compensation Discussion and Analysis (CD&A) elsewhere in this Proxy Statement.

 EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth the equity awards outstanding under the Equity Plan as of December 31, 2022:

Plan Category	Number of Shares to be issued upon exercise of outstanding options, warrants and rights (Column A)	Weighted-average exercise price of outstanding options, warrants and rights(a)	Number of Shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column A)
Equity compensation plans approved by security holders (b)	5,232,773	$—	1,254,040
Equity compensation plan not approved by security holders (c)	8,525,551	$16.16	—
Total(d)	13,758,324	$16.16	1,254,040
(a) The weighted average exercise price is calculated based solely on the exercise prices of the outstanding options and does not reflect the shares that will be issued upon the vesting of outstanding RSUs and PSUs, which have no exercise price.
(b) Represents the 2021 Long-Term Incentive Award Plan.
(c) Represents the 2019 Equity Incentive Plan ("the "2019 Plan") which was adopted in connection with the Emergence. No additional awards may be made under the 2019 Plan.
(d) This number includes shares subject to outstanding awards granted, of which 7,509,595 shares are subject to outstanding options and 6,248,729 shares are subject to outstanding RSUs and PSUs.

2019 Plan

Effective May 1, 2019, the United States Bankruptcy Court for the Southern District of Texas (“Bankruptcy Court”) approved the establishment of the 2019 Plan in connection with our Emergence. No additional awards may be made under the 2019 Plan. However, outstanding awards prior to the termination of the 2019 Plan continue to be governed by such plan. The 2019 Plan is administered by our Compensation Committee, which may delegate its duties and responsibilities to officers, directors or managers of iHeartMedia or any affiliate thereof, subject to certain limitations that may be imposed under applicable law or regulation, and excluding its authority with respect to awards to non-employee directors or officers within the meaning of Section 16 of the Exchange Act.

Awards

The 2019 Plan previously provided for the grant of nonqualified options and RSUs. Certain awards under the 2019 Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards are set forth in award agreements, which detail all terms and conditions of the awards, including any applicable vesting and payment terms. Awards are generally to be settled in shares of iHeartMedia’s Class A common stock, but the plan administrator may provide for cash settlement of any award.

Certain Transactions

In the event of certain transactions and events affecting iHeartMedia’s Class A common stock, such as stock dividends, stock splits, mergers, reorganizations, spin-offs, liquidation, and other similar corporate transactions or events, if an adjustment is determined by the Board to be reasonably appropriate in order to prevent the dilution or enlargement of the rights of participants under the 2019 Plan, then the Board will make equitable adjustments to the 2019 Plan and outstanding awards subject to the terms of the 2019 Plan. The Board also has broad discretion to take similar action under the 2019 Plan, as well as make adjustments to the terms and conditions of existing and future awards, as it may determine appropriate and equitable in other types of corporate transactions or events,

In the event of a change in control (as defined in the 2019 Plan) of iHeartMedia, all outstanding awards will immediately vest in full and become exercisable, as applicable, unless otherwise specified in the relevant award agreement governing such award.

Individual award agreements may provide for additional accelerated vesting and payment provisions.

Foreign Participants; Transferability; Participant Payments

The plan administrator may determine award terms and conditions otherwise inconsistent with the 2019 Plan if the plan administrator determines such terms and conditions to be necessary in order to facilitate grants of awards subject to the laws, tax policies or customs of countries outside of the United States. With limited exceptions for estate planning and the laws of descent and distribution, awards under the 2019 Plan are generally non-transferable prior to vesting and are exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the 2019 Plan, such obligations shall be satisfied pursuant to a net withholding of an applicable number of shares; provided, that the plan administrator may, in its discretion, accept cash or such other form of consideration as it deems suitable in satisfaction of such obligations.

Plan Amendment and Termination

The Board may amend the 2019 Plan at any time; provided that no such action will amend the terms of the Management Reserve grants or have a material adverse effect on the rights of any participant with respect to such participant’s outstanding awards under the 2019 Plan. As noted above, the 2019 Plan terminated in April 2021 in connection with the adoption of our 2021 Long-Term Incentive Award Plan. As such, we are not able to grant future awards under the 2019 Plan; however, the terms and conditions of the 2019 Plan continue to govern any outstanding awards thereunder.

DIRECTOR COMPENSATION
The individuals who served as members of our Board during 2022 are set forth in the table below. Robert W. Pittman and Richard J. Bressler are employees of iHeartMedia; therefore, they do not receive any additional compensation from us for their service on our Board. Mr. Pittman’s compensation for his service as iHeartMedia’s Chief Executive Officer and Mr. Bressler’s compensation for his service as iHeartMedia’s President, Chief Operating Officer and Chief Financial Officer is included in the Summary Compensation Table above.
The following describes the compensation program we maintained for our non-employee directors in 2022.
2022 Director Compensation
Directors who were not executives of iHeartMedia were eligible to receive cash director fees with respect to their service in 2022 as follows:

Board Membership	$150,000
Lead Independent Director	$50,000
Audit Committee Chair	$25,000
Audit Committee Member	$15,000
Compensation Committee Chair	$20,000
Compensation Committee Member	$10,000
N&CG Committee Chair(a)	$20,000
N&CG Committee Member	$7,500
(a) N&CG Committee Chair annual fee was increased effective July 1, 2022 from $10,000 per year to $20,000 per year.
In addition, each non-employee director is entitled to receive an annual equity award consisting of RSUs with an aggregate value of $150,000. The annual RSU award for 2022 was granted on July 1, 2022 and vests in full on July 1, 2023.

In connection with his appointment to the Board in March 2022, Mr. Englebardt received a pro-rated annual RSU award consisting of 1,214 RSUs with an aggregate value of $23,017. The RSUs vested in full at our 2022 annual meeting of stockholders.

In connection with her appointment to the Board in October 2020, Ms. Mills elected to receive 49,200 RSUs in lieu of her annual equity awards for 2020, 2021 and 2022, with a collective value of approximately $400,000 (based on our stock price on October 1, 2020). These RSUs vested or will vest: (i) as to 8/32nds of the RSUs on the date of the Company’s annual meeting of stockholders in 2021; (ii) as to 12/32nds of the RSUs on the earlier of May 30, 2022 and the Company’s annual meeting of stockholders in 2022; and (iii) as to 12/32nds of the RSUs on the earlier of May 30, 2023 and the Company’s annual meeting of stockholders in 2023, subject to Ms. Mills’ continued service with the Company through the applicable vesting date.

In each case, the RSU awards will vest in full upon a change in control. If a director is removed from the Board, or iHeartMedia fails to nominate a director for re-election to the Board, in each case, for reasons other than for “cause,” or due to the director’s death or disability, the number of RSUs that would have otherwise vested on the next regularly scheduled vesting date will vest on a pro rata basis (as if the RSUs were subject to monthly vesting from the date of grant) through the date of termination of service as a director.

The following table sets forth information regarding the compensation paid to our non-employee directors for the year ended December 31, 2022.

Director Deferred Compensation

Effective as of July 1, 2022, our Board adopted the Deferred Compensation Plan for Directors (the “Deferred Compensation Plan”), which permits our non-employee directors to (i) receive all or a portion of their annual cash retainers (excluding any cash retainers for service on a committee) earned under the Director Compensation Program in the form of fully vested RSUs, which may be deferred and (ii) defer the settlement of all or a portion of any annual RSU awards granted under the Director Compensation Program.

With respect to 2022, Samuel E. Englebardt and Brad Gerstner each elected to defer 100% of their annual cash retainers and RSU awards earned or granted under the Director Compensation Program on or after July 1, 2022; Ms. Monteagudo elected to defer her 2022 annual RSU award.

2022 Director Compensation Table

Name	Fees Earned(2)	Stock Awards(3),(4)	All Other Compensation	Total
Gary Barber(1)	$6,875	$—	$—	$6,875
Samuel E. Englebardt(1)	$18,750	$323,012	$—	$341,762
Brad Gerstner	$25,000	$299,994	$—	$324,994
Cheryl Mills	$177,500	$—	$—	$177,500
Graciela Monteagudo	$165,000	$149,997	$—	$314,997
James A. Rasulo	$167,500	$149,997	$—	$317,497
Kamakshi Sivaramakrishnan	$92,500	$149,997	$—	$242,497
(1) Gary Barber resigned from the iHeartMedia Board of Directors effective February 8, 2022. Samuel E. Englebardt was appointed to the Board of Directors effective March 15, 2022.
(2) Amounts reflect the cash retainer fees earned by our non-employee directors in 2022, including any cash retainer fees elected to be deferred under the Deferred Compensation Plan. With respect to Mr. Barber, his cash retainer fees represent payments only with respect to the first quarter of 2022.
(3) The amounts shown for the directors for 2022 represents the full grant date fair value of time-vesting RSUs awarded to them by iHeartMedia in 2022, computed in accordance with the requirements of ASC Topic 718, but excluding any impact of estimated forfeiture rates are required by SEC regulations. We provide information regarding the assumptions used to calculate the value of all RSU awards made to directors in Note 9 to the consolidated financial statements contained in our Annual Report on Form 10-K, filed on February 28, 2023.
(4) The following table shows the aggregate number of outstanding RSU awards held as of December 31, 2022 by each non-employee director.

Name	RSU Awards Outstanding at 2022 Fiscal Year End(1)
Gary Barber	—
Samuel E. Englebardt	37,174
Brad Gerstner	37,174
Cheryl Mills	18,450
Graciela Monteagudo	18,587
James A. Rasulo	18,587
Kamakshi Sivaramakrishnan	18,587
(1) Amounts include RSUs which have vested, but have not yet been settled in shares of our Class A common stock, pursuant to the named individual’s election to defer settlement thereof under the Deferred Compensation Plan, as set forth in the following table:

Name	Vested and Unsettled RSU Awards Outstanding at 2022 Fiscal Year End
Gary Barber	—
Samuel E. Englebardt	—
Brad Gerstner	—
Cheryl Mills	—
Graciela Monteagudo	—
James A. Rasulo	—
Kamakshi Sivaramakrishnan	—

Relationship of Compensation Policies and Programs to Risk Management

In consultation with the Compensation Committee, management conducted an assessment of whether our compensation policies and practices encourage excessive or inappropriate risk taking by employees, including employees other than our NEOs. The assessment analyzed the risk characteristics of our business and the design and structure of our incentive plans and policies.

Management reported its findings to the Compensation Committee, which agreed with management’s assessment that our plans and policies do not encourage excessive or inappropriate risk taking and determined such policies or practices are not reasonably likely to have a material adverse effect on our business.

Although a significant portion of our executive compensation program is performance-based, the Compensation Committee has focused on aligning our compensation principles with the long-term interests of iHeartMedia and avoiding rewards or incentive structures that could create unnecessary risks.

PROPOSAL FOUR—APPROVAL, ON AN ADVISORY (NON-BINDING) BASIS, OF THE FREQUENCY OF FUTURE ADVISORY (NON-BINDING) VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (“SAY-ON-FREQUENCY VOTE”)

Background
In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21 under the Exchange Act, the Company requests that our stockholders cast a non-binding, advisory vote regarding the frequency with which we should include in future annual proxy statements a stockholder advisory vote to approve the compensation of our named executive officers, or say-on-pay vote. By voting on this proposal, stockholders may indicate whether they would prefer that the Company provide for the say-on-pay vote at future annual meetings every one year, every two years or every three years. Stockholders may also abstain from the vote.
Our Board has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for the Company at this time. In formulating its recommendation, the Board determined that an annual advisory vote on named executive officer compensation will allow stockholders to provide their direct input on our compensation philosophy, policies and practices as disclosed in future proxy statements on a more timely and consistent basis than if the vote were held less frequently. We understand that our stockholders may have different views as to what is the best approach for the Company, and we look forward to hearing from our stockholders on this proposal.
This “Say-on-Frequency” vote is advisory, and therefore not binding on the Company, the Board or the Compensation Committee. However, the Board and the Compensation Committee value the opinions of our stockholders and intend to consider our stockholders’ views regarding how often they should have the opportunity to approve our executive compensation programs.
Stockholders of the Company will have the opportunity to specify one of four choices for this proposal on the proxy card: (1) one year; (2) two years; (3) three years; or (4) abstain. Stockholders are not voting to approve or disapprove the Board’s recommendation. Rather, stockholders are being asked to express their preference regarding the frequency of future advisory votes to approve executive compensation.
The frequency that receives the affirmative vote of the majority of the votes cast will be the frequency recommended by stockholders. If no frequency receives the foregoing vote, then we will consider the option of ONE YEAR, TWO YEARS, or THREE YEARS that receives the highest number of votes cast to be the frequency recommended by stockholders. Abstentions and broker non-votes are not considered to be votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal.

Board Recommendation

Our Board unanimously recommends a vote of “ONE YEAR” as the non-binding frequency of future advisory (non-binding) votes on the compensation of our NEOs.

PROPOSAL FIVE—APPROVAL OF AN AMENDMENT TO THE IHEARTMEDIA, INC. 2021 LONG-TERM INCENTIVE AWARD PLAN

Background
On February 23, 2023, our Board of Directors adopted an amendment to the iHeartMedia, Inc. 2021 Long-Term Incentive Award Plan (the “Plan”), which increases the number of shares available under the Plan by 13,000,000 shares of Class A common stock, increases the number of shares which may be granted as incentive stock options (“ISOs”) under the Plan by 13,000,000 shares of Class A common stock and extends the right to grant awards under the Plan through May 18, 2023 (the “Amendment”).
The Amendment is subject to stockholder approval. If approved by our stockholders, the Amendment will become effective as of the date of May 18, 2023 (the date of this Annual Meeting). The Board recommends that you vote “FOR” the approval of the Amendment.
Within this Proposal 5, we refer to the Plan, as amended by the Amendment, as the “Amended Plan”.
Proposed Share Reserve Increase and Shares Available for Issuance
The Plan originally was adopted by our Board of Directors on March 16, 2021, and was approved by our stockholders at our 2021 Annual Meeting of Stockholders, held on April 21, 2021. The Plan is a successor to the iHeartMedia, Inc. 2019 Equity Incentive Plan (the “2019 Plan”) -- which was established in connection with our emergence from bankruptcy in 2019 -- and was intended to be a contemporary equity plan that reflects best practices of other publicly-traded companies from a compensation and governance perspective. We do not have any other stock incentive plans pursuant to which equity awards can be granted.
In determining the initial number of shares to reserve under the Plan when it was adopted in 2021, our Board of Directors estimated that the Plan’s initial share reserve, 6,000,000 shares of Class A common stock, would be sufficient for approximately two years of awards. The Amendment increases the number of shares available under the Plan by 13,000,000 to 19,000,000 shares of Class A common stock. To the extent we grant any awards under the Plan between December 31, 2022 and May 18, 2023, the available share reserve under the Amended Plan will be reduced from 14,254,040 shares (i.e., the remaining available reserve as of December 31, 2022 (1,254,040 plus 13,000,000 shares) by the number of shares that we grant under the Plan during such period.

Set forth below is the number of shares available for future issuance pursuant to outstanding and future equity awards under the Plan as of December 31, 2022.

Number of shares that were authorized for future grants	1,254,040
Number of full-value awards outstanding (time- or performance-based restricted stock or restricted stock units, at "target" for all performance-based awards except for Messrs. Pittman and Bressler's Sign-On Awards which are at "maximum")	6,248,729
Number of stock options outstanding	7,509,595
Weighted average remaining term of outstanding options (in years)	4.0
Weighted average exercise price of outstanding options	16.16

We are asking our stockholders to approve the Amendment because we believe the availability of an adequate reserve of shares under the Plan is an integral part of our compensation program, as well as our continued growth and success. The Plan was structured to provide the Company with the necessary flexibility to design long-term incentive programs for our employees that align with our compensation philosophy, and more effectively support the strategic priorities of our organization. The equity-based awards issued under the Plan increase our ability to attract, motivate, and retain high quality talent, as providing equity-based awards is critical to achieving success as we compete for talent in an industry in which equity compensation is market practice and is expected by many existing personnel and prospective candidates. Further, we believe that grants of equity-based incentive awards are necessary to enable us to design and implement executive compensation programs that retain our key employees, compensate those employees based on the performance of the Company and other individual performance factors and align the goals and objectives of our employees with the interests of our stockholders. If the Amendment is not approved, we believe the foregoing goals will be adversely affected.
Stockholders should understand that our executive officers and non-employee directors may be considered to have an interest in the approval of the Amendment because they may in the future receive awards under it. Nevertheless, our Board believes that it is important to provide incentives and rewards to attract, motivate, and retain high quality talent by adopting the Amendment.
Background of Determination of Shares Under the Amendment
In its determination to approve the Amendment, the Board was primarily motivated by a desire to ensure the Company has an available pool of shares from which to grant long-term equity-based incentive awards, which the Board believes is a primary incentive and retention mechanism for our employees, consultants and directors. The Board considered key factors in making its determination including our historical grant rates, the shares remaining available for issuance under the Plan, and the potential dilution associated with the Plan.

This review included a consideration of the following key metrics, factors and philosophies:
•In fiscal year 2022, we granted equity awards covering 5,209,421 shares of our Class A common stock. On average, over the fiscal 2020 - 2022 period, we granted 3,133,998 shares annually. The amounts include performance restricted stock unit (“PSU”) awards are based on the achievement of “target” performance goals.

•Our three-year average burn rate was approximately 2.13%, as shown in the following table.

	2020	2021	2022	Three-Year Average
Options granted	2,291,617	296,000	—	862,539
Restricted Stock Units granted	751,525	297,530	3,154,337	1,401,131
Performance Restricted Stock Units vested(1)	—	—	555,900	185,300
Total Shares(1)	3,043,142	593,530	3,710,237	2,448,970
Performance shares granted(2)	555,900	—	2,055,084	870,328
Weighted Average Shares Outstanding - Basic	145,978,723	146,725,905	148,057,628	146,920,752
(1) Reflects the aggregate amount of options and restricted stock units granted, and PSUs vested in the applicable year.
(2) Reflects PSU awards granted in the applicable year based on the achievement of “target” performance goals.

•An additional metric that we use to measure the cumulative dilutive impact of our equity-based awards program is fully diluted overhang, which is the sum of (1) the number of shares subject to equity awards outstanding, but not exercised or settled and (2) the number of shares available to be granted under our equity compensation plans, divided by the sum of (1) the total common shares outstanding, (2) the number of shares subject to equity awards outstanding but not exercised or settled, and (3) the number of shares available to be granted under our equity compensation plans. Our approximate fully-diluted overhang as of the December 31, 2022 was 9.2%. If the Amendment had been approved as of such date, our approximate potential overhang would increase to 16.1% and then would decline over time.
•If we exhaust the share reserve under the Plan without approval of the Amendment, we would lose an important element of our compensation program that is essential to attract, motivate and retain highly qualified talent, and that aligns the interests of our employees with our stockholders.
In light of the factors described above, the Board believes that the size of the share reserve proposed by the Amendment is reasonable and appropriate at this time.

Stockholder Approval

As mentioned above, if this Amendment is approved then an aggregate of 19,000,000 shares of our Class A common stock will be reserved for issuance pursuant to the Amended Plan, all of which may be granted as ISOs pursuant to Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). Approval of the Amendment will constitute approval pursuant to the NASDAQ stockholder approval requirements applicable to equity compensation plans and approval pursuant to the stockholder approval requirements of Section 422 of the Code relating to ISOs (to the extent required by the Code).

If our stockholders do not approve the Amendment pursuant to this Proposal 5, the additional shares proposed by the Amendment will not become available for issuance and the term of the Plan will not be extended; instead, the Plan will continue in full force and effect, without giving effect to the Amendment, and we may continue to grant equity-based awards under the Plan subject to shares remaining available for grant under the Plan.

Material Terms of the Amended Plan
Summary of the Amended Plan
This section summarizes certain principal features of the Amended Plan. The summary is qualified in its entirety by reference to the complete text of the Plan, as amended by the Amendment, which is attached as Annex B to this proxy statement. A copy of the Plan is attached as Annex B to the proxy statement on Schedule 14A that we filed with the SEC on March 18, 2021.

Eligibility and Administration. Our employees, consultants and directors, and employees and consultants of our subsidiaries, are eligible to receive awards under the Amended Plan. Currently, approximately 11,000 employees, 6 non-employee directors and 45 other individual service providers are eligible to receive awards under the Amended Plan.

The Amended Plan is administered by our board of directors or our compensation committee, either of which may delegate its duties and responsibilities to one or more committees of our directors and/or officers (referred to collectively as the plan administrator), subject to the limitations imposed under the Amended Plan and applicable laws. The plan administrator will have the authority to take all actions and make all determinations under the Amended Plan, to interpret the Amended Plan and award agreements and to adopt, amend and repeal rules for the administration of the Amended Plan as it deems advisable. The plan administrator will also have the authority to determine which service providers receive awards, grant awards and set the terms and conditions of all awards under the Amended Plan, including any vesting and vesting acceleration provisions, subject to the conditions and limitations in the Amended Plan.

Limitation on Awards and Shares Available. An aggregate of 6,000,000 shares of our Class A common stock initially were available for issuance under awards granted pursuant to the Plan (prior to the Amendment). As of December 31, 2022, there were 1,254,040 shares remaining available for grant under the Plan (assuming the payout of outstanding performance share awards at “target” performance goals). As described above, if this Proposal 5 is approved, then an aggregate of 19,000,000 shares of our common stock will be reserved for issuance under awards granted pursuant to the Amended Plan, which includes the 1,254,040 shares available for future issuance as of December 31, 2022 (assuming the payout of outstanding performance share awards at “target” performance goals), the number of shares already issued under the Plan, the number of shares covered by outstanding awards granted under the Plan as of December 31, 2022 and the 13,000,000 new shares subject to this Amendment. To the extent we grant any awards between December 31, 2022 and the May 18, 2023, the available share reserve under the Amended Plan will be reduced from 14,254,040 shares (i.e., the remaining available reserve as of December 31, 2022 (1,254,040 plus 13,000,000 shares) by the number of shares that we grant under the Plan, if any, during such period.

If an award under the Amended Plan or the 2019 Plan is forfeited, expires, is settled for cash or is repurchased at or below the price paid by the participant for such shares, any shares subject to such award may, to the extent of such forfeiture, expiration, cash settlement or repurchase, be used again for new grants under the Amended Plan. Further, shares delivered to us to satisfy any applicable tax withholding obligations with respect to a full value award (including shares retained by us from the award under the Amended Plan or the 2019 Plan creating the tax obligation) will become or again be available for award grants under the Amended Plan. However, the following shares may not be used again for grant under the Amended Plan: (i) shares subject to stock appreciation rights (“SARs”) that are not issued in connection with the stock settlement of the SAR on exercise, (ii) shares purchased on the open market with the cash proceeds from the exercise of options, and (iii) shares tendered or withheld to satisfy the exercise price or tax withholding obligation for any option or stock appreciation right (including any such award under the 2019 Plan). The payment of dividend equivalents in cash in conjunction with any awards under the Amended Plan will not reduce the shares available for grant under the Amended Plan. Shares issued under the Amended Plan may be authorized but unissued shares, treasury shares or shares purchased in the open market.

Awards granted under the Amended Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which we enter into a merger or similar corporate transaction will not reduce the shares available for grant under the Amended Plan but will count against the maximum number of shares that may be issued upon the exercise of ISOs.

The Amended Plan provides that the sum of any cash compensation and the aggregate grant date fair value (determined as of the date of the grant under ASC Topic 718, or any successor thereto) of all awards granted to a non-employee director as compensation for services as a non-employee director with respect to any fiscal year, or director limit, may not exceed the amount equal to $750,000.

Types of Awards
The Amended Plan provides for the grant of stock options, including ISOs and nonqualified stock options (“NSOs”), SARs, restricted stock, dividend equivalents, RSUs and other stock or cash based awards. Certain awards under the Amended Plan may constitute or provide for payment of “nonqualified deferred compensation” under Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the Amended Plan are evidenced by award agreements, which detail the terms and conditions of awards, including any applicable vesting (including performance-based vesting) and payment terms and post-termination exercise limitations. Awards other than cash awards generally are settled in shares of our common stock, but the applicable award agreement may provide for cash settlement of any award. A brief description of each award type follows.

•Stock Options and SARs. Stock options provide for the purchase of shares of our common stock in the future at an exercise price set on the grant date. ISOs, in contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a stock option or SAR may not be less than 100% of the fair market value of the underlying share on the grant date (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute awards granted in connection with a corporate transaction. The term of a stock option or SAR may not be longer than ten years (or five years in the case of ISOs granted to certain significant stockholders).

•Restricted Stock. Restricted stock is an award of nontransferable shares of our common stock that are subject to certain vesting conditions and other restrictions. Dividends with respect to restricted stock will only be paid to the extent that the vesting conditions of the underlying award are satisfied.

•RSUs. RSUs are contractual promises to deliver shares of our common stock in the future, which may also remain forfeitable unless and until specified conditions are met and may be accompanied by the right to receive the equivalent value of dividends paid on shares of common stock prior to the delivery of the underlying shares (i.e., dividend equivalent rights). The plan administrator may provide that the delivery of the shares underlying RSUs will be deferred on a mandatory basis or at the election of the participant. The terms and conditions applicable to RSUs will be determined by the plan administrator, subject to the conditions and limitations contained in the Amended Plan.

•Other Stock or Cash Based Awards. Other stock or cash based awards are awards of cash, fully vested shares of our common stock and other awards valued wholly or partially by referring to, or otherwise based on, shares of our common stock. Other stock or cash based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of compensation to which a participant is otherwise entitled.

•Dividend Equivalents. Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of our common stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of the dividend record dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator. Dividend equivalents will only be paid to the extent that the vesting conditions of the underlying award are satisfied.

Certain Transactions

The plan administrator has broad discretion to take action under the Amended Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our common stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our stockholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the Amended Plan and outstanding awards. In the event of a change in control (as defined in the Amended Plan), to the extent that the surviving entity declines to continue, convert, assume or replace outstanding awards, then all such awards will become fully vested and exercisable in connection with the transaction.

Minimum Vesting

The Amended Plan contains a minimum vesting requirement, subject to limited exceptions, that awards made pursuant to the Amended Plan may not vest earlier than the date that is one year following the grant date of the award. The limited exceptions allow the issuance of awards in an aggregate of up to 5% of the aggregate share limit without minimum vesting provisions, as well as the issuance of (i) awards delivered in lieu of cash compensation, (ii) annual equity grants to non-employee directors for which the vesting period runs from the date of one annual meeting of the Company’s stockholders to the next annual meeting of the Company’s stockholders and which is at least 50 weeks after the immediately preceding year’s annual meeting, and (iii) substitute awards. The plan administrator has the authority to waive the one-year vesting restrictions upon the participant's termination of service or in connection with a change in control.

No Repricing

Except in connection with certain changes in our capital structure, stockholder approval is required for any amendment that reduces the exercise price of any stock option or SAR, or cancels any stock option or SAR in exchange for cash, other awards or stock options or SARs with an exercise price per share that is less than the exercise price per share of the original stock options or SARs.

Plan Amendment and Termination

Our Board may amend or terminate the Amended Plan at any time; however, no amendment, other than an amendment that increases the number of shares available under the Amended Plan, may materially and adversely affect an award outstanding under the Amended Plan without the consent of the affected participant, and stockholder approval will be obtained for any amendment to the extent necessary to comply with applicable laws. The Amended Plan will remain in effect until the tenth anniversary of May 18, 2023, unless earlier terminated, but an ISO may not be granted after the tenth anniversary of the date on which the Amendment was adopted. No awards may be granted under the Amended Plan after its termination.

Foreign Participants, Clawback Provisions, Transferability and Participant Payments

The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. All awards will be subject to any company clawback policy as set forth in such clawback policy or the applicable award agreement. Awards under the Amended Plan are generally non-transferrable, except by will or the laws of descent and distribution, or, subject to the plan administrator’s consent, pursuant to a domestic relations order, and are generally exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the Amended Plan, the plan administrator may, in its discretion, accept cash or check, shares of our common stock that meet specified conditions, a “market sell order” or such other consideration as it deems suitable.

Material U.S. Federal Income Tax Consequences
The following is a general summary under current law of the principal United States federal income tax consequences related to awards under the Amended Plan. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

•Non-Qualified Stock Options. If an optionee is granted an NSO under the Amended Plan, the optionee should not have taxable income on the grant of the option. Generally, the optionee should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The optionee’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the optionee exercises such option. Any subsequent gain or loss will be taxable as a long-term or short-term capital gain or loss. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.

•Incentive Stock Options. A participant receiving ISOs should not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant should not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares of our common stock received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the ISO will be treated as one that does not meet the requirements of the Code for ISOs and the participant will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss. We or our subsidiaries or affiliates generally are not entitled to a federal income tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.

•Other Awards. The current federal income tax consequences of other awards authorized under the Amended Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as NSOs; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Section 83(b) election); RSUs, dividend equivalents and other stock or cash based awards are generally subject to tax at the time of payment. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.

Section 409A of the Code
Certain types of awards under the Amended Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest, penalties and additional state taxes). To the extent applicable, the Amended Plan and awards granted under the Amended Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the plan administrator, the Amended Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.

New Plan Benefits
The following table summarizes the equity awards that will be granted effective upon shareholder approval. Other than as set forth in the table below, neither our Board nor the Compensation Committee has made any determination to make future grants to any persons under the Amended Plan as of the date of this Proxy Statement. Therefore, it is not possible to determine the future benefits that will be received by these participants under the Amended Plan, or the benefits that would have been received by such participants if the Amended Plan had been in effect in the year ended December 31, 2022.

Named Executive Officers:	Dollar Value	Number of Shares
Robert W. Pittman, Chairman and Chief Executive Officer	—	—
Richard J. Bressler, President, Chief Operating Officer and Chief Financial Officer	—	—
Michael B. McGuinness, Executive Vice President, Deputy Chief Financial Officer & Head of Investor Relations	—	—
Jordan R. Fasbender, Executive Vice President, General Counsel and Secretary	—	—
Scott D. Hamilton, Chief Accounting Officer and Assistant Secretary	—	—
All Current Executive Officers as a Group	—	—
All Current Non-Executive Directors as a Group	—	—
All Employees, Including all Current Officers who are not Executive Officers, as a Group	—	2,579,000

Plan Benefits
The table below sets forth summary information concerning the number of shares of our common stock subject to outstanding equity awards granted to certain persons under the Amended Plan as of March 24, 2023. The per share market value of our common stock on that date was $4.00.

Named Executive Officers:	Options	Restricted Stock Units and Deferred Stock Units	Performance-Based Restricted Stock Units(a)
Robert W. Pittman, Chairman and Chief Executive Officer	—	325,998	765,657
Richard J. Bressler, President, Chief Operating Officer and Chief Financial Officer	—	325,998	730,141
Michael B. McGuinness, Executive Vice President, Deputy Chief Financial Officer & Head of Investor Relations	—	81,500	75,986
Jordan R. Fasbender, Executive Vice President, General Counsel and Secretary	—	65,200	60,789
Scott D. Hamilton, Chief Accounting Officer and Assistant Secretary	—	7,500	7,500
All Current Executive Officers as a Group	—	806,196	1,640,073
All Current Non-Executive Directors as a Group	—	130,109	—
Current Director Nominees:
Samuel E. Englebardt	—	37,174	—
Brad Gerstner	—	37,174	—
Cheryl Mills	—	—	—
Graciela Monteagudo	—	18,587	—
James A. Rasulo	—	18,587	—
Kamakshi Sivaramakrishnan	—	18,587	—
Each Associate of any such Directors, Executive Officers or Nominees	—	—	—
Each Other Person who Received or are to Receive 5% of Such Options or Rights	—	—	—
All Employees, Including all Current Officers who are not Executive Officers, as a Group	—	2,241,384	415,011
(a) Based on “target” PSU awards granted for currently outstanding awards; otherwise based on actual PSU awards vested.

Vote Required
Approval of the Amendment will require the affirmative vote of the majority of votes cast. Abstentions and broker non-votes will not be considered a vote cast and will have no effect on the voting for this proposal.

Board Recommendation

The Board recommends a vote “FOR” the approval of an amendment to the iHeartMedia, Inc. 2021 Long-Term Incentive Award Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding beneficial ownership of our Class A and Class B common stock and the Special Warrants as of March 24, 2023 by each person, or group of affiliated persons, known to us to be the beneficial owner of more than 5% of the outstanding shares of our Class A common stock as of such date based solely on the most recently available Schedules 13D and 13G filed with the SEC, as applicable.
The number of shares of Class A common stock beneficially owned by each person or entity is determined in accordance with the applicable rules of the SEC and includes voting or investment power with respect to shares of our Class A common stock. The information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of Class A common stock.

	Class A Common Stock(1)		Class B Common Stock(2,3)		Special Warrants(2,4)		Combined Beneficial Ownership(5)	Fully Converted(6)
	Number	Voting Percentage	Number	Percentage of Class	Number	Percentage of Class	Percentage
5% Class A Stockholders(7)
Pacific Investment Management Company LLC ("PIMCO")(8)	22,656,926	18.6%	2,103,836	9.8%	—	—%	20.0%	16.7%
Global Media & Entertainment Investments Ltd(9)	18,140,000	14.9%	—	—%	—	—%	14.9%	12.2%
The Vanguard Group, Inc.(10)	10,982,981	9.0%	—	—%	—	—%	9.0%	7.4%
BlackRock, Inc.(11)	8,565,276	7.0%	—	—%	—	—%	7.0%	5.8%
Oak Hill Advisors, L.P.(12)	3,880,530	3.2%	—	—%	4,761,000	93.1%	6.8%	5.8%
(1) Applicable percentage of ownership for each holder is based on 121,780,024 shares of Class A common stock outstanding on March 24, 2023.
(2) This table reflects all Class B common stock and Special Warrants that are currently convertible or convertible on or before May 23, 2023 into Class A common stock in compliance with certain ownership limitations imposed by our certificate of incorporation and/or FCC regulations in effect as of March 24, 2023. Pursuant to our certificate of incorporation, in certain circumstances, we may restrict the ownership, or proposed ownership, of shares of our Class A common stock, Class B common stock or Special Warrants by any person or entity.
(3) Applicable percentage of ownership for each holder is based on 21,474,570 shares of Class B common stock outstanding on March 24, 2023.
(4) Applicable percentage of ownership for each holder is based on 5,111,312 Special Warrants outstanding on March 24, 2023.
(5) Reflects beneficial ownership of Class A common stock as defined in Rule 13d-3(d)(1) of the Exchange Act. The percentage is calculated as all Class A common stock, Class B common stock and Special Warrants held by the reporting person that are currently convertible or convertible on or before May 23, 2023 in compliance with certain ownership limitations imposed by FCC regulations or our certificate of incorporation as of March 24, 2023.
(6) Reflects ownership of Class A common stock assuming the conversion of all outstanding Class B common stock and exercise of all outstanding Special Warrants into Class A common stock, including any securities that are not currently convertible or convertible on or before May 23, 2023 in compliance with FCC Regulatory Limitations in effect as of March 24, 2023. Applicable percentage of ownership for each holder is based on 121,780,024 shares of Class A common stock outstanding, 21,474,570 shares of Class B common stock outstanding and 5,111,312 Special Warrants outstanding on March 24, 2023.
(7) In accordance with Instruction 3 to Item 403 of Regulation S-K, this table is based solely on information contained in Schedules 13D and 13G filed with the SEC reporting beneficial ownership of more than 5 percent of our Class A common stock, except as specifically noted.
(8) As reported on Schedule 13G/A filed on February 14, 2023 with respect to beneficial ownership of the Company’s Class A common stock as of December 31, 2022. The securities reported are held by investment advisory clients or discretionary accounts of which PIMCO is the investment adviser. PIMCO reports beneficial ownership with respect to 24,760,762 shares of the Company’s Class A common stock, which reflects sole dispositive power over all such shares and sole voting power with respect to 22,634,809 of such shares. The shares of Class A common stock beneficially owned are comprised of 22,656,926 issued shares of Class A common stock and 2,103,836 shares of Class B common stock convertible into Class A common stock on or before May 23, 2023 in compliance with FCC Regulatory Limitations in effect as of March 24, 2023. The business address of each reporting person is 650 Newport Center Drive, Newport Beach, CA 92660.
(9) As reported on Schedule 13D/A filed on May 9, 2022 with respect to beneficial ownership of the Company’s Class A common stock as of May 9, 2022. The securities reported were reported as beneficially owned by Global Media & Entertainment Investments Ltd (formerly known as Honeycomb Investments Limited), a company organized under the laws of the Bahamas (“Global”), as to the Shares directly owned by it; The Global Media & Entertainment Investments Trust (formerly known as The Honeycomb Trust), a trust organized under the laws of the Bahamas (the “Trust”), as the sole stockholder of Global; James Hill, a citizen of the United Kingdom, and Simon Groom, a citizen of the United Kingdom (each individually a “Trustee” and collectively, the “Trustees”), as the trustees of Trust; and Michael Tabor, a citizen of the United Kingdom (the “Beneficiary”), as the beneficiary of the Trust. Global and each of the other reporting persons has shared voting and dispositive power with respect to the securities reported. The principal business address of Global, is c/o Rhone Services, Building # 2, Western Business Center, Mount Pleasant Village, Western Road, P.O. Box SP-63131, Nassau, Bahamas. The principal business address of the Trust is c/o Groom Hill, 24 Boulevard Princesse Charlotte, MC 98000 Monaco. The principal business address of the Trustees is c/o Groom Hill, 24 Boulevard Princesse Charlotte, MC 98000 Monaco. The principal business address of the Beneficiary is c/o Groom Hill, 24 Boulevard Princesse Charlotte, MC 98000 Monaco.
(10) As reported on Schedule 13G/A filed on February 9, 2023 with respect to beneficial ownership of the Company’s Class A common stock on December 31, 2022. The securities reported are beneficially owned by The Vanguard Group, Inc., which has shared voting power with respect to 160,418 shares of the Company’s Class A common stock, sole dispositive power with respect to 10,715,322 shares of the Company’s Class A common stock and shared dispositive power with respect to 267,659 of the Company’s Class A common stock. The business address of the reporting person is 100 Vanguard Blvd. Malvern, Pennsylvania 19355.
(11) As reported on Schedule 13G/A filed on February 3, 2023 with respect to beneficial ownership of the Company’s Class A common stock on December 31, 2022. The securities reported are beneficially owned by BlackRock, Inc., which has sole voting power with respect to 8,311,320 shares of the Company’s Class A common stock and sole dispositive power with respect to all of the securities reported. The business address of the reporting person is 55 East 52nd Street, New York, New York 10055.
(12) As reported on Schedule 13G filed on February 13, 2023 with respect to beneficial ownership of the Company’s Class A common stock as of December 31, 2022. The Schedule 13G is filed on behalf of Oak Hill Advisors, L.P., a Delaware limited partnership ("OHA"), as investment adviser to certain funds and client accounts (directly or through an affiliate) (together, the "Oak Hill Funds"), with respect to the shares of Class A Common Stock and the shares of Class A Common Stock issuable upon exercise of Special Warrants directly held by the Oak Hill Funds. The securities reported are held by Oak Hill Funds, which has sole voting power and dispositive power with respect to 8,641,530 shares of Class A Common Stock, including 4,761,000 shares of Class A Common Stock issuable upon exercise of Special Warrants. The business address of the reporting person is One Vanderbilt Avenue, 16th Floor, New York, New York 10017.

Ownership of our Class A and Class B common stock and the Special Warrants may be subject to compliance with various regulatory requirements, including those arising under Federal Communications Laws, federal securities laws, including Section 13 of the Exchange Act, the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and Section 203 of the General Corporation Law of the State of Delaware.

The following table sets forth information regarding beneficial ownership of our Class A common stock as of March 24, 2023, by each of our directors (which includes all nominees); our named executive officers; and all of our directors and executive officers as a group. Shares of our Class A common stock issuable under RSUs that will vest and stock options that will be exercisable on or before May 23, 2023, are deemed beneficially owned for computing the percentage ownership of the person holding the options or RSUs, but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated, the address of all directors and executive officers is 20880 Stone Oak Parkway, San Antonio, TX 78258. The inclusion of any shares deemed beneficially owned in this table does not constitute an admission of beneficial ownership of those shares.

	Class A Common Stock(1)
	Number	Percentage
Named Executive Officers and Directors
Robert W. Pittman(2)	2,518,726	2.0%
Richard J. Bressler(3)	2,255,388	1.8%
Brad Gerstner(4)	69,902	*
Samuel E. Englebardt(5)	19,801	*
Cheryl Mills(6)	30,750	*
Graciela Monteagudo(7)	6,280	*
James A. Rasulo(8)	87,591	*
Kamakshi Sivaramakrishnan(9)	44,999	*
Jordan R. Fasbender(10)	48,744	*
Michael B. McGuinness(11)	122,001	*
Scott D. Hamilton(12)	21,396	*
All executive officers and directors as a group (11 individuals)(13)	5,225,578	4.2%
* Less than 1%.
(1) Applicable percentage of ownership for each holder is based on 121,780,024 shares of Class A common stock outstanding on March 24, 2023.
(2) Represents 999,110 shares of Class A common stock, stock options that have vested or will vest by May 23, 2023 representing the right to purchase 1,389,218 shares of Class A common stock and 108,666 RSUs that will vest by May 23, 2023 that are held by Mr. Pittman and 21,732 shares of Class A common stock held by Pittman CC, LLC, an entity 96% owned by Mr. Pittman.
(3) Represents 757,504 shares of Class A common stock, stock options that have vested or will vest by May 23, 2023 representing the right to purchase 1,389,218 shares of Class A common stock and 108,666 RSUs that will vest by May 23, 2023 that are held by Mr. Bressler.
(4) Represents 51,315 shares of Class A common stock and 18,587 deferred stock units ("DSUs") that may be settled by May 23, 2023 that are held by Mr. Gerstner.
(5) Represents 1,214 shares of Class A common stock and 18,587 DSUs that may be settled by May 23, 2023 that are held by Mr. Englebardt.
(6) Represents 30,750 shares of Class A common stock that are held by Ms. Mills.
(7) Represents 6,280 shares of Class A common stock that are held by Ms. Monteagudo.
(8) Represents 87,591 shares of Class A common stock that are held by Mr. Rasulo.
(9) Represents 44,999 shares of Class A common stock that are held by Ms. Sivaramakrishnan.
(10) Represents 6,886 shares of Class A common stock, stock options that have vested or will vest by May 23, 2023 representing the right to purchase 20,125 shares of Class A common stock and 21,733 RSUs that will vest by May 23, 2023 that are held by Ms. Fasbender.
(11) Represents 63,035 shares of Class A common stock, stock options that have vested or will vest by May 23, 2023 representing the right to purchase 31,800 shares of Class A common stock and 27,166 RSUs that will vest by May 23, 2023 that are held by Mr. McGuinness.
(12) Represents 9,646 shares of Class A common stock, stock options that have vested or will vest by May 23, 2023 representing the right to purchase 9,250 shares of Class A common stock and 2,500 RSUs that will vest by May 23, 2023 that are held by Mr. Hamilton.
(13) Represents 2,058,330 shares of Class A common stock, vested stock options representing the right to purchase 2,839,611 shares of Class A common stock and 305,905 unvested RSUs and DSUs that will vest by May 23, 2023 held by our directors and executive officers as a group as of March 24, 2023 and 21,732 shares of Class A common stock held by Pittman CC, LLC.

Delinquent Section 16 Reports
Section 16(a) of the Exchange Act requires our directors, officers (as defined in Rule 16a-1(f) under the Exchange Act) and the holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Officers, directors and 10% stockholders are required by SEC rules to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of copies of Section 16(a) reports furnished to us and representations made to us, we believe that during 2022 our officers, directors and holders of more than 10% of our common stock complied with all Section 16(a) filing requirements.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Relationships and Transactions
As part of the employment agreement for Robert W. Pittman, we have agreed to provide him with an aircraft for his personal and business use during the term of his employment. On December 23, 2013, one of our subsidiaries entered into an aircraft lease (as amended from time to time, the "Lease") with FalconAgain, Inc., a company controlled by Mr. Pittman (“FalconAgain”), to lease an airplane for his use. On July 30, 2019, following prior review and approval by the Company’s Audit Committee, we extended the Lease until May 1, 2023. The Audit Committee’s review included an assessment to confirm the consistency of the proposed total costs of the Lease with all-in costs for leasing similar aircraft from third-party providers. On March 22, 2023, following prior review and approval by the Company’s Audit Committee, we extended the Lease until June 1, 2026. The Lease provides that we pay a monthly lease payment of $41,477 during the term of the Lease. Our subsidiary also is responsible for all related taxes, insurance and maintenance costs during the lease term (other than discretionary upgrades, capital improvements or refurbishment). During the year ended December 31, 2022, we paid FalconAgain $207,383.

Policies and Procedures for Related Person Transactions
We have adopted formal written policies and procedures for the review, approval or ratification of certain related person transactions involving us and, among others, any of our executive officers, directors or nominees for director or beneficial owner of more than 5% of any class of iHeartMedia’s voting securities, or their family members or the entities such individuals control (each a “Related Party”). Such transactions must be approved by the Audit Committee of our Board or by a majority of disinterested directors (if any Audit Committee members are involved in such transaction), except that no such approval shall be required for, among other things, certain exempt transactions provided in Item 404 of Regulation S-K. In reviewing such transactions, the Audit Committee must review the known, relevant material facts and circumstances, including (to the extent applicable) the benefits to the Company; the impact on a director’s independence; the availability of other sources for comparable products or services; the terms of the transaction; the terms available to unrelated third parties or to employees generally; the extent of the Related Party’s interest in the transaction; and whether the Related Party Transaction is overall, in or not inconsistent with the best interests of the Company. In addition, if our management, in consultation with our Chief Executive Officer or President, Chief Financial Officer and Chief Operating Officer determines that it is not practicable to wait until the next Audit Committee meeting to approve or ratify a particular transaction, then the Board has delegated authority to the Chairman of the Audit Committee to approve or ratify such transactions. The Chairman of the Audit Committee reports to the Audit Committee any transactions reviewed by him or her pursuant to this delegated authority at the next Audit Committee meeting.

 OUR EXECUTIVE OFFICERS
The following table sets forth the names, ages and positions of our current executive officers (as of April 5, 2023):

Name	Age	Position
Robert W. Pittman	69	Chief Executive Officer and Chairman
Richard J. Bressler	65	President, Chief Financial Officer, Chief Operating Officer and Director
Michael B. McGuinness	46	Executive Vice President – Finance and Deputy Chief Financial Officer
Jordan R. Fasbender	40	Executive Vice President, General Counsel and Secretary
Scott D. Hamilton	53	Senior Vice President, Chief Accounting Officer and Assistant Secretary
(1) See “Proposal One—Election of Directors” for more information about Mr. Pittman and Mr. Bressler
Robert W. Pittman was appointed our Chairman on May 17, 2013. Prior to adding the Chairmanship, he became the Chief Executive Officer of the Company in October 2011. For additional biographical information regarding Mr. Pittman, see “Proposal One—Election of Directors.”
Richard J. Bressler was appointed as our President and Chief Financial Officer in July 2013 and as our Chief Operating Officer in February 2015. For additional biographical information regarding Mr. Bressler, see “Proposal One—Election of Directors.”
Michael B. McGuinness has served as our Executive Vice President – Finance and Deputy Chief Financial Officer of iHeartMedia, Inc. since September 2019. From March 2016 to 2019, Mr. McGuinness was the Senior Vice President, Chief Accounting Officer and Treasurer of The Hain Celestial Group. From 2008 to 2016, Mr. McGuinness was at Monster Worldwide, Inc. in various finance positions within the company, most recently as Executive Vice President and Chief Financial Officer. Mr. McGuinness hold a B.S. from the State University of New York, Albany and is a Certified Public Accountant.
Jordan R. Fasbender has served as our Executive Vice President, General Counsel and Secretary of iHeartMedia since January 2021. Ms. Fasbender previously served as our Executive Vice President, Deputy General Counsel and Secretary from July 2019 to December 2021. From September 2013 to June 2019, Ms. Fasbender served as Senior Vice President and Associate General Counsel at Twenty-First Century Fox, Inc., an entertainment and media company. From September 2008 to July 2013, Ms. Fasbender was an Associate at Weil, Gotshal & Manges LLP, an international law firm. Ms. Fasbender holds a B.A from Emory University and a J.D. from Fordham School of Law.
Scott D. Hamilton has served as our Senior Vice President, Chief Accounting Officer and Assistant Secretary of iHeartMedia since April 2010. Mr. Hamilton was also the Senior Vice President, Chief Accounting Officer and Assistant Secretary of CCOH from April 2010 to May 2019. Mr. Hamilton served as Controller and Chief Accounting Officer of Avaya Inc., a multinational telecommunications company, from October 2008 to April 2010 and served in various other accounting and finance positions, beginning in October 2004. Prior thereto, Mr. Hamilton was employed by PwC from September 1992 until September 2004 in various roles including audit, global capital markets transaction services based in London, UK and technical accounting consulting services as part of PwC’s national office. Mr. Hamilton holds a B.B.A. degree in Accounting from Abilene Christian University and is a Certified Public Accountant.

 QUESTIONS AND ANSWERS ABOUT THE 2023 ANNUAL MEETING OF STOCKHOLDERS
WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?
The Record Date for the Annual Meeting is March 24, 2023. You are entitled to vote at the Annual Meeting only if you are a stockholder of record at the close of business on that date, or if you hold a valid proxy for the Annual Meeting. Each share of our Class A common stock entitles its holder to one vote per share on all matters presented to our stockholders. The holders of our Class B common stock are not entitled to vote on any matter before the Annual Meeting. At the close of business on March 24, 2023, there were 121,780,024 shares of Class A common stock issued and outstanding and entitled to vote at the Annual Meeting.
AM I ENTITLED TO VOTE IF I HOLD CLASS B COMMON STOCK OR SPECIAL WARRANTS?
The holders of our Class B common stock and our Special Warrants issued in connection with our Emergence are not entitled to vote on any matter before the Annual Meeting. If the holders of our Class B common stock convert their shares to Class A common stock or the holders of our Special Warrants exercise such warrants for shares of Class A common stock after the Record Date of March 24, 2023, such Class A common stock will not be entitled to vote at the Annual Meeting.

WHY HAVE I RECEIVED A “NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS”?

As permitted by SEC rules, we are making this proxy statement and our 2022 Annual Report available to certain of our stockholders electronically via the Internet. On or about April 5, 2023, we mailed to these stockholders a Notice of Internet Availability of Proxy Materials (“Internet Notice”) containing instructions on how to access this proxy statement and our 2022 Annual Report and vote online. If you received an Internet Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request them. Instead, the Internet Notice instructs you on how to access and review all of the important information contained in the proxy statement and 2022 Annual Report. The Internet Notice also instructs you on how you may submit your proxy over the Internet. If you received an Internet Notice by mail and would like to receive a printed copy of our proxy materials, then you should follow the instructions for requesting such materials contained on the Internet Notice.

WHAT IS THE DIFFERENCE BETWEEN BEING A “RECORD HOLDER” AND HOLDING SHARES IN “STREET NAME”?
A record holder holds shares in his or her name. Shares held in “street name” means shares that are held in the name of a bank or broker on a person’s behalf.
AM I ENTITLED TO VOTE IF MY SHARES ARE HELD IN “STREET NAME”?
Yes. If your shares are held by a bank or a brokerage firm, you are considered the “beneficial owner” of those shares held in “street name.” If your shares are held in street name, these proxy materials are being provided to you by your bank or brokerage firm, along with a voting instruction card if you received printed copies of our proxy materials. As the beneficial owner, you have the right to direct your bank or brokerage firm how to vote your shares, and the bank or brokerage firm is required to vote your shares in accordance with your instructions. If your shares are held in “street name,” you should contact your broker or other nominee to obtain your 16-digit control number or otherwise vote through the broker or other nominee.
HOW MANY SHARES MUST BE PRESENT TO HOLD THE ANNUAL MEETING?
A quorum must be present at the Annual Meeting for any business to be conducted. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the voting power of all outstanding shares of capital stock of the Company entitled to vote at the meeting constitutes a quorum for the transaction of business.
WHO CAN ATTEND AND VOTE AT THE 2023 ANNUAL MEETING OF STOCKHOLDERS?
Class A stockholders may participate in the Annual Meeting by visiting the following website: www.virtualshareholdermeeting.com/IHRT2023. To participate and vote at the Annual Meeting, you will need the 16-digit control number included on your Internet Notice, proxy card or on the instructions that accompanied your proxy materials. If your shares are held in “street name,” you should contact your broker or other nominee to obtain your 16-digit control number or otherwise vote through the broker or other nominee. You will need to obtain your own Internet access if you choose to attend the Annual Meeting online and/or vote over the Internet. If you lose your 16-digit control number, you may join the Annual Meeting as a “Guest” but you will not be able to vote, ask questions or access the list of stockholders as of the Record Date. Class B stockholders may also join the Annual Meeting as a “Guest.” The meeting webcast will begin promptly at 10:00 a.m. Eastern Time. We encourage you to access the meeting prior to the start time. Online check-in will begin 15 minutes before the meeting time, and you should allow ample time for check-in procedures.

WHY HOLD A VIRTUAL MEETING?
We believe a virtual meeting enables increased stockholder attendance and participation because stockholders can participate from any location around the world as well as improved communications, reduced environmental impact and cost savings for our stockholders and the Company compared to an in person meeting. You will be able to attend the Annual Meeting online and submit your questions by visiting www.virtualshareholdermeeting.com/IHRT2023. You also will be able to vote your shares electronically at the Annual Meeting by following the instructions above.

WHAT IF DURING THE CHECK-IN TIME OR DURING THE ANNUAL MEETING I HAVE TECHNICAL DIFFICULTIES OR TROUBLE ACCESSING THE VIRTUAL MEETING WEBSITE?
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website, and the information for assistance will be located on the Annual Meeting login page.
WILL THERE BE A QUESTION AND ANSWER SESSION DURING THE ANNUAL MEETING?
As part of the Annual Meeting, we will hold a live Q&A session, during which we intend to answer appropriate questions submitted by stockholders during or prior to the meeting that are pertinent to the Company and the meeting matters, for 15 minutes after the completion of the Annual Meeting, which the Company found was more than sufficient at the 2022 Annual Meeting. Only stockholders that have accessed the Annual Meeting as a stockholder (rather than a “Guest”) by following the procedures outlined above in “Who can attend and vote at the 2023 Annual Meeting of Stockholders?” will be permitted to submit questions during the Annual Meeting. If you would like to submit questions in advance of the Annual Meeting, please visit proxyvote.com before 11:59 P.M. Eastern Time on May 17, 2023 and enter your 16-digit control number. Each stockholder is limited to no more than two questions. Questions should be succinct and only cover a single topic. We will not address questions that are, among other things:
●    irrelevant to the business of the Company or to the business of the Annual Meeting;
●    related to material non-public information of the Company, including the status or results of our business since our last Quarterly Report on Form 10-Q;
●    related to any pending, threatened or ongoing litigation;
●    related to personal grievances;
●    derogatory references to individuals or that are otherwise in bad taste;
●    substantially repetitious of questions already made by another stockholder;
●    in excess of the two question limit;
●    in furtherance of the stockholder’s personal or business interests; or
●    out of order or not otherwise suitable for the conduct of the Annual Meeting as determined by the Chair or Corporate Secretary in their reasonable judgment.
Additional information regarding the Q&A session will be available in the “Rules of Conduct” available on the Annual Meeting webpage for stockholders that have accessed the Annual Meeting as a stockholder (rather than a “Guest”) by following the procedures outlined above in “Who can attend and vote at the 2023 Annual Meeting of Stockholders?”.
WHAT IF A QUORUM IS NOT PRESENT AT THE ANNUAL MEETING?
If a quorum is not present at the scheduled time of the Annual Meeting, the chairperson of the Annual Meeting may adjourn the Annual Meeting until a quorum is present or represented.
WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE SET OF PROXY MATERIALS OR MORE THAN ONE INTERNET NOTICE?
It means that your shares are held in more than one account at the transfer agent and/or with banks or brokers. Please vote all of your shares. To ensure that all of your shares are voted, for each set of proxy materials, please submit your proxy by phone, via the Internet or by signing, dating and returning the enclosed proxy card in the enclosed envelope.
HOW CAN I OBTAIN A PAPER COPY OF THE 2022 ANNUAL REPORT?
We will furnish, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2022, including consolidated financial statements but not including exhibits, to each of our stockholders of record on March 24, 2023, and to each beneficial stockholder on that date upon written request made to Jordan R. Fasbender, Secretary, iHeartMedia, Inc., 20880 Stone Oak Parkway, San Antonio, TX 78258. A reasonable fee will be charged for copies of requested exhibits.

HOW DO I VOTE?
We recommend that stockholders vote prior to the meeting by proxy even if they plan to attend the Annual Meeting and vote during the meeting. If you are a stockholder of record, there are three ways to vote by proxy:
●    by Internet—You can vote over the Internet at www.proxyvote.com by following the instructions on the Internet Notice or proxy card;
●    by Telephone—You can vote by telephone by calling 1-800-690-6903 and following the instructions on the Internet Notice or proxy card; or
●    by Mail—You can vote by mail by signing, dating and mailing the proxy card, which you may have received by mail.
Internet and telephone voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m., Eastern time, on May 17, 2023. We encourage stockholders to submit their proxy via telephone or the Internet.
If your shares are held in street name through a bank or broker, you will receive instructions on how to vote from the bank or broker. You must follow their instructions in order for your shares to be voted. Internet and telephone voting also may be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you would like to vote your shares at the Annual Meeting, you should contact your broker or other nominee to obtain your 16-digit control number or otherwise vote through the broker or other nominee.
CAN I CHANGE MY VOTE AFTER I SUBMIT MY PROXY?
Yes.
If you are a registered stockholder, you may revoke your proxy and change your vote:
●    by submitting a duly executed proxy bearing a later date;
●    by granting a subsequent proxy through the Internet or telephone;
●    by giving written notice of revocation to the Secretary of iHeartMedia prior to the Annual Meeting; or
●    by voting during the Annual Meeting.
Your most recent proxy card or Internet or telephone proxy is the one that is counted. Your attendance at the Annual Meeting by itself will not revoke your proxy unless you give written notice of revocation to the Secretary before your proxy is voted or you vote during the Annual Meeting.
If your shares are held in street name, you may change or revoke your voting instructions by following the specific directions provided to you by your bank or broker, or you may vote during the Annual Meeting by obtaining your 16-digit control number from your bank or broker or otherwise voting through your bank or broker.

WHO WILL COUNT THE VOTES?
A representative of Broadridge Financial Solutions, Inc., our inspector of election, will tabulate and certify the votes.
WHAT IF I DO NOT SPECIFY HOW MY SHARES ARE TO BE VOTED?
If you submit a proxy but do not indicate any voting instructions, the persons named as proxies will vote in accordance with the recommendations of the Board. The Board’s recommendations are indicated on page 3 of this proxy statement, as well as with the description of each proposal in this proxy statement.
WILL ANY OTHER BUSINESS BE CONDUCTED AT THE ANNUAL MEETING?
We know of no other business that will be presented at the Annual Meeting. If any other matter properly comes before the stockholders for a vote at the Annual Meeting, however, the proxy holders named on the Company’s proxy card will vote your shares in accordance with their best judgment.

HOW MANY VOTES ARE REQUIRED FOR THE APPROVAL OF THE PROPOSALS TO BE VOTED UPON AND HOW WILL ABSTENTIONS AND BROKER NON-VOTES BE TREATED?

Proposal	Voting Standard	Effect of Votes Withheld/Abstentions And Broker Non-Votes
Proposal No. 1: Election of the eight nominees named in the proxy statement as Directors, each for a one-year term ending at the 2024 annual meeting of stockholders	Plurality of votes cast	Votes withheld and broker non-votes will have no effect.
Proposal No. 2: To ratify the appointment of EY as our independent registered public accounting firm for the fiscal year ending December 31, 2023	Majority of votes cast	Abstentions will have no effect. We do not expect any broker non-votes on this proposal.
Proposal No. 3: To approve, on an advisory (non-binding) basis, the compensation of our named executive officers	Majority of votes cast	Abstentions and broker non-votes will have no effect.
Proposal No. 4: To approve, on an advisory (non-binding) basis, the frequency of future advisory (non-binding) votes on the compensation of our named executive officers	Majority of votes cast*	Abstentions and broker non-votes will have no effect.
Proposal No. 5: To approve an amendment to the iHeartMedia, Inc. 2021 Long-Term incentive Award Plan	Majority of votes cast	Abstentions and broker non-votes will have no effect.
* If no frequency receives the foregoing vote, then we will consider the option of ONE YEAR, TWO YEARS, or THREE YEARS that receives the highest number of votes cast to be the frequency recommended by stockholders.

WHAT IS AN ABSTENTION AND HOW WILL VOTES WITHHELD AND ABSTENTIONS BE TREATED?
A “vote withheld,” in the case of the proposal regarding the election of directors, or an “abstention,” in the case of the other proposals to be considered at the Annual Meeting, represents a stockholder’s affirmative choice to decline to vote on a proposal. Votes withheld and abstentions are counted as present and entitled to vote for purposes of determining a quorum. Votes withheld will have no effect on the election of directors, and abstentions will have no effect on the other proposals to be considered at the Annual Meeting.
WHAT ARE BROKER NON-VOTES AND DO THEY COUNT FOR DETERMINING A QUORUM?
Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares. A broker is entitled to vote shares held for a beneficial owner on routine matters, such as the ratification of the appointment of EY as our independent registered public accounting firm, without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on non-routine matters, such as Proposals One, Three, Four and Five. Broker non-votes count for purposes of determining whether a quorum is present.
WHERE CAN I FIND THE VOTING RESULTS OF THE 2023 ANNUAL MEETING OF STOCKHOLDERS?
We plan to announce preliminary voting results at the Annual Meeting, and we will report the final results in a Current Report on Form 8-K, which we intend to file with the SEC shortly after the Annual Meeting.

ADDITIONAL INFORMATION
Stockholder Proposals
Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our 2024 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act must submit the proposal to us at our principal executive offices, 20880 Stone Oak Parkway, San Antonio, TX 78258. Any proposal submitted pursuant to Rule 14a-8 must be received by us no later than December 7, 2023. We suggest that proponents submit their Rule 14a-8 proposals by certified mail, return receipt requested, addressed to our Secretary, Jordan R. Fasbender.
In addition, our Bylaws establish an advance notice procedure with regard to director nominations and other proposals by stockholders that are not intended to be included in our proxy materials, but that a stockholder instead wishes to present directly at an annual meeting. To be properly brought before the 2024 annual meeting of stockholders, a notice of the nomination or the matter the stockholder wishes to present at the meeting must be in writing and delivered to or mailed and received by our Secretary at our principal executive offices not later than the close of business on February 18, 2024 and not before the opening of business on January 19, 2024. However, if the 2024 annual meeting of stockholders is more than 30 days earlier or later than the first anniversary of the 2023 Annual Meeting, notice must be so delivered or received no earlier than the opening of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting and the 10th day following the date on which public disclosure of the date of such annual meeting was made. Our Bylaws also specify requirements relating to the content of the notice that stockholders must provide in order for a director nomination or other proposal to be properly presented at the 2024 annual meeting of stockholders.
In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules, any notice of director nomination submitted to the Company must include the additional information required by Rule 14a-19(b) under the Exchange Act.
Householding of Annual Meeting Materials
The SEC’s rules permit us to deliver a single set of proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one set of proxy materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the proxy materials, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the proxy materials for the Annual Meeting or in the future, contact Broadridge Financial Solutions, Inc. at 1-866-540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.
If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future proxy materials for your household, please contact Broadridge at the above phone number or address.
Other Matters
Our Board is not aware of any matter to be presented for action at the Annual Meeting other than the matters referred to above and does not intend to bring any other matters before the Annual Meeting. However, if other matters should properly come before the Annual Meeting, it is intended that holders of the proxies will vote thereon in their discretion.
Solicitation of Proxies
The accompanying proxy is solicited by and on behalf of our Board, whose notice of meeting is attached to this proxy statement, and the entire cost of such solicitation will be borne by us.
In addition to the use of the mails, proxies may be solicited by personal interview, telephone and email by directors, officers and other employees of iHeartMedia who will not be specially compensated for these services. We will also request that brokers, nominees, custodians and other fiduciaries forward soliciting materials to the beneficial owners of shares held of record by such brokers, nominees, custodians and other fiduciaries. We will reimburse such persons for their reasonable expenses in connection therewith.
We intend to file a proxy statement and WHITE proxy card with the SEC in connection with our solicitation of proxies for our 2024 annual meeting of stockholders. Stockholders may obtain our proxy statement (and any amendments and supplements thereto) and other documents as and when filed with the SEC without charge from the SEC’s website at: www.sec.gov.

Certain information contained in this proxy statement relating to the occupations and security holdings of our directors and officers is based upon information received from the individual directors and officers.

WE WILL FURNISH, WITHOUT CHARGE, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2022, INCLUDING CONSOLIDATED FINANCIAL STATEMENTS BUT NOT INCLUDING EXHIBITS, TO EACH OF OUR STOCKHOLDERS OF RECORD ON MARCH 24, 2023, AND TO EACH BENEFICIAL STOCKHOLDER ON THAT DATE UPON WRITTEN REQUEST MADE TO JORDAN R. FASBENDER, SECRETARY, IHEARTMEDIA, INC., 20880 STONE OAK PARKWAY, SAN ANTONIO, TX 78258. A REASONABLE FEE WILL BE CHARGED FOR COPIES OF REQUESTED EXHIBITS.
WHETHER OR NOT YOU PLAN TO ATTEND THE VIRTUAL ANNUAL MEETING, WE URGE YOU TO VOTE YOUR SHARES VIA THE TOLL-FREE TELEPHONE NUMBER OR OVER THE INTERNET, AS DESCRIBED IN THIS PROXY STATEMENT. IF YOU RECEIVED A COPY OF THE PROXY CARD BY MAIL, YOU MAY SIGN, DATE AND MAIL THE PROXY CARD IN THE ENCLOSED RETURN ENVELOPE. PROMPTLY VOTING YOUR SHARES WILL ENSURE THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING AND WILL SAVE US THE EXPENSE OF FURTHER SOLICITATION.
By Order of the Board of Directors,

Jordan R. Fasbender
Executive Vice President, General Counsel and Secretary
San Antonio, TX
April 5, 2023

Annex A

Supplemental Disclosure Regarding Non-GAAP Financial Information

Non-GAAP Financial Measures

We define Adjusted EBITDA as consolidated Operating income (loss) adjusted to exclude restructuring expenses included within Direct operating expenses and SG&A expenses, and share-based compensation expenses included within SG&A expenses, as well as the following line items presented in our Statements of Operations: Depreciation and amortization, Impairment charges and Other operating expense, net. Alternatively, Adjusted EBITDA is calculated as Net (loss) income, adjusted to exclude Income tax (benefit) expense, Interest expense, net, Depreciation and amortization, Gain (loss) on investments, net, Gain (loss) on extinguishment of debt, Other expense (income), net, Equity in loss (income) of nonconsolidated affiliates, net, Impairment charges, Other operating expense, net, Share-based compensation expense, and restructuring expenses. Restructuring expenses primarily include expenses incurred in connection with cost-saving initiatives, as well as certain expenses, which, in the view of management, are outside the ordinary course of business or otherwise not representative of the Company's operations during a normal business cycle.

We use Adjusted EBITDA, among other measures, to evaluate the Company’s operating performance. This measure is among the primary measures used by management for the planning and forecasting of future periods, as well as for measuring performance for compensation of executives and other members of management. We believe this measure is an important indicator of our operational strength and performance of our business because it provides a link between operational performance and operating income. It is also a primary measure used by management in evaluating companies as potential acquisition targets. We believe the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. We believe it helps improve investors’ ability to understand our operating performance and makes it easier to compare our results with other companies that have different capital structures or tax rates. In addition, we believe this measure is also among the primary measures used externally by our investors, analysts and peers in our industry for purposes of valuation and comparing our operating performance to other companies in our industry. Since Adjusted EBITDA is not a measure calculated in accordance with generally accepted accounting principles (“GAAP”), it should not be considered in isolation of, or as a substitute for, operating income or net (loss) income as an indicator of operating performance and may not be comparable to similarly titled measures employed by other companies. Adjusted EBITDA is not necessarily a measure of our ability to fund our cash needs. Because it excludes certain financial information compared with operating income and compared with consolidated net (loss) income, the most directly comparable GAAP financial measures, users of this financial information should consider the types of events and transactions which are excluded.

We define Free Cash Flow as Cash provided by operating activities less capital expenditures, which is disclosed as Purchases of property, plant and equipment in the Company's Consolidated Statements of Cash Flows. We define Adjusted Free Cash Flow as Free Cash Flow further adjusted to include proceeds from real estate sales. We use Free Cash Flow and Adjusted Free Cash Flow, among other measures, to evaluate the Company’s liquidity and its ability to generate cash flow. We believe that Free Cash Flow and Adjusted Free Cash Flow are meaningful to investors because they provide them with a view of the Company's liquidity after deducting capital expenditures, which are considered to be a necessary component of ongoing operations; and include proceeds from real estate sales in the case of Adjusted Free Cash Flow. In addition, we believe that Free Cash Flow and Adjusted Free Cash Flow helps improve investors' ability to compare our liquidity with that of other companies.

Since Free Cash Flow and Adjusted Free Cash Flow are not measures calculated in accordance with GAAP, they should not be considered in isolation of, or as a substitute for, Cash provided by operating activities and may not be comparable to similarly titled measures employed by other companies. Free Cash Flow and Adjusted Free Cash Flow is not necessarily a measure of our ability to fund our cash needs.

Reconciliation of Operating Income to Adjusted EBITDA

(In thousands)	Year Ended December 31,
	2022	2021
Operating income	$56,860	$154,857
Depreciation and amortization	445,664	469,417
Impairment charges	311,489	57,734
Other operating expense, net	24,998	32,320
Share-based compensation expense	35,457	23,543
Restructuring expenses	75,821	73,262
Adjusted EBITDA	$950,289	$811,133

Reconciliation of Net Loss to EBITDA and Adjusted EBITDA

(In thousands)	Year Ended December 31,
	2022	2021
Net loss	$(262,670)	$(158,389)
Income tax expense	4,719	8,391
Interest expense, net	341,674	332,384
Depreciation and amortization	445,664	469,417
EBITDA	$529,387	$651,803
(Gain) loss on investments, net	1,045	(43,643)
(Gain) loss on extinguishment of debt	(30,214)	11,600
Other (income) expense, net	2,295	3,376
Equity in (income) loss of nonconsolidated affiliates	11	1,138
Impairment charges	311,489	57,734
Other operating expense, net	24,998	32,320
Share-based compensation expense	35,457	23,543
Restructuring expenses	75,821	73,262
Adjusted EBITDA	$950,289	$811,133

Reconciliation of Cash Provided by Operating Activities to Free Cash Flow and Free Cash Flow including net proceeds from real estate sales

(In thousands)	Year Ended December 31,
	2022	2021
Cash provided by operating activities	$420,075	$330,573
Purchases of property, plant and equipment	(160,969)	(183,372)
Free cash flow	$259,106	$147,201
Net proceeds from real estate sales(1)	32,335	22,154
Free cash flow including net proceeds from real estate sales (Adjusted Free Cash Flow)	$291,441	$169,355
(1) During the years 2022 and 2021, we deployed significant capital expenditures to accelerate the proactive streamlining of our real estate footprint aimed at reducing our structural cost base. This initiative has succeeded in making certain real estate assets redundant, enabling the Company to sell such assets to partially fund the initiative’s gross capital expenditures.

Annex B

AMENDMENT TO THE
IHEARTMEDIA, INC. 2021 LONG-TERM INCENTIVE AWARD PLAN

THIS AMENDMENT TO the IHEARTMEDIA, INC. LONG-TERM INCENTIVE AWARD PLAN (this “Amendment”) is made and adopted by iHeartMedia, a Delaware corporation (the “Company”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Plan (as defined below).

RECITALS

WHEREAS, the Company maintains the iHeartMedia, Inc. 2021 Long-Term Incentive Award Plan (as amended from time to time, the “Plan”);

WHEREAS, the Board of Directors of the Company (the “Board”) has delegated authority to its Compensation Committee to serve as the “Administrator” of the Plan (as defined in and within the meaning of the Plan) and, pursuant to Section 3.2 of the Plan, the Board may re-vest in itself the authority to serve as the Administrator of the Plan at any time;

WHEREAS, pursuant to Section 10.4 of the Plan, the Plan may be amended by the Administrator at any time and for any reason, subject to the terms of the Plan; and

WHEREAS, the Board has adopted this Amendment, subject to approval by the stockholders of the Company within twelve months following the date of such action.

NOW, THEREFORE, in consideration of the foregoing, the Company hereby amends the Plan as follows, subject to approval by the stockholders of the Company within twelve months following the date of Board adoption of this Amendment:

1.Section 4.3 of the Plan is hereby amended and restated in its entirety to read as follows:

“4.3 Incentive Stock Option Limitations. Notwithstanding anything to the contrary herein, no more than 19,000,000 Shares may be issued pursuant to the exercise of Incentive Stock Options.”

2.Section 10.3 of the Plan is hereby amended and restated in its entirety to read as follows.

“10.3 Effective Date and Term of Plan. Unless earlier terminated by the Board, the Plan will become effective on the date the Company’s stockholders approve the Plan and will remain in effect until the tenth anniversary of May 18, 2023, but Awards previously granted may extend beyond that date in accordance with the Plan. Notwithstanding anything to the contrary in the Plan, an Incentive Stock Option may not be granted under the Plan after 10 years from March 28, 2023.”

3.Section 11.26 of the Plan is hereby amended and restated in its entirety to read as follows:

“11.26 “Overall Share Limit” means the (a) sum of 19,000,000 Shares1 and (b) Shares which, as of the original effective date of the Plan (the "Effective Date"), are subject to Prior Plan Awards which, on or following such date, become available for issuance under the Plan pursuant to Article IV (which aggregate number added to the Overall Share Limit shall not exceed 10,743,222 Shares).”

4.This Amendment shall be and is hereby incorporated in and forms a part of the Plan; provided that the Amendment shall be subject to approval by the stockholders of the Company within twelve (12) months of the date hereof.

5.Except as expressly provided herein, all other terms and provisions of the Plan shall remain unchanged and in full force and effect.

1 Represents original 6,000,000 share limit plus 13,000,000 new shares subject to approval by stockholders.

As of December 31, 2022, 1,254,040 Shares remained available for future grant. To the extent the Company grants any Awards under the Plan between December 31, 2022 and the date on which the Company’s stockholders approve this Amendment, the maximum number of Shares that is available for future grant (if this Amendment is approved) will be reduced from 14,254,040 Shares (i.e., the remaining available Shares subject to the Overall Share Limit as of December 31, 2022, plus 13,000,000 Shares) by the number of Shares that the Company grants under the Plan, if any, during such period.

IN WITNESS WHEREOF, I hereby certify that this Amendment was duly adopted by the Board of Directors of iHeartMedia, Inc. on March 28, 2023 and was approved by the stockholders of iHeartMedia, Inc. on May 18, 2023.

iHeartMedia, Inc.

By: __________________________
[__________]
[__________]

Date: _________________________

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 17, 2023 for shares held directly. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/IHRT2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 17, 2023 for shares held directly. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V04954-P85636 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

IHEARTMEDIA, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. The election of the following eight director nominees, each for a one-year term ending at the 2024 Annual Meeting of Stockholders.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Robert W. Pittman
02) James A. Rasulo
03) Richard J. Bressler
04) Samuel E. Englebardt
05) Brad Gerstner
06) Cheryl Mills
07) Graciela Monteagudo
08) Kamakshi Sivaramakrishnan

The Board of Directors recommends you vote FOR the following proposals:

The Board of Directors recommends you vote 1 YEAR on the following proposal:

	1 Year	2 Years	3 Years	Abstain
4. The approval, on an advisory (non-binding) basis, of the frequency of future advisory (non-binding) votes on the compensation of our named executive officers.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

NOTE: Such other business as may properly come before the meeting or any adjournment, continuation or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date